    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 31, 2002

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                          WHEELING ISLAND GAMING, INC.
                  As Issuer and Registrant of Debt Securities

                            WDRA FOOD SERVICE, INC.
                        WHEELING LAND DEVELOPMENT CORP.
                    As Issuers and Registrants of Guarantees
         (Exact name of co-registrants as specified in their charters)

           DELAWARE                        7993
        WEST VIRGINIA                      5812                    16-1333214
        WEST VIRGINIA                      6552                    16-1497324
 (State or other jurisdiction        (Primary Standard             16-1601293
              of                        Industrial              (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification Number)

                         ------------------------------

                              1 SOUTH STONE STREET
                         WHEELING, WEST VIRGINIA 26003
                                 (304) 232-5050
              (Address, including zip code, and telephone number,
       including area code, of registrants' principal executive offices)
                         ------------------------------

                                SCOTT L. COOPER
                                   PRESIDENT
                          WHEELING ISLAND GAMING, INC.
                              1 SOUTH STONE STREET
                         WHEELING, WEST VIRGINIA 26003
                                 (304) 232-5050
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                WITH A COPY TO:
                              JULIE M. ALLEN, ESQ.
                               PROSKAUER ROSE LLP
                                 1585 BROADWAY
                         NEW YORK, NEW YORK 10036-8299
                                 (212) 969-3000
                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM   PROPOSED MAXIMUM     AMOUNT OF
             TITLE OF EACH CLASS OF                 AMOUNT TO BE    OFFERING PRICE        AGGREGATE       REGISTRATION
           SECURITIES TO BE REGISTERED               REGISTERED        PER NOTE        OFFERING PRICE        FEE(1)
10 1/8% Senior Exchange Notes due 2009...........   $125,000,000         100%           $125,000,000        $11,500
Guarantees of 10 1/8% Senior Exchange Notes due
2009.............................................        --               --                 --               (2)

(1) Calculated pursuant to Rule 457(f)(2) based on the book value on       of
    the New Notes to be issued by the registrant in the exchange described herein.

(2) Pursuant to Rule 457(n), no additional registration fee is payable with respect to the Guarantees.

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), DETERMINES.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED JANUARY 31, 2002
The information in this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                          WHEELING ISLAND GAMING, INC.

                               OFFER TO EXCHANGE
                     10 1/8% SENIOR EXCHANGE NOTES DUE 2009
                              FOR ALL OUTSTANDING
                         10 1/8% SENIOR NOTES DUE 2009
                               ------------------

    We hereby offer, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal, which together constitute the Exchange Offer, to exchange $125,000,000 aggregate principal amount of our 10 1/8% Senior Exchange Notes due 2009, or the New Notes, for $125,000,000 aggregate principal amount of our issued and outstanding 10 1/8% Senior Notes due 2009, or the Old Notes, and, collectively with the New Notes, the Notes.

THE NEW NOTES:

    The terms of the New Notes are substantially identical to the Old Notes, except that some of the transfer restrictions and registration rights relating to the Old Notes will not apply to the New Notes.

    - Maturity: The New Notes will mature on December 15, 2009.

    - Interest Payments: The New Notes will pay interest semi-annually in cash in arrears on June 15 and December 15 of each year, starting on June 15, 2002.

    - Guarantees: All of our existing and future domestic subsidiaries will be guarantors of the New Notes on a senior unsecured basis.

    - Ranking: The New Notes will be our senior unsecured obligations. The guarantees will be senior unsecured obligations of the guarantors. The New Notes and the guarantees will be effectively subordinated to all of our and the guarantors' existing and future senior secured indebtedness, including borrowings under our new revolving credit facility.

    - Optional Redemption: The New Notes will be redeemable on or after December 15, 2005. In addition, we may redeem up to 20% of the New Notes before December 15, 2004 with the net cash proceeds from certain equity offerings.

THE EXCHANGE OFFER:

    - The Exchange Offer will expire at 5:00 p.m., New York City time, on
                  , 2002, unless extended.

    - The Exchange Offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, or the Commission.

    - Subject to the satisfaction or waiver of specified conditions, we will exchange the New Notes for all Old Notes that are validly tendered and not withdrawn prior to the expiration of the Exchange Offer.

    - Tenders of Old Notes may be withdrawn at any time before the expiration of the Exchange Offer.

    - We will not receive any proceeds from the Exchange Offer.
                            ------------------------

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where the Old Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Commission declares the Registration Statement effective, we will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  THE EXCHANGE OFFER INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 13.

    Neither the West Virginia Lottery Commission, the West Virginia Racing Commission, the United States Securities and Exchange Commission nor any other federal or state agency has passed upon the accuracy or adequacy of this Prospectus or the investment merits of the New Notes. Any representation to the contrary is unlawful.
                            ------------------------

                  The date of this Prospectus is           , 2002.

    You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized any person to provide you with any information or represent anything not contained in this Prospectus, and, if given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to sell the New Notes in any jurisdiction where an offer or sale is not permitted.

                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Forward-Looking Statements..................................        ii
Prospectus Summary..........................................         1
Risk Factors................................................        13
The Exchange Offer..........................................        23
Use of Proceeds.............................................        31
Capitalization..............................................        32
Selected Historical Consolidated Financial Data.............        33
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................        35
Business....................................................        45
Government Regulation.......................................        52
Management..................................................        56
Principal Shareholders......................................        57
Certain Relationships and Related Transactions..............        58
Description of Certain Indebtedness.........................        59
Description of the New Notes................................        60
United States Federal Income Tax Considerations.............       100
Plan of Distribution........................................       104
Legal Matters...............................................       105
Experts.....................................................       105
Available Information and Incorporation by Reference........       105
Index to Consolidated Financial Statements..................       F-1
Unaudited Pro Forma Consolidated Financial Statements.......       P-1

                           FORWARD-LOOKING STATEMENTS

    This Prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws, including any projections of earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations, including plans for the Wheeling Downs expansion; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect," "seek" or "anticipate" and other similar words. Such forward-looking statements may be contained in the sections "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," among other places.

    Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this Prospectus. We do not intend, and undertake no obligation, to update any forward-looking statement. Presently known risk factors include, but are not limited to, the following factors:

    - dependence on a single gaming site;

    - government regulation;

    - competition within the gaming industry;

    - failure to complete our Wheeling Downs expansion on budget and on time;

    - recession or economic downturn; and

    - our high leverage.

    We urge you to review carefully the section "Risk Factors" in this Prospectus for a more complete discussion of the risks of participating in the Exchange Offer.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE DECIDING WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER. UNLESS THE CONTEXT INDICATES OTHERWISE, ALL REFERENCES TO "WHEELING DOWNS," "WE," "OUR," "OURS" AND "US" REFER TO WHEELING ISLAND GAMING, INC. AND ITS CONSOLIDATED SUBSIDIARIES. SEE THE FOOTNOTES TO "SUMMARY HISTORICAL FINANCIAL DATA" FOR A DEFINITION OF EBITDA. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. SEE "FORWARD-LOOKING STATEMENTS." SEE "RISK FACTORS" FOR CERTAIN FACTORS, INCLUDING FACTORS AFFECTING FORWARD-LOOKING STATEMENTS, THAT YOU SHOULD CONSIDER PRIOR TO PARTICIPATING IN THE EXCHANGE OFFER.

                                 WHEELING DOWNS

    We own and operate Wheeling Downs Racetrack & Gaming Center, a premier gaming and entertainment complex located in Wheeling, West Virginia. Wheeling Downs features 1,537 slot machines, a greyhound racetrack, pari-mutuel wagering on live greyhound racing and simulcast greyhound, thoroughbred and harness racing and various dining venues. For the twelve months ended September 30, 2001, our revenues and EBITDA were $78.4 million and $37.5 million, respectively.

    Wheeling Downs Racetrack & Gaming Center is a 174,000-square foot facility that, as of December 31, 2001, featured:

    - 33,160 square feet of gaming area with 1,537 slot machines;

    - a 1/4 mile greyhound racetrack with a 2,400-seat grandstand and mezzanine area;

    - a full-service 600-seat clubhouse restaurant, a 145-seat buffet-style restaurant, four concession stands, three lounges and two bars; and

    - 1,800 parking spaces.

    Since the commencement of our gaming operations in September 1994, we have achieved significant revenue and EBITDA growth. During the first full year of our gaming operations ended December 31, 1995, Wheeling Downs generated revenues of $21.8 million and EBITDA of $6.1 million. For the twelve months ended September 30, 2001, our revenues and EBITDA were $78.4 million and $37.5 million, respectively. Such increase has been due principally to our increasing the number of slot machines at our facility from 400 machines in 1994 to 1,400 machines as of September 30, 2001. Our slot machines include mechanical spinning reel slot machines and video lottery terminals with either coin-out or voucher-out functionality. As of December 31, 2001, we had expanded our number of slot machines to 1,537. In April 2001, the West Virginia legislature approved an increase in the maximum bet limit for slot machines from $2.00 to $5.00 per bet. As a result of the increase in the number of slot machines and the increase in the maximum bet limit, we expect EBITDA to increase in 2002 relative to 2001.

    Wheeling Downs is located centrally at the tri-state intersection of Ohio, Pennsylvania and West Virginia. As a result, we believe that Wheeling Downs has established customer bases in the major population centers of Akron, Canton, Columbus and Youngstown, Ohio and Pittsburgh, Pennsylvania, in addition to the local regional market. Patrons from these major population centers enjoy convenient access to our facility via Interstate Route 70, a major four-lane highway adjacent to our property.

    Our strategy is to grow our profitable gaming business by attracting increasing numbers of repeat guests. We attract these repeat guests by offering them a high-quality entertainment experience through our slot machine gaming, along with live and simulcast pari-mutuel wagering. We continuously seek to upgrade the mix of slot machines available to our customers, maintain high standards of quality for our food and beverage operations and provide superior customer service. Since 1998, we have invested $23.9 million in our gaming operations, including the expansion of our Island Room and the renovation of our Fairgrounds Room. We believe that our gaming operations have been and will continue to be major factors in attracting our target customers. The Preferred Player Club is the primary promotional tool used to develop gaming customer loyalty. The Preferred Player Club is administered through a player tracking system and provides customers with reward incentives for increased levels of play. As of November 1, 2001, total club membership was in excess of 100,000 members with an average of over 1,200 new members joining per week for the first nine months of 2001. For the nine months ended September 30, 2001, gaming revenues from our Preferred Player Club members accounted for at least 38% of our total gaming revenues.

                          THE WHEELING DOWNS EXPANSION

    To accommodate growing demand, we plan to develop the Wheeling Downs expansion, a gaming and hotel expansion that will be adjacent to, and connected with, our existing gaming facility. We believe that during fiscal year 2001, the slot machine utilization rate for weekends and promotion days at our facility has exceeded 80% and at certain times approached 100%. By increasing the number of slot machines and the gaming square footage available, we will be able to offer a less congested, more attractive facility to our customers, thereby improving overall customer satisfaction. Current plans for the Wheeling Downs expansion include:

    - 30,000 square feet of gaming area with 550 slot machines;

    - a 150-room hotel;

    - one fine dining restaurant, one casual dining restaurant and bar and lounge areas;

    - a 600-seat multi-purpose showroom; and

    - 190 covered parking spaces plus additional outdoor parking spaces.

    We expect the cost of designing, developing, constructing and equipping the Wheeling Downs expansion to be approximately $60.0 million, including architect fees. We are negotiating a guaranteed maximum price contract with the construction manager for the project, Louis P. Ciminelli Construction Company, which is expected to cover the so-called "hard" costs of the expansion construction. The remainder of the costs not covered by this contract will include furniture and fixtures, gaming-related equipment and other equipment costs, including food and beverage equipment, computer equipment, security equipment and point of sale systems. The Wheeling Downs expansion will be funded through cash provided by our operating activities and borrowings under our new revolving credit facility.

    The preparatory phase of the Wheeling Downs expansion, which includes relocation of utilities and parking space, began in October 2001. We expect to complete the expansion and open the new area for gaming by June 2003. The 30,000 square feet of additional gaming space is planned to accommodate a total of 1,100 slot machines, thereby allowing for future additional gaming expansion.

                                   THE MARKET

    The West Virginia Racetrack Video Lottery Act, or the Lottery Act, provides that only licensed greyhound or horse racing facilities that were licensed prior to January 1, 1994, and which conduct a minimum number of days of live racing, may offer slot machine gaming. We are one of four licensed racing facilities that have approval to offer slot machine gaming in West Virginia. We consider only one of the other three facilities, located approximately 50 miles north of our facility, to be a direct competitor.

    Our primary market consists of the 100-mile radius around Wheeling, West Virginia, including the major cities of Akron, Canton and Youngstown, Ohio and Pittsburgh, Pennsylvania, and, in addition, Columbus, Ohio. According to data from the West Virginia Lottery Commission, or the Lottery Commission, annual gaming revenues (representing gross terminal income) generated in West Virginia were $438.1 million for the State's fiscal year ended June 30, 2001, a 54.7% increase over the prior year period. According to Lottery Commission data, during the three-month period ended September 30, 2001, gaming revenues were $143.3 million, representing an increase of 34.7% over the same period in the prior year. According to the most recently available U.S. Census data:

    - there were approximately 5.3 million adults living within 100 miles of our facility and 1.8 million adults living within 50 miles of our facility; and

    - there were approximately 2.7 million households within 100 miles of our facility with an average household income of approximately $49,200.

    Our market share of gaming revenue (representing gross terminal income) during the State's fiscal year ended June 30, 2001 was 22.3%. Our market share of gaming revenue during the period from July 1, 2001 to December 1, 2001 was 23.0%. As of December 1, 2001, we had 20.7% of the total number of slot machines operating in West Virginia. The current market for our facility consists primarily of day-trip customers from the surrounding area who generally live within the 100-mile radius of our facility. We believe that the location of our facility, along with the additional gaming capacity and amenities that will be available once the Wheeling Downs expansion is completed, will enable us to grow our share of gaming revenues within our primary market. We also believe that adding lodging, meeting rooms, entertainment and expanded food and beverage components will attract new customers in the outlying areas of our primary market who may be willing to drive farther for gaming activity because there will be a hotel facility for overnight stays.

                              RECENT DEVELOPMENTS

STOCK PURCHASE TRANSACTION

    We were formerly an equally owned subsidiary of Sportsystems Corporation and WHX Entertainment Corp. On December 19, 2001, we acquired all of the shares of our common stock held by WHX for total consideration of $105.0 million in cash. Of the $105.0 million total consideration, $90.0 million is attributable to the purchase price for the shares and $15.0 million is attributable to a non-compete agreement entered into with WHX. As a result of such stock purchase, we are now a wholly owned subsidiary of Sportsystems. Sportsystems is a wholly owned subsidiary of Delaware North Companies, Incorporated.

    Delaware North is a privately held international corporation headquartered in Buffalo, New York. Through its subsidiaries, Delaware North is a recognized leader in food service, retail, recreation and hospitality management at sports venues, airports, state and national parks and major tourist attractions throughout the U.S., Canada, Australia and New Zealand. Delaware North has approximately $1.0 billion in annual revenues and over 20,000 employees. According to FORBES magazine, Delaware North was ranked 153 out of the 500 largest private companies in the U.S. in 2001.

FINANCING TRANSACTIONS

    We used the proceeds from the offering of the Old Notes, or the Offering, to finance the stock purchase transaction, to repay the outstanding indebtedness under our original $20.0 million revolving credit facility, to pay related fees and expenses and for general corporate purposes. Concurrent with the Offering, we entered into a new $40.0 million revolving credit facility. The Wheeling Downs expansion will be funded through cash provided by our operating activities and borrowings under our new revolving credit facility.

                            ------------------------

    Our principal executive offices are located at 1 South Stone Street, Wheeling, West Virginia 26003 and our telephone number is (304) 232-5050. Prior to November 2001, we were a West Virginia corporation named Wheeling Downs Racing Association, Inc. In November 2001, we reincorporated as a Delaware corporation and changed our name to Wheeling Island Gaming, Inc.

                         SUMMARY OF THE EXCHANGE OFFER

    THE SUMMARY BELOW DESCRIBES THE PRINCIPAL TERMS OF THE EXCHANGE OFFER. THE DESCRIPTION BELOW IS SUBJECT TO IMPORTANT LIMITATIONS AND EXCEPTIONS. "THE EXCHANGE OFFER" SECTION OF THIS PROSPECTUS CONTAINS A MORE DETAILED DESCRIPTION OF THE EXCHANGE OFFER.

The Exchange Offer.........................  We are offering to exchange $1,000 principal amount of the New Notes, which have been registered under the
                                             Securities Act, for each $1,000 principal of the Old
                                             Notes, which have not been registered under the
                                             Securities Act. We issued the Old Notes on
                                             December 19, 2001.

                                             In order to exchange your Old Notes, you must promptly
                                             tender them before the Expiration Date (as defined
                                             herein). All Old Notes that are validly tendered and
                                             not validly withdrawn will be exchanged. We will issue
                                             the New Notes on or promptly after the Expiration
                                             Date.

                                             You may tender your Old Notes for exchange in whole or
                                             in part in integral multiples of $1,000 principal
                                             amount.

Registration Rights Agreement..............  We sold the Old Notes on December 19, 2001 to Banc of
                                             America Securities LLC and Wells Fargo Brokerage
                                             Services, LLC or, collectively, the Initial
                                             Purchasers. Simultaneously with that sale, we signed a
                                             Registration Rights Agreement with the Initial
                                             Purchasers relating to the Old Notes that requires us
                                             to conduct this Exchange Offer.

                                             You have the right under the Registration Rights
                                             Agreement to exchange your Old Notes for New Notes.
                                             The Exchange Offer is intended to satisfy such right.
                                             After the Exchange Offer is complete, you will no
                                             longer be entitled to any exchange or registration
                                             rights with respect to your Old Notes.

                                             For a description of the procedures for tendering Old
                                             Notes, see the section "The Exchange Offer" under the
                                             heading "Procedures for Tendering Old Notes."

Consequences of Failure to Exchange........  If you do not exchange your Old Notes for New Notes in the Exchange Offer, you will still have the
                                             restrictions on transfer provided in the Old Notes and
                                             in the indenture, or the Indenture, that governs both
                                             the Old Notes and the New Notes. In general, the Old
                                             Notes may not be offered or sold unless registered or
                                             exempt from registration under the Securities Act, or
                                             in a transaction not subject to the Securities Act and
                                             applicable state securities laws. We do not plan to
                                             register the Old Notes under the Securities Act. See
                                             the section "Risk Factors" under the heading "There
                                             are consequences associated

                                             with failing to exchange the Old Notes for the New
                                             Notes."

Expiration Date............................  The Exchange Offer will expire at 5:00 p.m., New York
                                             City time, on             , 2002, unless we extend it.
                                             In that case, the Expiration Date will be the latest
                                             date and time to which we extend the Exchange Offer.
                                             See the section "The Exchange Offer" under the heading
                                             "Expiration Date; Extensions; Amendments."

Conditions to the Exchange Offer...........  The Exchange Offer is subject to conditions that we may waive in our sole discretion. The Exchange Offer
                                             is not conditioned upon any minimum principal amount
                                             of Old Notes being tendered for exchange. See the
                                             section "The Exchange Offer" under the heading
                                             "Conditions to the Exchange Offer."

                                             We reserve the right in our sole discretion, subject
                                             to applicable law, at any time and from time to time:

                                             -          to delay the acceptance of the Old Notes;

                                             -          to terminate the Exchange Offer if
                                                        specified conditions have not been
                                                        satisfied;

                                             -          to extend the Expiration Date and retain
                                                        all tendered Old Notes, subject to the
                                                        right of tendering holders to withdraw
                                                        their tender of Old Notes; and

                                             -          to waive any condition or otherwise amend
                                                        the terms of the Exchange Offer in any
                                                        respect.

                                             See the section "The Exchange Offer" under the heading
                                             "Expiration Date; Extensions; Amendments."

Procedures for Tendering Old Notes.........  If you wish to tender your Old Notes for exchange, you must:

                                             -          complete and sign a letter of transmittal
                                                        according to the instructions contained in
                                                        the letter of transmittal; and

                                             -          forward the letter of transmittal by mail,
                                                        facsimile transmission or hand delivery,
                                                        together with any other required documents,
                                                        to the exchange agent, either with the Old
                                                        Notes to be tendered or in compliance with
                                                        the specified procedures for guaranteed
                                                        delivery of the Old Notes.

                                             Specified brokers, dealers, commercial banks, trust
                                             companies and other nominees may also make tenders by
                                             book-entry transfer.

                                             Please do not send your letter of transmittal or your
                                             Old Notes to us. Those documents should only be

                                             sent to the exchange agent. Questions regarding how to
                                             tender and requests for information should be directed
                                             to the exchange agent. See the section "The Exchange
                                             Offer" under the heading "Exchange Agent."

Special Procedures for Beneficial Owners...  If your Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or
                                             other nominee, we urge you to contact such person
                                             promptly if you wish to tender your Old Notes. See the
                                             section "The Exchange Offer" under the heading
                                             "Procedures for Tendering Old Notes."

Withdrawal Rights..........................  You may withdraw the tender of your Old Notes at any time before the Expiration Date. To do this, you
                                             should deliver a written notice of your withdrawal to
                                             the exchange agent according to the withdrawal
                                             procedures described in the section "The Exchange
                                             Offer" under the heading "Withdrawal Rights."

Resales of New Notes.......................  We believe that you will be able to offer for resale, resell or otherwise transfer the New Notes issued in
                                             the Exchange Offer without compliance with the
                                             registration and prospectus delivery provisions of the
                                             Securities Act, PROVIDED that:

                                             -          you are acquiring the New Notes in the
                                                        ordinary course of your business;

                                             -          you are not participating, and have no
                                                        arrangement or understanding with any
                                                        person to participate, in the distribution
                                                        of the New Notes; and

                                             -          you are not an affiliate of Wheeling Island
                                                        Gaming, Inc.

                                             Our belief is based on interpretations by the staff of
                                             the Commission, as set forth in no-action letters
                                             issued to third parties unrelated to us. The staff of
                                             the Commission has not considered the Exchange Offer
                                             in the context of a no-action letter, and we cannot
                                             assure you that the staff of the Commission would make
                                             a similar determination with respect to the Exchange
                                             Offer. If our belief is not accurate and you transfer
                                             a New Note without delivering a prospectus meeting the
                                             requirements of the Securities Act or without an
                                             exemption from such requirements, you may incur
                                             liability under the Securities Act. We do not and will
                                             not assume, or indemnify you against, such liability.
                                             Each broker-dealer that receives New Notes for its own
                                             account in exchange for Old Notes that such
                                             broker-dealer acquired as a result of market-making or
                                             other trading activities must acknowledge that it will
                                             deliver a prospectus meeting the requirements of the
                                             Securities Act in connection with any resale or other
                                             transfer of New Notes. A broker-dealer may

                                             use this Prospectus for an offer to sell, resell or
                                             otherwise transfer New Notes. See the section "Plan of
                                             Distribution."

Exchange Agent.............................  The exchange agent for the Exchange Offer is U.S.
                                             Bank, N.A. The address, telephone number and facsimile
                                             number of the exchange agent are provided in the
                                             section "The Exchange Offer" under the heading
                                             "Exchange Agent," as well as in the letter of
                                             transmittal.

Use of Proceeds............................  We will not receive any cash proceeds from the issuance of the New Notes. See the section "Use of
                                             Proceeds."

United States Federal Income Tax
  Consequences.............................  Your participation in the Exchange Offer generally will not be a taxable exchange for United States
                                             federal income tax purposes. You should not recognize
                                             any taxable gain or loss or any interest income as a
                                             result of the exchange. See the section "United States
                                             Federal Income Tax Considerations."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

    THE SUMMARY BELOW DESCRIBES THE PRINCIPAL TERMS OF THE NEW NOTES. THE TERMS OF THE NEW NOTES ARE IDENTICAL IN ALL MATERIAL RESPECTS TO THE TERMS OF THE OLD NOTES, EXCEPT THAT THE REGISTRATION RIGHTS AND RELATED LIQUIDATED DAMAGES PROVISIONS AND THE TRANSFER RESTRICTIONS APPLICABLE TO THE OLD NOTES ARE NOT APPLICABLE TO THE NEW NOTES. THE NEW NOTES WILL EVIDENCE THE SAME DEBT AS THE OLD NOTES AND WILL BE GOVERNED BY THE SAME INDENTURE. THE TERMS AND CONDITIONS DESCRIBED BELOW ARE SUBJECT TO IMPORTANT LIMITATIONS AND EXCEPTIONS. THE "DESCRIPTION OF THE NEW NOTES" SECTION OF THIS PROSPECTUS CONTAINS A MORE DETAILED DESCRIPTION OF THE TERMS AND CONDITIONS OF THE NEW NOTES.

Issuer.....................................  Wheeling Island Gaming, Inc., a Delaware corporation.

Securities.................................  $125.0 million aggregate principal amount of 10 1/8%
                                             senior exchange notes.

Maturity...................................  December 15, 2009.

Interest...................................  Annual rate: 10 1/8%

                                             Payment frequency: every six months on June 15 and
                                             December 15.

                                             First payment: June 15, 2002

Guarantees.................................  All of our existing and future domestic subsidiaries will be guarantors of the New Notes.

Ranking....................................  The New Notes and the guarantees will be senior unsecured debt. Accordingly, they will:

                                             -          rank equally with all of our and the
                                                        guarantors' existing and future senior
                                                        unsecured debt;

                                             -          rank ahead of any of our and the
                                                        guarantors' existing and future
                                                        subordinated debt; and

                                             -          effectively rank behind all of our and the
                                                        guarantors' existing and future senior
                                                        secured debt.

                                             As of the date of this Prospectus, other than the
                                             Notes, we have no outstanding indebtedness, although
                                             we have approximately $25.3 million available to be
                                             drawn down under our new revolving credit facility,
                                             none of which has been drawn down.

Optional Redemption........................  On or after December 15, 2005, we may redeem some or all of the New Notes at any time at the redemption
                                             prices described in the section "Description of the
                                             New Notes" under the heading "Optional Redemption."

                                             Prior to December 15, 2004, we may redeem up to 20% of
                                             the New Notes with the net cash proceeds from certain
                                             equity offerings at the redemption price listed in the
                                             section "Description of the New Notes" under the
                                             heading "Optional Redemption."

Regulatory Redemption......................  The New Notes are subject to redemption requirements imposed by gaming laws and regulations of the State of
                                             West Virginia and other jurisdictions as more fully
                                             described in the section "Description of the New
                                             Notes" under the heading "Gaming Redemption."

Mandatory Offer to Repurchase..............  If we experience certain kinds of changes in control or, under certain circumstances, if we sell assets, we
                                             must offer to repurchase the New Notes as more fully
                                             described in the section "Description of the New
                                             Notes" under the heading "Repurchase at the Option of
                                             Holders."

Certain Covenants..........................  The Indenture, among other things, restricts our ability and the ability of our subsidiaries to:

                                             -          borrow money:

                                             -          pay dividends or redeem or repurchase our
                                                        stock;

                                             -          make investments;

                                             -          create liens;

                                             -          engage in transactions with affiliates;

                                             -          sell stock of our restricted subsidiaries;

                                             -          restrict dividends or other payments from
                                                        restricted subsidiaries;

                                             -          and sell assets or merge with or into other
                                                        companies.

                                             For more details, see the section "Description of the
                                             New Notes" under the heading "Certain Covenants."

    YOU SHOULD REFER TO THE SECTION "RISK FACTORS" FOR AN EXPLANATION OF SOME RISKS OF PARTICIPATING IN THE EXCHANGE OFFER.

                       SUMMARY HISTORICAL FINANCIAL DATA

    The summary historical financial data presented below for the three years ended December 31, 2000 has been derived from our audited financial statements. The summary historical financial data presented below as of and for the nine months ended September 30, 2000 and 2001 has been derived from our unaudited financial statements. In the opinion of management, the unaudited financial statements have been prepared on a basis consistent with the audited financial statements and include all adjustments, which are normal recurring adjustments, necessary for a fair presentation of the results of operations for the periods presented. Results of operations for the interim periods are not indicative of the results that might be expected for any other interim period or for an entire year.

    The pro forma summary income statement data gives effect to the Offering and the other transactions set forth in this section under the heading "--Recent Developments" as if they occurred at the beginning of each period presented. The pro forma summary balance sheet data as of September 30, 2001 gives effect to the Offering and the other transactions set forth in this section under the heading "--Recent Developments" as if they had occurred on September 30, 2001. The pro forma adjustments, as described in the notes to the unaudited pro forma statements of income and balance sheet contained in the "Unaudited Pro Forma Consolidated Financial Statements," are based on currently available information and adjustments that we believe are reasonable under the circumstances. Our purchase of all of the shares of our common stock owned by WHX Entertainment Corp. is accounted for using purchase accounting under Financial Accounting Standards No. 141, "Business Combinations." The pro forma adjustments related to the purchase price allocation are preliminary and based on information obtained to date and are subject to revision as additional information becomes available. The summary pro forma data is presented for informational purposes only and should not be considered indicative of the results that could have been achieved if the Offering and the other transactions set forth in this section under the heading "--Recent Developments" had occurred at the beginning of the specified period or on the specified date. Also, the summary pro forma data does not purport to indicate the financial condition or results of operations as of any future date or for any future period.

    You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Consolidated Financial Statements" and our consolidated historical financial statements and related notes included elsewhere in this Prospectus.

                                                                                                                     PRO FORMA
                                                                                                                        NINE
                                                                         PRO FORMA                                     MONTHS
                                                                        YEAR ENDED         NINE MONTHS ENDED           ENDED
                                     YEAR ENDED DECEMBER 31,           DECEMBER 31,          SEPTEMBER 30,         SEPTEMBER 30,
                             ---------------------------------------   -------------   -------------------------   --------------
                                1998          1999          2000          2000(1)         2000          2001          2001(1)
                             -----------   -----------   -----------   -------------   -----------   -----------   --------------
                                                        (DOLLARS IN THOUSANDS, EXCEPT OPERATING DATA)
INCOME STATEMENT DATA:
Operating revenues:
  Gaming revenues(2).......  $    22,895   $    25,613   $    46,872    $    46,872    $    34,460   $    52,259     $    52,259
  Pari-mutuel revenues.....        9,464         9,245         9,205          9,205          7,118         7,160           7,160
  Food and beverage
    revenues...............        2,514         2,539         3,875          3,875          2,813         3,461           3,461
                             -----------   -----------   -----------    -----------    -----------   -----------     -----------
    Total operating
      revenues.............       34,873        37,397        59,952         59,952         44,391        62,880          62,880
                             -----------   -----------   -----------    -----------    -----------   -----------     -----------
Operating expenses:
  Gaming expenses..........       11,396        11,593        18,650         18,650         13,535        19,774          19,774
  Pari-mutuel expenses.....        7,756         8,247         8,580          8,580          6,381         7,068           7,068
  Food and beverage
    expenses...............        1,838         1,989         3,131          3,131          2,198         2,993           2,993
  Management fees(3).......       11,275        13,939        15,162             --         11,372        19,485              --
  General and
    administrative
    expenses(4)............        1,400         1,617         1,935          2,532          1,410         2,328           2,763
  Depreciation and
    amortization...........          902           875         2,600          5,751          1,754         2,670           5,033
                             -----------   -----------   -----------    -----------    -----------   -----------     -----------
    Total operating
      expenses.............       34,567        38,260        50,058         38,644         36,650        54,318          37,631
                             -----------   -----------   -----------    -----------    -----------   -----------     -----------
      Income (loss) from
        operations.........          306          (863)        9,894         21,308          7,741         8,562          25,249
Interest income (expense),
  net......................           75           135          (424)       (13,414)          (137)         (614)        (10,223)
                             -----------   -----------   -----------    -----------    -----------   -----------     -----------
      Income (loss) before
        income tax.........          381          (728)        9,470          7,894          7,604         7,948          15,026
Income tax expense
  (benefit)................          180          (202)        3,266          2,763          2,581         2,657           5,259
                             -----------   -----------   -----------    -----------    -----------   -----------     -----------
  Net income (loss)........  $       201   $      (526)  $     6,204    $     5,131    $     5,023   $     5,291     $     9,767
                             ===========   ===========   ===========    ===========    ===========   ===========     ===========
OTHER FINANCIAL DATA:
EBITDA(5)..................  $    12,483   $    13,951   $    27,656    $    27,059    $    20,867   $    30,717     $    30,282
Capital expenditures.......          151         5,429        17,060         17,060         16,399         2,867           2,867
OPERATING DATA:
Gaming square footage(6)...       18,834        22,024        33,694         33,694         33,694        33,160          33,160
Gross terminal income(7)...  $37,533,203   $41,982,562   $77,512,872    $77,512,872    $56,697,165   $85,082,612     $85,082,612
Number of slot
  machines(6)..............          705           800         1,280          1,280          1,280         1,400           1,400
Slot machine win per unit
  per day(8)...............  $    153.68   $    179.98   $    220.76    $    220.76    $    237.23   $    236.55     $    236.55
Total pari-mutuel
  handle(9)................  $58,904,041   $57,337,724   $56,590,654    $56,590,654    $44,213,890   $42,389,318     $42,389,318

                                                              PRO FORMA TWELVE MONTHS ENDED
                                                                  SEPTEMBER 30, 2001(1)
                                                              -----------------------------
                                                                 (DOLLARS IN THOUSANDS)
PRO FORMA DATA:
EBITDA(5)...................................................             $36,922
Cash interest expense(10)...................................              12,656
Ratio of EBITDA to cash interest expense....................                2.9x
Ratio of net debt to EBITDA(11).............................                3.1x

                                                               AS OF SEPTEMBER 30, 2001
                                                              ---------------------------
                                                               ACTUAL        PRO FORMA(1)
                                                              --------       ------------
                                                                (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 8,768          $ 10,955
Total assets................................................   41,476           166,638
Total debt..................................................   12,000           125,000
Shareholders' equity........................................   24,108            11,861

------------------------------
FOOTNOTES ON FOLLOWING PAGE

 (1) Pro forma adjustments include the acquisition of all of the shares of our common stock held by WHX for total consideration of $105.0 million in cash, along with $0.1 million in related acquisition costs. The acquisition is accounted for using purchase accounting under Financial Accounting Standards (FAS) No. 141, "Business Combinations." Accordingly, tangible and intangible assets will be stepped-up by 50% of the difference between the carrying value and the fair value of the assets. Likewise, 50% of the net shareholders' equity will be eliminated.

 (2) Gaming revenues represent gross revenues from slot machine gaming, or total amounts wagered, net of winning patron payouts (the "gross terminal income") less (i) a fee of up to 4% of gross terminal income paid to the Lottery Commission for administering slot machine gaming at the licensee's racetrack (the "administration fee"), (ii) a tax of 30% of the gross terminal income (net of the administration fee) paid to West Virginia's general revenue fund and (iii) an amount of 9% of the gross terminal income (net of the administration fee) to be paid to various state funds, including funds for tourism promotion, Ohio County, employee pension programs and other programs. In addition, new legislation, which became effective as of July 1, 2001, increased the State's share of gross terminal income (net of the administration fee), a portion of which would be recouped by us for making certain types of capital improvements. See the section "Government Regulation."

 (3) Historically, we have recorded and paid management fees to each of our two shareholders based on the total operating revenues of the preceding year, pursuant to management services agreements that terminated upon consummation of the Offering.

 (4) Effective December 19, 2001, Wheeling Island Gaming, Inc. entered into an administrative services agreement pursuant to which administrative fees are recorded and paid to Sportsystems Corporation. Pursuant to this agreement, Sportsystems receives a fee that is equal to the greater of 1.5% of preceding year total operating revenues or $1.2 million per year.

 (5) "EBITDA" means earnings before interest, taxes, depreciation, amortization and management fees. EBITDA is presented as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry. EBITDA should not be construed as an alternative to operating income or net income (as determined in accordance with generally accepted accounting principles, or GAAP) as an indicator of cash flows or a measure of liquidity. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as presented here may not be comparable to a similarly titled measure presented by other companies.

 (6) The gaming square footage and number of slot machines are given as of the end of each period presented.

 (7) Gross terminal income represents gross revenues from slot machine gaming, or total amounts wagered, net of winning patron payouts.

 (8) Slot machine win per unit per day refers to the gross terminal income for a given period divided by the average number of slot machines operating in that period divided by the number of days in that period.

 (9) Total pari-mutuel handle refers to the total dollar amount wagered at our facility on either live greyhound racing or any racing simulcasted into the facility.

 (10) Cash interest expense does not include amortization of deferred financing fees.

 (11) Net debt represents total debt net of cash and cash equivalents as of September 30, 2001.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE YOU PARTICIPATE IN THE EXCHANGE OFFER.

                         RISKS RELATED TO THE NEW NOTES

THERE ARE CONSEQUENCES ASSOCIATED WITH FAILING TO EXCHANGE THE OLD NOTES FOR THE NEW NOTES.

    If you do not exchange your Old Notes for New Notes in the Exchange Offer, the Old Notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the Old Notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the Old Notes and upon completion of the Exchange Offer you will not be entitled to any rights to have your Old Notes registered under the Securities Act. If you continue to hold any Old Notes after the Exchange Offer is completed, you may have trouble selling them because of the restrictions on transfer of the Old Notes.

YOU MUST COMPLY WITH THE PROCEDURES OF THE EXCHANGE OFFER IN ORDER TO RECEIVE THE NEW NOTES.

    You are responsible for complying with all Exchange Offer procedures. You will only receive New Notes in exchange for your Old Notes if, prior to the Expiration Date, you deliver the following to the exchange agent:

    - Old Notes or a book-entry confirmation of a book-entry transfer of the Old Notes into the exchange agent's account at the Depository Trust Company, or DTC;

    - the letter of transmittal (or a facsimile thereof), properly completed and duly executed by you, together with any required signature guarantees; and

    - any other documents required by the letter of transmittal.

    You should allow sufficient time to ensure that the exchange agent receives all required documents before the Expiration Date. Neither we nor the exchange agent has any duty to inform you of defects or irregularities with respect to the tender of your Old Notes for exchange. See the section "The Exchange Offer."

OUR INDEBTEDNESS COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NEW NOTES.

    Since completion of the Offering, we are highly leveraged and have significant fixed debt service obligations in addition to our operating expenses. As of the closing of the Offering and after giving effect to the application of the net proceeds, we have $125.0 million of Notes outstanding. In addition, we have a new $40.0 million revolving credit facility. The Indenture permits us to incur additional debt in certain circumstances and our new revolving credit facility permits additional borrowings. If we incur additional debt in the future, the related risks could intensify.

    Our indebtedness could have significant adverse effects on our business. For example, it could:

    - increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;

    - reduce the availability of our cash flow to fund working capital, capital expenditures, development projects and other general business purposes;

    - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

    - place us at a competitive disadvantage compared to our competitors that have less debt; and

    - limit our ability to borrow additional funds.

    If our indebtedness affects our operations in these ways, our business, financial condition and results of operations could suffer, making it more difficult for us to satisfy our obligations under the New Notes.

SERVICING OUR DEBT WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH, AND OUR ABILITY TO GENERATE SUFFICIENT CASH DEPENDS ON MANY FACTORS, SOME OF WHICH ARE BEYOND OUR CONTROL.

    Our ability to service our debt depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. In addition, the ability to borrow funds under our new revolving credit facility in the future depends on our meeting the financial covenants in such credit agreement, including a minimum fixed charge coverage ratio test and a maximum leverage ratio test. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under our new revolving credit facility or otherwise, in an amount sufficient to enable us to pay our debt or to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, sell assets, reduce or delay capital investments, including construction of the Wheeling Downs expansion, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to service our debt obligations, including making payments on the New Notes.

COVENANT RESTRICTIONS UNDER OUR NEW REVOLVING CREDIT FACILITY AND THE INDENTURE MAY LIMIT OUR ABILITY TO OPERATE OUR BUSINESS.

    Our new revolving credit facility and the Indenture contain, and other future agreements governing our debt may contain, among other things, covenants that may restrict our ability and the guarantors' ability to finance future operations or capital needs or to engage in other business activities.

    Our new revolving credit facility also requires us to maintain specified financial ratios and satisfy certain financial condition tests that may require that we take action to reduce our debt or to act in a manner contrary to our business objectives. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests.

    In addition, our new revolving credit facility and the Indenture restrict, and other future agreements governing our debt may restrict, among other things, our ability and the guarantors' ability to:

    - prepay principal of or redeem or repurchase subordinated debt or unsecured debt, including the New Notes in some circumstances;

    - dispose of property;

    - merge with other entities;

    - make acquisitions and investments in other persons or entities;

    - pay dividends or make distributions;

    - grant liens and negative pledges;

    - incur debt; and

    - make capital expenditures.

    We cannot assure you that we will meet the covenants in our debt agreements or that the lenders that are party to such agreements will waive any failure to meet those covenants. A breach of any of these covenants would result in a default under the applicable agreement, which would in turn cause a default under our other agreements, including our new revolving credit facility and the Indenture, as applicable. If an event of default occurs under one of our debt agreements and continues beyond any applicable cure period, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If our indebtedness were to be accelerated, there can be no assurance that we would be able to pay it. Such acceleration would have a material adverse effect on our financial condition. See the sections "Description of Certain Indebtedness" and "Description of the New Notes."

ALTHOUGH THE NEW NOTES ARE REFERRED TO AS "SENIOR NOTES," THEY WILL BE EFFECTIVELY SUBORDINATED TO OUR AND THE GUARANTORS' SECURED INDEBTEDNESS.

    The New Notes, and each guarantee of the New Notes, are unsecured and therefore will be effectively subordinated to any secured indebtedness we, or the relevant guarantor, may incur to the extent of the value of the assets securing such indebtedness. In the event of a bankruptcy or similar proceeding involving us or a guarantor, the assets that serve as collateral securing any secured indebtedness will be available to satisfy the obligations under the secured indebtedness before any payments are made on the New Notes. Any borrowings under such facility in the future will be senior indebtedness secured by all of our and the guarantors' assets. In addition, we and our subsidiaries may incur certain amounts of additional secured indebtedness in the future.

THE NEW NOTES AND GUARANTEES MAY NOT BE ENFORCEABLE BECAUSE OF FRAUDULENT CONVEYANCE LAWS.

    Our incurrence of debt, such as the New Notes, as well as our subsidiaries' guarantees, may be subject to review under U.S. federal bankruptcy laws or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by, or on behalf of, our or the guarantors' unpaid creditors. Under these laws, if a court were to find that, at the time we or a guarantor incurred debt (including debt represented by the New Notes or the guarantee of such guarantor):

    - we, or a guarantor, incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

    - we, or a guarantor, received less than reasonably equivalent value or fair consideration for incurring this debt and we, or a guarantor, as the case may be:

       - were insolvent or were rendered insolvent by reason of the stock purchase or the related financing transactions;

       - were engaged, or were about to engage, in a business or transaction for which our or its, as the case may be, remaining assets constituted unreasonably small capital to carry on our business; or

       - intended to incur, or believed that we or it would incur, debts beyond our or its, as the case may be, ability to pay as these debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes);

then such court could set aside the New Notes or such guarantee, subordinate the amounts owing under the New Notes or such guarantee to our or such guarantor's presently existing or future debt or take other actions detrimental to you.

    It may be asserted that we received less than reasonable equivalent value or fair consideration for the obligations under the Old Notes in the Offering because a substantial portion of the proceeds of the Old Notes was distributed to a former shareholder, WHX Entertainment Corp., rather than utilized in our business. In addition, the guarantors may be subject to the allegation that, since they incurred their guarantees for the benefit of Wheeling Downs, they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration.

    The standards for determining insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee, either:

    - the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation, or

    - the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured.

    We believe that, at the time that we and the guarantors initially incurred the debt represented by the Old Notes and the guarantees and consummated the stock purchase transaction, we and the guarantors were not insolvent or rendered insolvent by the incurrence of the debt, lacking sufficient capital to run our businesses effectively or unable to pay obligations on the Old Notes and the guarantees as they matured or became due.

    In reaching the foregoing conclusions, we have relied upon our analyses of internal cash flow projections and estimated values of our assets and liabilities and the assets and liabilities of the guarantors. We cannot assure you, however, that a court passing on the same questions would reach the same conclusions.

    If a New Note or guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against us or that particular guarantor and you will only be our creditor or a creditor of any guarantor whose obligation was not set aside or found to be unenforceable.

YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NEW NOTES.

    There is no established trading market for the New Notes and we do not intend to list them on any securities exchange. Neither we nor the Initial Purchasers can assure you that a market for the New Notes will develop in the future. If such a market were to develop, the New Notes could trade at prices that are higher or lower than the initial offering prices depending on many factors, including the number of holders of the New Notes, the overall market for similar securities, our financial performance and prospects and prospects for companies in our industry generally. The Initial Purchasers of the Old Notes have informed us that they currently intend to make a market in the New Notes. However, the Initial Purchasers have no obligation to do so and may discontinue making a market at any time without notice. Therefore, we cannot assure you as to the liquidity of any trading market for the New Notes. We do not intend to apply (and are not obligated to apply) for listing of the New Notes on any securities exchange or any automated quotation system.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

    Upon a change of control, we are required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

    The source of funds for any such purchase of Notes will be our available cash or cash generated from our subsidiaries' operations or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling person. We can give no assurance that sufficient funds will be available at the time of any change of control to make any required repurchases of Notes tendered. Any of our future debt agreements may contain similar restrictions and provisions. Accordingly, if the holders of the Notes exercise their right to require us to repurchase all of the Notes upon a change of control, this repurchase could cause a default under our debt. See the section "Description of the New Notes" under the heading "Change of Control" and the section "Description of Certain Indebtedness."

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WE MAY REQUIRE YOU TO DISPOSE OF YOUR NEW NOTES OR REDEEM YOUR NEW NOTES IF
REQUIRED BY APPLICABLE GAMING REGULATIONS.

    Regulatory authorities in any jurisdiction in which we or any of our subsidiaries operate or may operate have the power to investigate any of our debt security holders to determine whether the holder is suitable to own our debt securities. These regulatory authorities may, in their discretion, require a holder of any of our debt securities to file applications for a finding of suitability or a license. Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by such gaming authorities may be found unsuitable. Under certain circumstances, we have the right, at our option, to cause a holder to dispose of its New Notes or to redeem its New Notes in order to comply with gaming laws to which we are subject. See the section "Government Regulation" and the section "Description of the New Notes" under the heading "Gaming Redemption."

                         RISKS RELATED TO OUR BUSINESS

WE ARE DEPENDENT ON A SINGLE GAMING SITE.

    We do not have operations other than the Wheeling Downs Racetrack & Gaming Center and are entirely dependent upon this gaming site for our revenues. Accordingly, we may be subject to greater risks than a geographically diversified gaming operation, including, but not limited to:

    - risks related to local and regional economic and competitive conditions, such as a decline in the number of residents near or visitors to Wheeling Downs, a downturn in the overall economy in our market, a decrease in gaming activities in our market or an increase in competition in our market;

    - impeded access due to weather, road construction or closures of primary access routes;

    - changes in local and state governmental laws and regulations (including changes in laws and regulations affecting gaming operations and taxes);

    - risks related to acts of terrorism or breaches of security affecting our facility or our market; and

    - natural and other disasters affecting our market.

    We are located on Wheeling Island on the Ohio River, and floods, such as one that occurred in February 1996 that closed our facility for approximately six weeks and caused extensive physical damage, could disrupt our business for an indeterminate amount of time. The occurrence of any of these events could have a material adverse effect on our business, financial condition and results of operations.

GOVERNMENT REGULATION COULD HAVE A NEGATIVE EFFECT ON OUR BUSINESS.

    Our operations are subject to extensive government regulations and could be subjected at any time to additional or more restrictive regulations. We are subject to the provisions of the West Virginia Racing Act, which governs the conduct of greyhound racing in West Virginia, and the Lottery Act, which governs the operation of slot machines in West Virginia.

    Our ability to remain in business depends upon our continued ability to operate in compliance with all applicable gaming and racing laws and regulations, including the acquisition and maintenance of several licenses and permits. Our material licenses are subject to annual or other periodic renewal and governmental authorities may refuse to grant us the licenses necessary to continue to operate our existing facility. In addition, we may be investigated by either the West Virginia Racing Commission, or the Racing Commission, or the Lottery Commission at any time. Should either commission consider us to be in violation of any applicable laws or regulations, each commission has the plenary authority to suspend or rescind our licenses. In the past, through our own internal security investigation, we have discovered isolated instances of violations by a few of our employees of certain applicable regulations, which consisted of instances of telephonic-pari-mutuel wagering. We investigated these violations, terminated the employees and reported the violations to the appropriate authorities. In addition, from time to time, our operations may not have been in compliance with all applicable laws and regulations, although we do not believe such non-compliance is material. No assurance can be given that these or any other future violations will not result in an investigation or suspension or termination of one or more of our licenses. See the section "Business" under the heading "Legal Proceedings." In addition, we can give no assurance that regulatory authorities will renew our required licenses or permits in the future or that they will approve any required filings to conduct business in our jurisdiction. The failure to obtain or maintain in effect required regulatory approvals, permits or licenses would have a material adverse effect upon our business, financial condition and results of operations.

    The Lottery Commission has broad powers to approve and monitor all operations of the gaming machines, the specification of the machines and the interface between the terminals and the West Virginia central system. The Lottery Commission also acts upon our requests for increases in the number of gaming machines. We have submitted a request to the Lottery Commission to increase our number of gaming machines to 2,400 and expect to receive approval by January 2002. Upon completion of the Wheeling Downs expansion, we plan to have 2,100 gaming machines. The Lottery Commission's denial of this or any other request to increase the number of machines at our facility could limit our growth and thus adversely affect our business, financial condition and results of operations. In addition, the Lottery Commission licenses all persons who control or are key personnel of our gaming operations to ensure their integrity and absence of any criminal involvement.

    The conduct of gaming by a racing facility is subject to the approval of the voters of the county in which the facility is located. If such approval is obtained, the facilities may continue to conduct video lottery activities unless the matter is resubmitted to the voters pursuant to a petition signed by at least 5% of the registered voters, who must wait at least five years from such approval to bring such a petition. If approval is denied, another vote on the issue may not be held for two years. Gaming was approved in Ohio County, the location of Wheeling Downs, in May 1994. If such approval were ever revoked, it would have a material adverse effect on our business, financial condition and results of operations.

    On April 21, 2001, the West Virginia legislature increased the State's share of gross terminal income. There is a substantial likelihood of increased gaming taxes on the State's racetracks in future years. Any substantial unfavorable change in the future in the enabling laws or tax rates on gaming revenues could make our business substantially less profitable or illegal, which would have a material adverse effect on our business, financial condition and results of operations.

IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, WE WILL NOT BE ABLE TO GENERATE SIGNIFICANT CASH FLOW TO MAKE PAYMENTS ON THE NEW NOTES.

    We face significant competition for wagering dollars from various different competitors in West Virginia, as well as in the adjacent states of Pennsylvania and Ohio. Our principal direct competitor is Mountaineer Park, located approximately 50 miles to the north in Chester, West Virginia. Mountaineer Park offers slot machine gaming, pari-mutuel wagering on live thoroughbred racing and simulcast thoroughbred, harness and greyhound events. This gaming facility competes directly with us in attracting the western Pennsylvania market, including Pittsburgh, as well as the northern panhandle market of West Virginia and the feeder markets in northeastern Ohio. Mountaineer Park currently offers more amenities than we do, including a hotel facility. To the extent that Mountaineer Park enhances its facilities by adding more slot machines or other amenities, it may become an even more significant competitor.

    To a lesser extent, we compete with Thistledown, located approximately 143 miles to the northwest in Cleveland, Ohio, Northfield Park, located approximately 150 miles to the north in Northfield, Ohio, The Meadows, located approximately 35 miles to the east in Washington, Pennsylvania and Beulah Park and Scioto Downs, located approximately 135 miles to the west in Columbus, Ohio. These facilities offer pari-mutuel wagering but do not currently offer slot machine gaming. If such facilities were to receive legislative approval to offer slot machine gaming, they would directly compete with us for customers in our primary market.

    In West Virginia, the only facilities that may offer slot machine gaming are the four horse or greyhound racing facilities that were licensed before January 1, 1994 and conduct a minimum number of live racing days. We are one of these four licensed racing facilities. Of the other three facilities, we consider only Mountaineer as a direct competitor as the remaining two are approximately 190 miles and 265 miles from our facility in Charleston and Charles Town, West Virginia, respectively.

    Pennsylvania and Ohio currently do not permit any form of casino gaming, including slot machine gaming. However, as a result of greater budgetary pressures, states are increasingly looking to new sources of additional revenue, which may include gaming. In the past, bills have been introduced in the Pennsylvania legislature to legalize slot machine gaming at racetracks, none of which has successfully passed. Currently, there are several such bills pending in the Pennsylvania legislature. We cannot assure you that these bills, or any other similar bills, will not be passed in Pennsylvania. To the extent that either Pennsylvania or Ohio legalizes any form of casino gaming, or if additional gaming were approved in West Virginia, our slot machine gaming operations would compete with any new gaming facilities that opened as a result of such legislation. For example, if gaming legislation similar to that which has been approved in West Virginia is approved in Pennsylvania and Ohio, there would be four racetracks in Pennsylvania and seven racetracks in Ohio that could potentially compete with us for gaming customers. In addition, to the extent that West Virginia or other nearby states allow expanded casino gaming, the new gaming facilities may offer more gaming machines than we do, or gaming machines that are not offered by us, as well as other forms of gaming not currently available in West Virginia. In addition, if Internet gaming were legalized, we might lose customers to that medium.

    Recently in West Virginia, House Bill 102 was passed which authorized up to 9,000 slot machines in adults-only facilities throughout West Virginia commencing on January 1, 2002. Slot machines are now allowed in establishments licensed by the State to sell beer or other alcoholic beverages for consumption on the premises. In addition, slot machines are allowed in certain fraternal or veterans' organizations. No more than five slot machines are allowed in each establishment licensed to sell alcoholic beverages that has been approved to operate these slot machines. No more than ten slot machines are allowed in each fraternal or veterans' organization that has been approved to operate these slot machines. The addition of 9,000 slot machines in West Virginia could have a significant adverse financial impact on our business, financial condition and results of operations. In addition, the State could further liberalize gaming laws relating to these additional slot machines so as to significantly improve the competitive position of the establishments authorized by House Bill 102, which would adversely affect our business.

    We also compete with statewide lotteries in West Virginia, Pennsylvania and Ohio and live and simulcast pari-mutuel wagering in Pennsylvania and Ohio. In addition, we generally compete with other entertainment options available to consumers.

    Any such competition could have a material adverse effect on our business, financial condition and results of operations.

FAILURE TO COMPLETE OUR WHEELING DOWNS EXPANSION ON BUDGET AND ON TIME COULD ADVERSELY AFFECT OUR BUSINESS.

    The preparatory phase of the Wheeling Downs expansion, which includes relocation of utilities and parking space, began in October 2001. We expect to complete the expansion and open the new area for

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gaming by June 2003. However, construction projects, such as the Wheeling Downs expansion, entail significant risks, including those arising from:

    - shortages of materials or skilled labor;

    - unforeseen engineering, environmental or geological problems;

    - work stoppages;

    - weather interference, including floods;

    - interference with existing operations; and

    - unanticipated cost increases.

    The anticipated costs and construction periods for the Wheeling Downs expansion are based upon budgets, conceptual design documents and construction schedule estimates prepared by us in consultation with our architects and contractors. The existing construction plans for the Wheeling Downs expansion may change, and the scope of the project may vary significantly from what is currently anticipated. Although we are negotiating a guaranteed maximum price contract with the construction manager for the project, we cannot be sure that we will enter into any such contract, that such contract will be on satisfactory terms or that, whether or not we enter into a guaranteed maximum price contract, we will not exceed the budgeted costs of this project. Given the uncertainties inherent in a project such as the Wheeling Downs expansion, we cannot be sure that the Wheeling Downs expansion will commence operations within the contemplated time frame, if at all. Budget overruns and delays with respect to our expansion project could have a material adverse impact on our business, financial condition and results of operations.

    We intend to fund the anticipated $60.0 million cost of the expansion from our cash from operations and borrowings under our new revolving credit facility. However, if cash from operations is less than anticipated or the cost of construction becomes greater than expected, we may be unable to complete the expansion as planned, which could have a material adverse effect on our business, financial condition and results of operations.

    In addition, if we undertake further expansion of our operations beyond the currently contemplated expansion, such further expansion will be subject to the same risks, as well as risks arising from the need to obtain additional space for such expansion, including the costs of acquiring such space, if available, and the need for additional capital resources. As a result, we may be unable to further expand our operations.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY RECESSION OR ECONOMIC DOWNTURN; THE SEASONAL NATURE OF OUR BUSINESS COULD ALSO ADVERSELY AFFECT OUR CASH FLOW.

    Our primary business involves leisure and entertainment. During periods of recession or economic downturn, consumers may reduce or eliminate spending on leisure and entertainment activities. In the event that our primary demographic market or the United States in general suffers adverse economic conditions, our revenues may be materially adversely affected. In addition, our operations are typically seasonal in nature. Winter conditions may adversely affect transportation routes to our gaming site, as well as cause cancellations of live greyhound racing. As a result, unfavorable seasonal conditions could have a material adverse effect on our operations.

OUR GAMING OPERATIONS ARE DEPENDENT ON OUR LINKAGE TO THE WEST VIRGINIA LOTTERY COMMISSION'S CENTRAL SYSTEM.

    By West Virginia Lottery Commission directive, all of our slot machines were required to be connected to the SAMS 4.6 IGT central system maintained by the Lottery Commission by December 27, 2001. This required date of compliance was extended by the Lottery Commission up to

February 15, 2002 with respect to certain machines, including our Autotote slot machines. This central system tracks all gaming activity in the State of West Virginia. If the operation of the central system was disrupted for any reason, we believe that the Lottery Commission would suspend all gaming operations within the State until normal operation of the system was restored. Any such suspension could cause a material disruption of our gaming operations and have a material adverse effect on our business, financial condition and results of operations.

    We have 332 slot machines that are manufactured and serviced by Autotote Systems, Inc., which are not currently connected to the SAMS 4.6 IGT central system. Certain of these machines, which are manufactured solely by Autotote, have a high degree of customer loyalty. Autotote has developed the interface for these machines to connect them to the SAMS 4.6 IGT central system, which has been approved by the Lottery Commission's independent tester, Gaming Laboratories International Incorporated. The interface is now being implemented by the Lottery Commission. If we are unable to connect the 332 slot machines to the central system as required, the Lottery Commission could require us to remove these machines from our gaming operations. If these machines are taken out of service, in addition to losing revenues, we could lose customers who come to our facility to play the particular games available only on those machines. Although these machines could eventually be replaced with other slot machines, the loss of these machines for any significant period of time could have a material adverse effect on our business, financial condition and results of operations.

WE HAVE IN THE PAST SUFFERED, AND WE MAY CONTINUE IN THE FUTURE TO SUFFER, LOSSES FROM OUR PARI-MUTUEL WAGERING BUSINESS.

    To date, we have incurred losses on our pari-mutuel wagering business that have been offset by gains in our slot machine gaming business. We believe that the pari-mutuel wagering business is currently unprofitable and are attempting to minimize or eliminate losses from such operations by increasing marketing efforts, cutting costs and enhancing the quality of our greyhound racing activities. Nonetheless, there can be no guarantees that this strategy will prove successful, that our unprofitable operations can become profitable or that if they become profitable, will continue to be profitable. We are required to continue our pari-mutuel wagering business in order to maintain our gaming license.

WE ARE CONTROLLED BY A SINGLE SHAREHOLDER.

    Sportsystems Corporation is our sole shareholder, and thus exercises control over all matters that require approval by our shareholders, including the election of directors and the approval of significant transactions. There can be no assurance that the interests of Sportsystems will not conflict with the interests of the holders of the New Notes.

WE RELY ON MAINTAINING SATISFACTORY CONTRACTS AND GOOD RELATIONS WITH THE KENNELS THAT OPERATE AT OUR FACILITY.

    We currently operate under annual agreements with 18 kennels to supply greyhound dogs to our racetrack. These kennels are currently located at our facility. The kennels are responsible for caring for and providing greyhound dogs for our races and for hiring licensed trainers for the greyhound dogs. Our future success depends, in part, on our ability to maintain a good relationship with the owners of the kennels and to renew agreements with the kennels on satisfactory terms. Failure to do so could lead to an interruption in live racing and simulcast operations, which would reduce attendance, including attendance for our gaming business. We may not be able to renew or modify the agreements with the kennels on satisfactory terms and failure to do so could have a material adverse effect on our business, financial condition and results of operations. In addition, we have recently purchased land, located approximately 13 miles from our facility, to which we intend to relocate the kennels operating at our facility as part of the Wheeling Downs expansion. Although we do not anticipate that such relocation will have any adverse effect on our kennel operations, there can be no assurance that they will not be so affected.

WE MAY BE SUBJECT TO MATERIAL ENVIRONMENTAL LIABILITY AS A RESULT OF UNKNOWN ENVIRONMENTAL HAZARDS.

    We may incur costs to comply with environmental requirements, such as those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the clean-up of properties affected by hazardous substances. Under these and other environmental requirements, as an owner of real estate we may be required to investigate and clean up hazardous or toxic substances or chemical releases that may be found on our property. We could also be held liable to a governmental entity or to third parties for property damage, personal injury and for investigation and clean-up costs in connection with any contamination on our property. These laws typically impose clean-up responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants or whether or not the contamination occurred prior to the owner's possession of the property. The investigation, remediation or removal of harmful substances can be very costly. In addition, if contamination is found to exist on our property, we could be subject to common law claims by third parties based on damages and costs resulting from that environmental contamination. We cannot assure you that substantial clean-up or remediation costs will not be incurred in the future.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    In connection with the sale of the Old Notes, we entered into a Registration Rights Agreement with the Initial Purchasers, pursuant to which we agreed to file and use our best efforts to cause to become effective with the Commission a registration statement with respect to the exchange of the Old Notes for the New Notes. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Unless the context requires otherwise, the term "holder" means any person in whose name Old Notes are registered on the books of Wheeling Island Gaming, Inc. or any other person who has obtained a properly completed bond power from the registered holder, or any participant in DTC whose name appears on a security position listing as a holder of Old Notes (which, for purposes of the Exchange Offer, include beneficial interests in the Old Notes held by direct or indirect participants in DTC and Old Notes held in definitive form).

    By tendering Old Notes in exchange for New Notes, each holder represents to us that:

    - any New Notes to be received by such holder are being acquired in the ordinary course of such holder's business;

    - such holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of New Notes;

    - such holder is not an "affiliate" of Wheeling Island Gaming, Inc. (within the meaning of Rule 405 under the Securities Act), or if such holder is an affiliate, that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

    - such holder has full power and authority to tender, exchange, sell, assign and transfer the tendered Old Notes;

    - we will acquire good, marketable and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances; and

    - the Old Notes tendered for exchange are not subject to any adverse claims or proxies.

    Each tendering holder also warrants and agrees that it will, upon request, execute and deliver any additional documents deemed by us or the exchange agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Old Notes tendered pursuant to the Exchange Offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes pursuant to the Exchange Offer, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See the section "Plan of Distribution."

    The Exchange Offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance of the New Notes would be in violation of the securities or blue sky laws of that jurisdiction.

TERMS OF THE EXCHANGE OFFER

    We hereby offer, upon the terms and subject to the conditions described in this Prospectus and in the accompanying letter of transmittal, to exchange $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes, properly tendered before the Expiration Date and not properly withdrawn according to the procedures described below. Holders may tender their Old Notes in whole or in part in integral multiples of $1,000 principal amount.

    The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that:

    - the New Notes have been registered under the Securities Act and therefore are not subject to the restrictions on transfer applicable to the Old Notes; and

    - holders of New Notes will not be entitled to some of the rights of holders of the Old Notes under the Registration Rights Agreement.

    The New Notes evidence the same indebtedness as and replace the Old Notes, and will be issued pursuant to, and entitled to the benefits of, the Indenture.

    The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. We reserve the right in our sole discretion to purchase or make offers for any Old Notes that remain outstanding after the Expiration Date or, as described under the heading "--Conditions to the Exchange Offer," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer. As of the date of this Prospectus, $125.0 million principal amount of Old Notes is outstanding.

    Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Old Notes that are not tendered for, or are tendered but not accepted in connection with, the Exchange Offer will remain outstanding. See the section "Risk Factors" under the heading "You must comply with the procedures of the Exchange Offer in order to receive the New Notes."

    If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of particular other events described in this Prospectus or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof promptly after the Expiration Date.

    Holders who tender Old Notes in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the Old Notes in connection with the Exchange Offer. We will pay all charges and expenses, other than specified applicable taxes. See the heading "--Fees and Expenses."

    WE MAKE NO RECOMMENDATION TO THE HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES IN THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR FINANCIAL POSITIONS AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
            , unless we, in our sole discretion, extend the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

    In order to extend the Exchange Offer, we will notify the Exchange Agent of any extension by oral notice (confirmed in writing) or written notice and will make a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after each previously scheduled expiration date.

    We reserve the right in our sole discretion, subject to applicable law, at any time and from time to time:

    - to delay the acceptance of the Old Notes for exchange;

    - to terminate the Exchange Offer (whether or not any Old Notes have already been accepted for exchange) if we determine, in our sole discretion, that any of the events or conditions referred to under the heading "--Conditions to the Exchange Offer" has occurred or exists or has not been satisfied;

    - to extend the Expiration Date and retain all Old Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of the Old Notes to withdraw their tendered Old Notes as described under the heading "--Withdrawal Rights"; and

    - to waive any condition or otherwise amend the terms of the Exchange Offer in any respect.

    If we amend the Exchange Offer in a manner that we determine constitutes a material change, or if we waive a material condition of the Exchange Offer, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the affected Old Notes, and we will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

    Any such delay in acceptance, termination, extension or amendment will be followed promptly by oral or written notice thereof to the exchange agent (any such oral notice to be promptly confirmed in writing) and by making a public announcement, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, and subject to applicable laws, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF NEW NOTES

    Upon the terms and subject to the conditions of the Exchange Offer, we will exchange, and will issue to the exchange agent, New Notes for Old Notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under the heading "--Withdrawal Rights") promptly after the Expiration Date.

    In all cases, delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the exchange agent of:

    - Old Notes or a book-entry confirmation of a book-entry transfer of Old Notes into the exchange agent's account at DTC;

    - the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees; and

    - any other documents required by the letter of transmittal.

Accordingly, the delivery of New Notes might not be made to all tendering holders at the same time, and will depend upon when Old Notes or book-entry confirmations with respect to Old Notes and other required documents are received by the exchange agent. The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of Old Notes into the exchange agent's account at DTC.

    Subject to the terms and conditions of the Exchange Offer, we will be deemed to have accepted for exchange, and thereby exchanged, Old Notes validly tendered and not withdrawn as, if and when we give oral or written notice to the exchange agent (any such oral notice to be promptly confirmed in writing) of our acceptance of such Old Notes for exchange pursuant to the Exchange Offer. Our acceptance for exchange of Old Notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the Exchange Offer. The exchange agent will act as agent for us for the purpose of receiving tenders of Old Notes, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving Old Notes, letters of transmittal and related documents and transmitting New Notes to holders who validly tendered Old Notes. Such exchange will be made promptly after the Expiration Date of the Exchange Offer. If for any reason the acceptance for exchange or the exchange of any Old Notes tendered pursuant to the Exchange Offer is delayed (whether before or after our acceptance for exchange of Old Notes), or we extend the Exchange Offer or are unable to accept for exchange or exchange Old Notes tendered pursuant to the Exchange Offer, then, without prejudice to our rights set forth in this Prospectus and in the letter of transmittal, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Old Notes and such Old Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under the heading "--Withdrawal Rights."

PROCEDURES FOR TENDERING OLD NOTES

VALID TENDER

    Except as set forth below, in order for Old Notes to be validly tendered pursuant to the Exchange Offer, either:

    - a properly completed and duly executed letter of transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must be received by the exchange agent at the address set forth under the heading "--Exchange Agent" prior to the Expiration Date, and tendered Old Notes must be received by the exchange agent, or such Old Notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the exchange agent, in each case prior to the Expiration Date; or

    - the guaranteed delivery procedures set forth below must be complied with.

    If less than all of the Old Notes are tendered, a tendering holder should fill in the amount of Old Notes being tendered in the appropriate box on the letter of transmittal. The entire amount of Old Notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

    If any letter of transmittal, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing. Unless waived by us, evidence satisfactory to us of such person's authority to so act must also be submitted.

    Any beneficial owner of Old Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the Exchange Offer.

    The method of delivery of Old Notes, the letter of transmittal and all other required documents is at the option and sole risk of the tendering holder. Delivery will be deemed made only when actually received by the exchange agent. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery and proper insurance should be obtained. No letter of transmittal or Old Notes should be sent to Wheeling Island Gaming, Inc. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect these transactions for them.

BOOK-ENTRY TRANSFER

    The exchange agent will make a request to establish an account with respect to the applicable Old Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfers. However, although delivery of Old Notes may be effected by book-entry transfer into the exchange agent's account at DTC, the letter of transmittal (or facsimile thereof), properly completed and duly executed, any required signature guarantees and any other required documents must in any case be delivered to and received by the exchange agent at its address set forth under the heading "--Exchange Agent" prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

    DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

SIGNATURE GUARANTEES

    Old Notes need not be endorsed and signature guarantees on a letter of transmittal or a notice of withdrawal, as the case may be, are unnecessary unless: (1) the Old Notes are registered in a name other than that of the person surrendering the certificate; or (2) a registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the letter of transmittal.

    In the case of (1) or (2) above, Old Notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the letter of transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein): (a) a bank, (b) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer,
(c) a credit union, (d) a national securities exchange, registered securities association or clearing agency or (e) a savings association that is a participant in a Securities Transfer Association.

GUARANTEED DELIVERY

    If a holder desires to tender Old Notes pursuant to the Exchange Offer and the certificates for such Old Notes are not immediately available or time will not permit all required documents to reach the exchange agent before the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Old Notes may nevertheless be tendered, PROVIDED that all of the following guaranteed delivery procedures are complied with:

    - such tenders are made by or through an eligible guarantor institution;

    - prior to the Expiration Date, the exchange agent receives from such eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form accompanying the letter of transmittal, setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent. The notice of guaranteed delivery may be delivered by hand, or transmitted by facsimile or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

    - all tendered Old Notes (or book-entry confirmation), in proper form for transfer, together with a properly completed and duly executed letter of transmittal, with any required signature guarantees and any other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

DETERMINATION OF VALIDITY

    All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Old Notes will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the right, in our sole discretion, to reject any and all tenders we determine not to be in proper form or the acceptance for exchange of which may, in the view of our counsel, be unlawful. We also reserve the right, subject to applicable law, to waive any of the conditions of the Exchange Offer as set forth under the heading "--Conditions to the Exchange Offer" or any defect or irregularity in any tender of Old Notes of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders.

    Our interpretation of the terms and conditions of the Exchange Offer (including the letter of transmittal and its instructions) will be final and binding on all parties. No tender of Old Notes will be deemed to have been validly made until all defects or irregularities with respect to such tender have been cured or waived. None of Wheeling Island Gaming, Inc., any of our affiliates, the exchange agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

RESALES OF THE NEW NOTES

    Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties unrelated to us, we believe that holders of Old Notes who exchange their Old Notes for New Notes may offer for resale, resell and otherwise transfer such New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act. This would not apply, however, to any holder that is a broker-dealer that acquired Old Notes as a result of market-making activities or other trading activities or directly from us for resale under an available exemption under the Securities Act. Also, resale would only be permitted for New Notes that (1) are acquired in the ordinary course of a holder's business, (2) where such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and (3) such holder is not an "affiliate" of Wheeling Island Gaming, Inc. The staff of the Commission has not considered the Exchange Offer in the context of a no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes under the Exchange Offer, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See the section "Plan of Distribution."

WITHDRAWAL RIGHTS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to the Expiration Date of the Exchange Offer. In order for a withdrawal to be effective, such withdrawal must be in writing and timely received by the exchange agent at its address set forth under the heading "--Exchange Agent" prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Old Notes to be withdrawn, and (if such Old Notes have been tendered) the name of the registered holder of the Old Notes as set forth on the Old Notes, if different from that of the person who tendered such Old Notes. If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, the notice of withdrawal must specify the serial numbers on the particular Old Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution, except in the case of Old Notes tendered for the account of an eligible guarantor institution. If Old Notes have been tendered pursuant to the procedures for book-entry transfer set forth under the heading "--Procedures for Tendering Old Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Old Notes and must otherwise comply with the procedures of DTC. Withdrawals of tenders of Old Notes may not be rescinded. Old Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time prior to the Expiration Date of the Exchange Offer by following any of the procedures described above under the heading "--Procedures for Tendering Old Notes."

    All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by us, in our sole discretion, which determination will be final and binding on all parties. Neither Wheeling Island Gaming, Inc., any of our affiliates, the exchange agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Old Notes that have been tendered but that are withdrawn will be returned to the holder promptly after withdrawal.

CONDITIONS TO THE EXCHANGE OFFER

    If any of the following conditions has occurred or exists or has not been satisfied, as the case may be, prior to the Expiration Date, we will not be required to accept for exchange any Old Notes and will not be required to issue New Notes in exchange for any Old Notes:

    - a change in the current interpretation by the staff of the Commission that permits resale of New Notes as described above under the heading "--Resales of the New Notes;"

    - the institution or threat of an action or proceeding in any court or by or before any governmental agency or body with respect to the Exchange Offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the Exchange Offer;

    - the adoption or enactment of any law, statute, rule or regulation that, in our judgment, would reasonably be expected to impair our ability to proceed with the Exchange Offer;

    - the issuance of a stop order by the Commission, any state securities authority or any gaming or racing authority suspending the effectiveness of the Registration Statement, or proceedings for that purpose;

    - failure to obtain any governmental approval that we consider necessary for the consummation of the Exchange Offer as contemplated hereby; or

    - any change or development involving a prospective change in our business or financial affairs that we think might materially impair our ability to proceed with the Exchange Offer.

    If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, as the case may be, at any time prior to the Expiration Date, we may, subject to applicable law, at any time and from time to time, terminate the Exchange Offer (whether or not any Old Notes have already been accepted for exchange) or waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes. In this case, we will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

EXCHANGE AGENT

    U.S. Bank, N.A., has been appointed as the exchange agent. Delivery of the letter of transmittal and any other required documents, questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

BY FACSIMILE (FOR ELIGIBLE GUARANTOR INSTITUTIONS ONLY):
(651) 244-0711

CONFIRM BY TELEPHONE:
(651) 244-8677

BY HAND OR OVERNIGHT COURIER, OR BY REGISTERED OR CERTIFIED MAIL:
U.S. Bank, N.A.
180 East 5th Street
St. Paul, Minnesota 55101
Attention: Frank Leslie

    DELIVERY TO OTHER THAN THE ABOVE ADDRESS OR FACSIMILE NUMBER WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

    We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. Additional solicitation may be made personally or by telephone or other means by our officers, directors or employees.

    We have not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Old Notes, and in handling or tendering for their customers.

    Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that if New Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the Exchange Offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such transfer tax or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer tax will be billed directly to such tendering holder.

                                USE OF PROCEEDS

    The Exchange Offer is intended to satisfy certain obligations of Wheeling Island Gaming, Inc. under the Registration Rights Agreement. We will not receive any proceeds from the issuance of the New Notes or the closing of the Exchange Offer.

    In consideration for issuing the New Notes as contemplated in this Prospectus, we will receive in exchange an equal number of Old Notes in like principal amount. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except as otherwise described in the section "The Exchange Offer" under the heading "Terms of the Exchange Offer." The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. The proceeds from the Offering have been used to purchase all of the shares of our common stock owned by WHX Entertainment Corp., to repay the outstanding indebtedness under our original revolving credit facility, to pay fees and expenses and for general corporate purposes.

                                 CAPITALIZATION

    The following table sets forth our unaudited cash and cash equivalents and capitalization as of September 30, 2001 on an actual basis and on a pro forma basis after giving effect to the Offering and the other transactions set forth in the section "Prospectus Summary" under the heading "Recent Developments." You should read this table in conjunction with the sections "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Consolidated Financial Statements" and our historical financial statements and related notes included elsewhere in this Prospectus.

                                                                  AS OF
                                                            SEPTEMBER 30, 2001
                                                           --------------------
                                                            ACTUAL    PRO FORMA
                                                           --------   ---------
                                                              (IN THOUSANDS)
Cash and cash equivalents................................  $ 8,768    $ 10,955
                                                           =======    ========
Long-term debt (including current maturities):
  $20.0 million revolving credit facility................   12,000          --
  New $40.0 million revolving credit facility(1).........       --          --
  10 1/8% Senior Notes due 2009..........................       --     125,000
                                                           -------    --------
    Total long-term debt.................................   12,000     125,000
Shareholders' equity(2)..................................   24,108      11,861
                                                           -------    --------
    Total capitalization.................................  $36,108    $136,861
                                                           =======    ========

------------------------

(1) The total commitment under our new revolving credit facility is $40.0 million. As of the date of this Prospectus, we have approximately $25.3 million available to be drawn down under the new revolving credit facility, none of which has been drawn down. The covenants contained in the new revolving credit facility may prevent us from drawing down the full amount of the new revolving credit facility at any given time.

(2) Pro forma adjustments reflect the acquisition of all of the shares of our common stock held by WHX for total consideration of $105.0 million in cash, along with $0.1 million in related acquisition costs. The acquisition will be accounted for using purchase accounting under Financial Accounting Standards (FAS) No. 141, "Business Combinations." Accordingly, tangible and intangible assets will be stepped-up by 50% of the difference between the carrying value and the fair value of the assets. Likewise, 50% of the net shareholders' equity will be eliminated.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The summary financial data presented below as of and for the five years ended December 31, 2000 has been derived from our audited financial statements. The summary financial data presented below as of and for the nine months ended September 30, 2000 and 2001 has been derived from our unaudited financial statements. In the opinion of management, the unaudited financial statements have been prepared on a basis consistent with the audited financial statements and include all adjustments, which are normal recurring adjustments, necessary for a fair presentation of the results of operations for the periods presented. Results of operations for the interim periods are not indicative of the results that might be expected for any other interim period or for an entire year. You should read this table in conjunction with the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this Prospectus.

                                                                                                            NINE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                               SEPTEMBER 30,
                                  -------------------------------------------------------------------   -------------------------
                                     1996          1997          1998          1999          2000          2000          2001
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                               (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
INCOME STATEMENT DATA:
Operating revenues:
  Gaming revenues(1)............  $    10,354   $    17,731   $    22,895   $    25,613   $    46,872   $    34,460   $    52,259
  Pari-mutuel revenues..........        9,262         9,342         9,464         9,245         9,205         7,118         7,160
  Food and beverage revenues....        1,928         2,252         2,514         2,539         3,875         2,813         3,461
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
    Total operating revenues....       21,544        29,325        34,873        37,397        59,952        44,391        62,880
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Operating expenses:
  Purse expense--gaming.........        2,304         3,980         5,151         5,788        10,624         7,812        11,867
  Other gaming costs............        3,093         4,937         6,245         5,805         8,026         5,723         7,907
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
    Gaming expenses.............        5,397         8,917        11,396        11,593        18,650        13,535        19,774
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
  Purse expense--pari-mutuel....        2,133         2,131         2,155         2,080         2,088         1,634         1,569
  Pari-mutuel and admissions....        1,820         1,970         2,015         2,177         2,459         1,833         1,969
  Facilities and maintenance....        1,814         1,768         1,746         1,921         1,975         1,441         1,715
  Racing and marketing..........        1,522         1,669         1,840         2,069         2,058         1,473         1,815
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
    Pari-mutuel expenses........        7,289         7,538         7,756         8,247         8,580         6,381         7,068
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
  Food and beverage expenses....        1,457         1,652         1,838         1,989         3,131         2,198         2,993
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
  Management fees(2)............        5,800         9,050        11,275        13,939        15,162        11,372        19,485
  General and administrative
    expenses(3).................        1,282         1,349         1,400         1,617         1,935         1,410         2,328
  Depreciation and
    amortization................          857           926           902           875         2,600         1,754         2,670
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
    Total operating expenses....       22,082        29,432        34,567        38,260        50,058        36,650        54,318
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
  Income (loss) from
    operations..................         (538)         (107)          306          (863)        9,894         7,741         8,562
Other income....................        1,142           279            --            --            --            --            --
Interest income (expense),
  net...........................          119            60            75           135          (424)         (137)         (614)
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
  Income (loss) before income
    tax.........................          723           232           381          (728)        9,470         7,604         7,948
Income tax expense (benefit)....          287           128           180          (202)        3,266         2,581         2,657
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
    Net income (loss)...........  $       436   $       104   $       201   $      (526)  $     6,204   $     5,023   $     5,291
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
OTHER FINANCIAL DATA:
EBITDA(4).......................  $     7,261   $    10,148   $    12,483   $    13,951   $    27,656   $    20,867   $    30,717
Cash provided by (used in)
  operating activities..........        1,474           226           605        10,319           549          (872)        9,125
Cash used in investing
  activities....................       (1,146)         (353)         (151)       (5,429)      (17,327)      (16,626)       (2,877)
Cash provided by (used in)
  financing activities..........         (260)           --            --            --        14,500        15,500        (2,500)
Capital expenditures............        1,185           353           151         5,429        17,060        16,399         2,867
Ratio of earnings to fixed
  charges(5)....................           --            --            --            --          14.7x         21.5x         12.1x
Pro forma ratio of earnings to
  fixed charges(10).............                                                                 12.8x                        8.3x

                                                                                                            NINE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                               SEPTEMBER 30,
                                  -------------------------------------------------------------------   -------------------------
                                     1996          1997          1998          1999          2000          2000          2001
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
OPERATING DATA:
Gaming square footage(6)........       18,834        18,834        18,834        22,024        33,694        33,694        33,160
Gross terminal income(7)........  $17,137,003   $29,120,174   $37,533,203   $41,982,562   $77,512,872   $56,697,165   $85,082,612
Number of slot machines(6)......          705           705           705           800         1,280         1,280         1,400
Slot machine win per unit per
  day(8)........................  $    100.65   $    120.11   $    153.68   $    179.98   $    220.76   $    237.23   $    236.55
Total pari-mutuel handle(9).....  $56,865,995   $57,765,917   $58,904,041   $57,337,724   $56,590,654   $44,213,890   $42,389,318

                                                          AS OF DECEMBER 31,                               AS OF SEPTEMBER 30,
                                  -------------------------------------------------------------------   -------------------------
                                     1996          1997          1998          1999          2000          2000          2001
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                                      (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.......      $ 2,081       $ 1,954       $ 2,408       $ 7,298       $ 5,020       $ 5,300       $ 8,768
Total assets....................       15,879        15,067        15,015        24,994        37,843        37,373        41,476
Total debt......................           --            --            --            --        14,500        15,500        12,000
Shareholders' equity............       12,834        12,938        13,139        12,613        18,817        17,636        24,108

------------------------------
 (1) Gaming revenues represent gross revenues from slot machine gaming, or total amounts wagered, net of winning patron payouts (the "gross terminal income") less (i) a fee of up to 4% of gross terminal income paid to the Lottery Commission for administering slot machine gaming at the licensee's racetrack (the "administration fee"), (ii) a tax of 30% of the gross terminal income (net of the administration fee) paid to West Virginia's general revenue fund and (iii) an amount of 9% of the gross terminal income (net of the administration fee) to be paid to various state funds, including funds for tourism promotion, Ohio County, employee pension programs and other programs. In addition, new legislation, which became effective as of July 1, 2001, increased the State's share of gross terminal income (net of the administration fee), a portion of which would be recouped by us for making certain types of capital improvements. See the section "Government Regulation."

 (2) Historically, we recorded and paid management fees to two shareholders based on the total operating revenues of the preceding year pursuant to management services agreements that terminated upon consummation of the Offering.

 (3) Effective December 19, 2001, Wheeling Island Gaming, Inc. entered into an administrative services agreement pursuant to which administrative fees are recorded and paid to Sportsystems Corporation. Pursuant to this agreement, Sportsystems receives a fee that is equal to the greater of 1.5% of preceding year total operating revenues or $1.2 million per year.

 (4) "EBITDA" means earnings before interest, taxes, depreciation, amortization and management fees. EBITDA is presented as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry. EBITDA should not be construed as an alternative to operating income or net income (as determined in accordance with generally accepted accounting principles, or GAAP) as an indicator of cash flows or a measure of liquidity. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as presented here may not be comparable to a similarly titled measure presented by other companies.

 (5) For the purposes of calculating the ratio of earnings to fixed charges, "earnings" represent income before income taxes plus fixed charges. "Fixed charges" consist of interest expense, whether expensed or capitalized, and amortization of debt financing costs. There was no ratio of earnings to fixed charges for each of the fiscal years ended December 31, 1996 through 1999 because there were no fixed charges for these years.

 (6) The gaming square footage and number of slot machines are given as of the end of each period presented.

 (7) Gross terminal income represents gross revenues from slot machine gaming, or total amounts wagered, net of winning patron payouts.

 (8) Slot machine win per unit per day refers to the gross terminal income for a given period divided by the average number of slot machines operating in that period divided by the number of days in that period.

 (9) Total pari-mutuel handle refers to the total dollar amount wagered at our facility on either live greyhound racing or any racing simulcasted into the facility.

 (10) For purposes of calculating the pro forma ratio of earnings to fixed charges, historical fixed charges are adjusted for the estimated net increase in interest expense as if the retirement of our original revolving credit facility and the issuance of the Notes had occurred on June 30, 2000 (the date of origination of the revolving credit facility).

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                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the section "Selected Historical Consolidated Financial Data" and the consolidated financial statements and related notes included elsewhere in this Prospectus.

OVERVIEW

GENERAL

    We own and operate Wheeling Downs Racetrack & Gaming Center, a premier 174,000-square foot gaming and entertainment complex located in Wheeling, West Virginia, which offers slot machine gaming and live and simulcast pari-mutuel wagering. We operate principally through three business segments:

    - GAMING OPERATIONS. The slot machine gaming segment is comprised of 1,537 slot machines situated within 33,160 square feet of gaming area. The gaming mix is comprised of 1,155 slot machines that dispense coins and 382 slot machines that dispense vouchers for patron winnings. The gaming mix includes one progressive game that links multiple machines playing for a larger combined jackpot.

    - PARI-MUTUEL OPERATIONS. The pari-mutuel operations segment consists of pari-mutuel wagering on live greyhound races and on greyhound, thoroughbred and harness events that are simulcast from other racetracks. Wheeling Downs currently conducts eight live greyhound performances each week and offers a mix of simulcast wagering every day.

    - FOOD AND BEVERAGE OPERATIONS. The food and beverage operations include a full-service 600-seat clubhouse restaurant, a 145-seat buffet-style restaurant, four concession stands, three lounges and two bars.

GAMING OPERATIONS

    Gaming revenues represent gross revenues from slot machine gaming, or total amounts wagered, net of winning patron payouts (the "gross terminal income") less (i) a fee of up to 4% of gross terminal income paid to the Lottery Commission for administering slot machine gaming at the licensee's racetrack (the "administration fee"), (ii) a tax of 30% of the gross terminal income (net of the administration fee) paid to the State's general revenue fund and
(iii) an amount of 9% of the gross terminal income (net of the administration fee) to be paid to various state funds, including funds for tourism promotion, Ohio County, employee pension programs and other programs. All revenues derived from the operation of slot machines must initially be deposited with the Lottery Commission to be shared in accordance with the provisions of the Lottery Act. From the gross terminal income, the Lottery Commission will deduct the 4% administration fee, and divide the remaining amounts as follows: 61% is returned to the racetrack (of which 14% represents the supplemental purse expense described below), the 30% tax is paid to the State's general revenue fund and the remaining 9% is paid to various state funds. Prior to legislative changes adopted in April 2001 (described below), which became effective as of July 1, 2001, the State refunded the portion of the administration fee in excess of the Lottery Commission's administrative expenses. Such refund has typically represented between 1% and 2% of gross terminal income.

    Gaming expenses represent gaming purse expenses and all payroll and other related costs associated with the gaming operations. Gaming purse expenses are payments made to greyhound owners as required by law, which are in addition to regular purse payments made from pari-mutuel operations. Such gaming purse expenses represent 14% of gross terminal income (net of the administration fee). Other gaming costs include marketing and promotions expenses as they relate to

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gaming, and maintenance, utilities and other facilities expenses allocated to the gaming business segment.

    Historically, our revenues have increased primarily as a result of increasing the number of slot machines. In addition, our revenues have increased due to improving the quality mix of the slot machines, including the addition of the coin-out functionality, and increasing marketing and promotions efforts, particularly through our Preferred Player Club.

    In September 1994, we opened our gaming operations with 400 video lottery terminals. Initially, only video lottery terminals that featured so-called "games of skill" (poker, blackjack and keno) were allowed under the Lottery Act, which was enacted that year. This legislation allowed machines that provided voucher payments for patron winnings and did not permit machines that dropped coins for winnings. In addition, the statute imposed a maximum $2.00 bet limit per game.

    In 1996, new legislation authorized "simulated reel games," which allowed racetracks to install gaming machines featuring the rolling symbols found in traditional slot machines, but having a video screen and voucher pay-out functionality. We introduced these new machines in June 1996 while expanding our slot machine gaming capacity to 705 machines. In October 1997, we introduced a progressive slot machine game that linked multiple machines playing for a single large jackpot. In November 1999, following the passage of legislation allowing "coin-out" reel machines which pay patrons in coins, we expanded our slot machine gaming capacity to 800 machines while adding mechanical reel coin-out machines to our gaming mix.

    In June 2000, we opened our Island Room expansion to accommodate continued growing gaming demand. The Island Room expansion provided an additional 14,000 square feet of gaming space and increased our total slot machines to 1,280. By December 31, 2001, we had further increased the number of slot machines to 1,537.

    In April 2001, the West Virginia legislature adopted new legislation, effective as of July 1, 2001, which increased the maximum bet limit for slot machines from $2.00 to $5.00 per bet. This legislation also eliminated the refund of the portion of the administration fee in excess of the Lottery Commission's administrative expenses. In addition, the new legislation authorized an increase in West Virginia's share of gross terminal income (net of the administration fee) above a predetermined level, defined as the gross terminal income (net of the administration fee) generated for the State's fiscal year ended June 30, 2001. The State will deduct a 10% surcharge from gross terminal income (net of the administration fee) in excess of the predetermined level. After deducting the 10% surcharge, the remainder of the excess gross terminal income (net of the administration fee) will be divided as follows: 50% is returned to the racetrack (of which 8% represents supplemental purse expense), 41% is paid to the State's general revenue fund and the remaining 9% is divided among various state funds. Of the total 10% surcharge, 42% is deposited in a capital reinvestment account attributable to each racetrack. The racetrack is entitled to recoup monies in the capital reinvestment account for certain types of capital improvements made at the racetrack. The recoupment is on a dollar-for-dollar basis. The West Virginia legislature has been, and we believe it will continue to be, willing to enact legislation facilitating the continued growth and development of slot machine gaming at racetracks within the State.

    On August 30, 2001, we received Lottery Commission approval to operate with a total of up to 1,726 slot machines. As a result, by December 31, 2001, we had expanded the number of slot machines to 1,537.

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PARI-MUTUEL OPERATIONS

    Pari-mutuel revenues are derived mainly from two sources: commissions earned on pari-mutuel wagering on live greyhound races held at Wheeling Downs and commissions earned on greyhound, thoroughbred and harness events that are simulcast from other racetracks.

    Pari-mutuel revenues are a function of wagering handle, or the total amount wagered, without regard to predetermined deductions. The total amounts wagered form a pool of funds from which winnings are paid based on odds determined solely by the wagering activity. In pari-mutuel wagering, patrons bet against each other rather than against the operator of the facility or with pre-set odds. The racetrack acts as a stakeholder for the wagering patrons and deducts from the amounts wagered a "take-out" or gross commission. A higher commission is earned on a more exotic wager, such as a trifecta, than on a single-greyhound wager, such as a win, place or show bet. Our pari-mutuel commission rates are fixed by statute as a percentage of the total wagering handle or total amounts wagered. With respect to our live racing operations, such percentage is fixed by West Virginia law at four levels, 16.3%, 19.0%, 21.0% and 23.0%, depending on the complexity of the wager. The lower rate applies to wagering pools involving only win, place and show wagers, while the higher rates apply to pools involving wagers on specified multiple events, such as trifecta, quinella and perfecta wagers. With respect to simulcast racing operations, we have generally opted to apply the commission rates imposed by the jurisdictions of the host racetracks, as we may do with the consent of the Racing Commission. Such rates vary with each jurisdiction and may be more or less favorable than the live racing commission rates. We earned an average combined commission rate of 19.7% for the nine month period ending September 30, 2001, 19.7% in fiscal year 2000, 19.6% in fiscal year 1999 and 19.4% in fiscal year 1998. Average combined commission rate is the total gross commissions earned on live and simulcast wagering divided by total pari-mutuel handle for the respective period.

    Out of our live and simulcast commission revenues, we are required by statute to pay taxes to the state of West Virginia. The amount of pari-mutuel revenues reflected in our income statement is net of these required payments.

    Pari-mutuel expenses represent purse payments to greyhound owners, payroll and other related costs of the pari-mutuel operations. It also includes marketing and promotion expenses, maintenance, utilities and other facilities expenses as they relate to the pari-mutuel operations.

FOOD AND BEVERAGE OPERATIONS

    Food and beverage revenues represent all sales generated by our 600-seat clubhouse restaurant, 145-seat buffet-style restaurant, four concession stands, three lounges and two bars.

    Food and beverage costs include the cost of goods, all food and beverage sales and related payroll and other various costs associated with the food and beverage operations.

MANAGEMENT SERVICES AGREEMENTS

    Historically, we have recorded and paid management fees to two shareholders based on the total operating revenues of the preceding year, pursuant to management services agreements between us and these two shareholders. The management fees were paid on a regular basis as cash was available. Any management fees remaining unpaid at year end were subsequently paid in the first quarter of the following fiscal year. At December 31, 2000, we had $1.6 million in unpaid management fees, which were subsequently paid in January 2001. As of September 30, 2001, no management fees were due. For the months of October, November and December 2001, management fees of $1.1 million, $1.2 million and $0.7 million, respectively, were paid to each of these two shareholders. We also paid fixed monthly administrative fees, subject to price inflation adjustments, to these two shareholders pursuant to the management services agreements, which were included in our general and administrative expenses. For

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the fiscal year ended December 31, 2000 and the nine months ended September 30,
2001, the administrative services fee was $603,000 and $465,000, respectively. The management services agreements terminated upon the closing of the Offering.

RESULTS OF OPERATIONS--NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO NINE
  MONTHS ENDED SEPTEMBER 30, 2000

GAMING OPERATIONS

    Gaming operations accounted for 77.6% and 83.1% of total operating revenues for the nine months ended September 30, 2000 and 2001, respectively.

    Gaming revenues were $52.3 million for the nine months ended September 30, 2001, an increase of $17.8 million or 51.7% from $34.5 million for the nine months ended September 30, 2000. The increase was due primarily to the full nine-month impact of the gaming expansion associated with the opening of the Island Room in June 2000. The opening of the Island Room increased the number of slot machines from 800 to 1,280. In addition, we believe our increased focus on marketing and promotion efforts in 2001, including the full nine-month impact of the Preferred Players Club first introduced in July 2000, contributed to increased gaming revenues.

    Gaming expenses were $19.8 million for the nine months ended September 30, 2001, an increase of $6.3 million or 46.1% from $13.5 million for the nine months ended September 30, 2000. The increase was due primarily to an increase in gaming purse expenses, which were $11.9 million for the nine months ended September 30, 2001, an increase of $4.1 million or 51.9% from $7.8 million for the prior year nine-month period. The increase in gaming purse expenses from gaming is directly attributable to the $28.4 million increase in gross terminal income to $85.1 million for the nine months ended September 30, 2001 from $56.7 million for the nine months ended September 30, 2000. Other gaming costs were $7.9 million for the nine months ended September 30, 2001, an increase of $2.2 million or 38.2% from $5.7 million for the nine months ended September 30, 2000. The increase in other gaming costs was due principally to higher marketing and promotion expenses and increased gaming related payroll costs associated with operating the Island Room gaming expansion for the full nine-month period.

PARI-MUTUEL OPERATIONS

    Pari-mutuel operations accounted for 16.0% and 11.4% of total operating revenues for the nine months ended September 30, 2000 and 2001, respectively.

    Pari-mutuel revenues for the nine months ended September 30, 2001 were $7.2 million, an increase of $0.1 million or 0.6% from $7.1 million for the nine-month period ended September 30, 2000. The increase in pari-mutuel revenues was due to the full nine-month impact of simulcast commissions received from simulcasting our live races to other racetracks, which began in July 2000.

    Pari-mutuel expenses were $7.1 million for the nine months ended
September 30, 2001, an increase of $0.7 million or 10.8% from $6.4 million for the nine months ended September 30, 2000. The increase was due principally to the full nine-month impact of costs related to simulcasting our live races to other racetracks and higher marketing and promotions expenses.

FOOD AND BEVERAGE OPERATIONS

    Food and beverage operations accounted for 6.3% and 5.5% of total operating revenues for the nine months ended September 30, 2000 and 2001, respectively.

    Food and beverage revenues were $3.5 million for the nine months ended September 30, 2001, an increase of $0.7 million or 23.0% from $2.8 million for the nine months ended September 30, 2000.

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The increase was due primarily to the full nine-month impact of operating the
145-seat Island Room buffet-style restaurant which was first opened in June 2000.

    Food and beverage expenses were $3.0 million for the nine months ended September 30, 2001, an increase of $0.8 million or 36.2% from $2.2 million for the nine months ended September 30, 2000. This increase was due to the higher cost of sales associated with the $0.7 million increase in food and beverage revenues during the nine-month period and higher payroll costs related to operating the Island Room Buffet for the full nine-month period.

OTHER EXPENSES

    Management fees totaled $19.5 million for the nine months ended
September 30, 2001, an increase of $8.1 million or 71.3% from $11.4 million for the nine months ended September 30, 2000. Management fees were calculated based on preceding year revenues. The base of revenues used for the calculation of management fees for the nine months ended September 30, 2001 was $22.6 million higher than the revenues used for the calculation of management fees for the prior year.

    General and administrative, or G&A, expenses were $2.3 million for the nine months ended September 30, 2001, an increase of $0.9 million or 65.1% from $1.4 million for the nine months ended September 30, 2000. The increase in G&A expenses was due principally to non-recurring consulting, legal and employment costs incurred during the nine months ended September 30, 2001.

    Depreciation and amortization expenses were $2.7 million for the nine months ended September 30, 2001, an increase of $0.9 million or 52.2% from $1.8 million for the nine months ended September 30, 2000. The increase in depreciation and amortization expense was due to the full nine-month impact of the $17.9 million of assets placed in service during fiscal year 2000. A substantial portion of these assets relate to the Island Room construction.

    Interest income (expense) was $(0.6) million for the nine months ended September 30, 2001, an increase of $(0.5) million from $(0.1) million for the nine months ended September 30, 2000. The increase in interest expense was due to the full nine-month impact of interest expense relating to our original revolving credit facility which was entered into on June 30, 2000.

    Income tax expense (benefit) was $2.7 million for the nine months ended September 30, 2001, an increase of $0.1 million or 2.9% from $2.6 million for the nine months ended September 30, 2000. The increase was directly attributable to the $0.3 million increase in income (loss) before income tax to $7.9 million of income before income tax for the nine months ended September 30, 2001 from $7.6 million of income before income tax for the nine months ended
September 30, 2000.

RESULTS OF OPERATIONS--2000 COMPARED TO 1999

GAMING OPERATIONS

    Gaming operations accounted for 68.5% and 78.2% of total operating revenues for the years ended December 31, 1999 and 2000, respectively.

    Gaming revenues were $46.9 million for the year ended December 31, 2000, an increase of $21.3 million, or 83.0%, from $25.6 million for the year ended December 31, 1999. The increase was due primarily to the full-year impact of the installation of the higher-grossing coin-out slot machines that were first introduced at our facility in November 1999, and the expansion of gaming capacity resulting from the June 2000 opening of the new Island Room. During 2000, we replaced approximately 150 voucher-out terminals with the higher-grossing coin-out slot machines, while expanding our total number of slot machines from 800 to 1,280.

    Gaming expenses were $18.7 million for the year ended December 31, 2000, an increase of $7.1 million, or 60.9%, from $11.6 million for the year ended December 31, 1999. The increase was due

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primarily to the increase in gaming purse expenses, which were $10.6 million for the year ended December 31, 2000, an increase of $4.8 million, or 83.6%, from $5.8 million for the prior fiscal year. The increase in gaming purse expenses from gaming operations was directly attributable to the $35.5 million increase in gross terminal income to $77.5 million for the fiscal year ended
December 31, 2000 from $42.0 million for the prior fiscal year. Other gaming operations costs were $8.0 million for the year ended December 31, 2000, an increase of $2.2 million, or 38.3%, from $5.8 million for the year ended
December 31, 1999. This increase was due primarily to the full-year impact of increased gaming-related payroll costs associated with the introduction of coin-out slot machines in November 1999, and higher marketing and promotions expenses, partially offset by the full-year impact of cost savings related to the renegotiation of a video lottery services agreement from a revenue participation arrangement to a fixed fee arrangement in June 1999.

PARI-MUTUEL OPERATIONS

    Pari-mutuel operations accounted for 24.7% and 15.4% of total operating revenues for the years ended December 31, 1999 and 2000, respectively.

    Pari-mutuel revenues for the fiscal year ended December 31, 2000 were unchanged from the prior fiscal year.

    Pari-mutuel expenses were $8.6 million for the year ended December 31, 2000, an increase of $0.4 million, or 4.0%, from $8.2 million for the year ended December 31, 1999. The increase was due principally to costs associated with simulcasting our live races to other racetracks which we began in July 2000, and increases in payroll costs.

FOOD AND BEVERAGE OPERATIONS

    Food and beverage operations accounted for 6.8% and 6.5% of total operating revenues for the years ended December 31, 1999 and 2000, respectively.

    Food and beverage revenues were $3.9 million for the year ended
December 31, 2000, an increase of $1.4 million, or 52.6%, from $2.5 million for the year ended December 31, 1999. The increase was due primarily to the increased attendance at our facility during the fiscal year ended December 31, 2000 to approximately 943,000 from approximately 763,000 during the prior fiscal year. During June 2000, we also opened the 145-seat Island Room buffet-style restaurant, which was responsible for $0.9 million of the $1.4 million increase in food and beverage revenues for the fiscal year.

    Food and beverage expenses were $3.1 million for the year ended
December 31, 2000, an increase of $1.1 million, or 57.4%, from $2.0 million for the year ended December 31, 1999. This increase primarily represents increased payroll costs related to the opening of the Island Room buffet-style restaurant in June 2000, and increased cost of sales attributable to the $1.4 million increase in food and beverage revenues during the same period.

OTHER EXPENSES

    Management fees totaled $15.2 million for the fiscal year ended
December 31, 2000, an increase of $1.3 million, or 8.8%, from $13.9 million for the prior fiscal year. Management fees were calculated based on preceding year revenues. The base of revenues used for the calculation of management fees for the fiscal year ended December 31, 2000 was $2.5 million higher than the revenues used for the calculation of management fees for the prior year.

    G&A expenses were $1.9 million for the fiscal year ended December 31, 2000, an increase of $0.3 million, or 19.7%, from $1.6 million for the prior fiscal year.

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    Depreciation and amortization expenses were $2.6 million for the fiscal year ended December 31, 2000, an increase of $1.7 million from $0.9 million for the prior fiscal year. The substantial assets placed in service during the fiscal year ended December 31, 2000 represent mainly those assets related to construction of the Island Room. During the fiscal year ended December 31, 2000, $17.9 million of assets were added to our buildings, improvements and equipment accounts. These assets are directly responsible for the increased depreciation and amortization expense.

    Interest income (expense) was $(0.4) million for the fiscal year ended December 31, 2000, an increase of $(0.5) million from $0.1 million for the fiscal year ended December 31, 1999. The increase in interest expense is principally due to the $0.7 million of interest expense related to the borrowings under our existing revolving credit facility, which we entered into on June 30, 2000. Prior to that time, we had no borrowings.

    Income tax expense (benefit) was $3.3 million for the fiscal year ended December 31, 2000, an increase of $3.5 million from $(0.2) million for the fiscal year ended December 31, 1999. The increase was directly attributable to the $10.2 million increase in income (loss) before income tax to $9.5 million of income before income tax for the fiscal year ended December 31, 2000 from a $0.7 million loss before income tax for the fiscal year ended December 31, 1999.

RESULTS OF OPERATIONS--1999 COMPARED TO 1998

GAMING OPERATIONS

    Gaming operations accounted for 65.7% and 68.5% of total operating revenues for the years ended December 31, 1998 and 1999, respectively.

    Gaming revenues were $25.6 million for the year ended December 31, 1999, an increase of $2.7 million, or 11.9%, from $22.9 million for the year ended December 31, 1998. The increase was due primarily to the introduction of coin-out slot machines, and the increase in the number of slot machines at our facility from 705 terminals to 800 terminals in November 1999.

    Gaming expenses were $11.6 million for the year ended December 31, 1999, an increase of $0.2 million, or 1.7%, from $11.4 million for the year ended December 31, 1998. The increase was due primarily to the $0.6 million increase in gaming purse expenses. The increase in gaming purse expenses was partially offset by the decrease in other gaming costs, which were $5.8 million for the fiscal year ended December 31, 1999, a decrease of $0.4 million, or 7.0%, from $6.2 million for the fiscal year ended December 31, 1998. The decrease in other gaming costs was due primarily to cost savings related to the renegotiation of a video lottery services agreement from a revenue participation arrangement to a fixed fee arrangement in June 1999.

PARI-MUTUEL OPERATIONS

    Pari-mutuel operations accounted for 27.1% and 24.7% of total operating revenues for the years ended December 31, 1998 and 1999, respectively.

    Pari-mutuel revenues were $9.2 million for the year ended December 31, 1999, a decrease of $0.3 million, or 2.3%, from $9.5 million for the year ended December 31, 1998. The decrease in revenues was attributable to the $1.6 million decrease in pari-mutuel betting activity to $57.3 million for the fiscal year ended December 31, 1999 from $58.9 million for the fiscal year ended December 31, 1998.

    Pari-mutuel expenses were $8.2 million for the year ended December 31, 1999, an increase of $0.4 million, or 6.3%, from $7.8 million for the year ended December 31, 1998. The increase in pari-mutuel expenses was attributable to increases of $0.3 million in racing and marketing costs,

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$0.2 million in facilities and maintenance costs, and $0.2 million in pari-mutuel and admissions costs. This was partially offset by the $0.1 million decrease in purse expenses from pari-mutuel operations.

FOOD AND BEVERAGE OPERATIONS

    Food and beverage operations accounted for 7.2% and 6.8% of total operating revenues for the years ended December 31, 1998 and 1999, respectively.

    Food and beverage revenues for the year ended December 31, 1999 were unchanged from the year ended December 31, 1998.

    Food and beverage expenses were $2.0 million for the year ended
December 31, 1999, an increase of $0.2 million, or 8.2%, from $1.8 million for the year ended December 31, 1998.

OTHER EXPENSES

    G&A expenses for the fiscal year ended December 31, 1999 were $1.6 million, an increase of $0.2 million or 15.5% from $1.4 million for the fiscal year ended December 31, 1998.

    Management fees for the fiscal year ended December 31, 1999 were $13.9 million, an increase of $2.6 million, or 23.6%, from $11.3 million for the fiscal year ended December 31, 1998. The increase was due to the increase in the base of revenues used for calculation of management fees for the fiscal year ended December 31, 1999, which was $5.5 million higher than the revenues used for calculation of management fees for the year ended December 31, 1998.

    Depreciation and amortization expenses were $0.9 million for the fiscal year ended December 31, 1999 which was unchanged from the fiscal year ended
December 31, 1998.

    Interest income (expense) for the fiscal year ended December 31, 1999 was unchanged from the fiscal year ended December 31, 1998.

    Income tax expense (benefit) was $(0.2) million for the fiscal year ended December 31, 1999, a decrease of $(0.4) million from $0.2 million for the fiscal year ended December 31, 1998. Such decrease was due to the decrease in income
(loss) before income taxes to $(0.7) million for the fiscal year ended
December 31, 1999 from $0.4 million for the fiscal year ended December 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES

    As of September 30, 2001 and September 30, 2000, we had cash and cash equivalents of $8.8 million and $5.3 million, respectively. Our principal source of liquidity during the nine months ended September 30, 2000 and 2001 consisted of cash from operating activities and borrowings under our original revolving credit facility, which has since been repaid. Cash provided by (used in) operating activities was $9.1 million for the nine months ended September 30, 2001 as compared to $(0.9) million for the nine months ended September 30, 2000. The $10.0 million increase was due primarily to the timing of payments of management fees to shareholders, as well as an increase in cash from operations.

    As of December 31, 2000 and 1999, we had cash and cash equivalents of $5.0 million and $7.3 million, respectively. Our principal sources of liquidity have consisted of cash from operating activities and, beginning in fiscal year 2000, borrowings under our original revolving credit facility. Cash provided by operating activities was $0.5 million for the fiscal year ended December 31, 2000 as compared to $10.3 million for the fiscal year ended December 31, 1999. The $9.8 million decrease was due primarily to the timing of payments of management fees to shareholders, offset partially by higher net income of $6.7 million. The Island Room expansion was funded in 1999 and the first half of 2000 by cash provided by operations and the deferral of $15.2 million of management fees which were paid in full on June 30, 2000 with borrowings under our original revolving credit facility.

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    Cash provided by (used in) investing activities for the nine months ended
September 30, 2001 and September 30, 2000 was $(2.9) million and $(16.6) million, respectively. The $13.7 million decrease in cash used for investing activities was due primarily to the capital expenditures made for the Island Room expansion and for the additional slot machines and security equipment during the nine months ended September 30, 2000. Cash provided by (used in) investing activities for the fiscal year ended December 31, 2000 and 1999 was $(17.3) million and $(5.4) million, respectively. The $11.9 million increase in cash used for investing activities represents capital expenditures made for the Island Room expansion during the fiscal year ended December 31, 2000.

    Cash provided by (used in) financing activities for the nine months ended September 30, 2001 and September 30, 2000 was $(2.5) million and $15.5 million, respectively. The $18.0 million decrease in cash provided by financing activities was due to the June 30, 2000 closing of our original revolving credit facility. At the time of the closing of the original revolving credit facility, we borrowed $16.5 million under the original revolving credit facility, which was reduced to $15.5 million by September 30, 2000. During the nine months ended September 30, 2001, we made repayments of $2.5 million against the original revolving credit facility reducing the balance to $12.0 million. Cash provided by financing activities for the fiscal year ended December 31, 2000 was $14.5 million, representing our initial borrowing of $16.5 million under the original revolving credit facility, reduced during the second half of fiscal year 2000 by a repayment of $2.0 million under the original revolving credit facility with cash generated from operating activities. We had no debt outstanding during the fiscal year ended December 31, 1999. We repaid all amounts borrowed under the original revolving credit facility with a portion of the net proceeds from the Offering.

    We used part of the proceeds from the Offering to repurchase all of the shares of our common stock owned by WHX Entertainment Corp. Of the $105.0 million total consideration paid for the repurchase, $90.0 million is attributable to the purchase price for the shares and $15.0 million is attributable to a non-compete agreement entered into with WHX. As a result of the stock repurchase, the management services agreements with WHX and Sportsystems Corporation terminated and we no longer incur management and administrative services fee expenses under such agreements. We have entered into an administrative services agreement with Sportsystems and Delaware North, which became effective upon the closing of the Offering. Pursuant to this administrative services agreement, Sportsystems receives an annual administrative services fee that is equal to the greater of 1.5% of preceding year total operating revenues or $1.2 million for certain administrative support services provided to us by Sportsystems and Delaware North. In addition, at the closing of the Offering we paid a one-time advisory fee to Delaware North, pursuant to an advisory services agreement, that equalled 1.25% of the $105.0 million total consideration for advisory services provided in connection with the negotiation, structuring and financing of the stock purchase transaction.

    Simultaneously with the consummation of the Offering, we entered into a new revolving credit facility. The total commitment under the new revolving credit facility is $40.0 million. As of the date of this Prospectus, we have approximately $25.3 million available to be drawn down under the new revolving credit facility, none of which has been drawn down. The stated maturity date of the new revolving credit facility is five years from the closing, and, commencing on December 31, 2003, the commitment will be reduced by $2.5 million at the end of each quarter until the commitment is reduced to $20.0 million. The new revolving credit facility is secured by all of our assets, including a first mortgage on our property, and is guaranteed by our wholly owned subsidiaries. See the section "Description of Certain Indebtedness."

    The preparatory phase of the Wheeling Downs expansion, which includes relocation of utilities and parking space, began in October 2001. The projected cost of the Wheeling Downs expansion is approximately $60.0 million. We expect to complete the expansion and open the new area for gaming by June 2003. The Wheeling Downs expansion will be funded through cash provided by our operating activities and borrowings under our new revolving credit facility. See the section "Risk Factors" under

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the heading "Failure to complete our Wheeling Downs expansion on budget and on time could adversely affect our business."

    We believe that the cash flow from our operations and the availability under our new revolving credit facility will provide adequate funds for our working capital needs, planned capital expenditures, including the Wheeling Downs expansion, and debt service requirements for the foreseeable future. However, our ability to fund our operations, make planned capital expenditures, make scheduled payments and refinance our indebtedness depends on our future operating performance and cash flow, which, in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond our control.

RECENTLY ISSUED ACCOUNTING STANDARDS

    The Securities and Exchange Commission has issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101). SAB 101 is effective in the fourth quarter of fiscal years beginning after December 15, 1999. SAB 101 summarizes appropriate criteria to be considered in determining recognition of revenue. Adoption of SAB 101 did not have a material impact on our financial position or results of operations.

    In June 2001, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards (SFAS) No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets," which are effective July 1, 2001 and January 1, 2002, respectively. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. With the adoption of SFAS No. 142 on January 1, 2002 (earlier adoption is not permitted), goodwill will no longer be amortized over its estimated useful life. Rather, goodwill will be subject to at least an annual assessment for impairment by applying a fair-value- based test. We are in the process of evaluating the financial statement impact of adoption of SFAS No. 142. Any transition related impairment charge if applicable as of January 1, 2002 would be classified as a cumulative effect of a change in accounting principle. In addition, under the new rules, any future acquired intangible asset will be separately recognized if the benefit of the intangible is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the acquirer's intent to do so. Intangible assets with definitive lives will be amortized over their useful lives.

    In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", which will be effective January 1, 2003. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement requires that the fair value of a liability of an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as a part of the carrying amount of the long-lived asset. Implementation of SFAS No. 143 is not expected to have a material impact on our financial position and results of operations.

    In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which will be effective
January 1, 2002. The changes in this Statement improve financial reporting by requiring that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and by broadening the presentation of discontinued operations to include more disposal transactions. Implementation of SFAS No. 144 is not expected to have a material impact on our financial position and results of operations.

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                                    BUSINESS

    We own and operate Wheeling Downs Racetrack & Gaming Center, a premier gaming and entertainment complex located in Wheeling, West Virginia. Wheeling Downs features 1,537 slot machines, a greyhound race track, pari-mutuel wagering on live greyhound racing and simulcast greyhound, thoroughbred and harness racing and various dining venues.

OPERATIONS

    Wheeling Downs Racetrack & Gaming Center is a 174,000-square foot facility that, as of December 31, 2001, featured:

    - 33,160 square feet of gaming area with 1,537 slot machines;

    - a 1/4 mile greyhound racetrack with a 2,400-seat grandstand and mezzanine area;

    - a full-service 600-seat clubhouse restaurant, a 145-seat buffet-style restaurant, four concession stands, three lounges and two bars; and

    - 1,800 parking spaces.

GAMING OPERATIONS

    We currently operate 1,537 gaming devices in three main gaming areas. Other than 332 slot machines which we lease, we own all of the slot machines operating at our facility. The Island Room expansion was completed as an annex to the existing racetrack facility in June 2000 and contains 698 slot machines. We recently renovated the Fairgrounds Room, which contains 575 slot machines and is located in the original lower grandstand of the racetrack. The concourse area contains 264 additional slot machines. Currently, 1,155 of the slot machines at our facility have the coin-out payment functionality, while the remainder pay out in vouchers redeemable at various cashier stations. We offer one local progressive slot machine game, which links multiple machines playing for a single jackpot. We plan to participate in statewide progressive slot machine games as they are sanctioned by the West Virginia Lottery Commission. Such statewide progressive slot machine games, which are currently under evaluation by the Lottery Commission, will link slot machine terminals located in all four West Virginia racetracks, each contributing to a progressive statewide jackpot.

PARI-MUTUEL OPERATIONS

    We offer pari-mutuel wagering on live greyhound racing events and greyhound, thoroughbred and harness racing events simulcast from other racetracks across the country. We conduct eight live racing events each week, and offer wagering on simulcast racing events every day. A live greyhound racing event consists of 15 greyhound races. We typically simulcast between four and 21 racing programs per day.

FOOD AND BEVERAGE OPERATIONS

    Food and beverage operations at our facility are comprised of a full-service 600-seat clubhouse restaurant in the upper level of the grandstand, a 145-seat buffet-style restaurant located in the Island Room and four concession stands, three lounges and two bars.

MARKETING

    Our marketing efforts are dedicated to media and promotional programs that aim to attract and retain gaming customers. Our spending for media and promotional programs principally targets the major markets within a 100-mile radius around Wheeling, West Virginia, including the local regional

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area and the major cities of Akron, Canton and Youngstown, Ohio and Pittsburgh,
Pennsylvania, and, in addition, Columbus, Ohio.

    Our primary promotional tool used to develop customer loyalty is the Preferred Player Club, which we introduced in July 2000. The Preferred Player Club provides gaming customers with reward incentives for increased levels of play. We administer the Preferred Player Club through the use of a player tracking system. The player tracking system also contains information concerning customer preferences and interests that allows us to tailor our program rewards and other promotions accordingly. Over 48,000 customers joined the Preferred Player Club within the first six months of its introduction. We averaged 1,200 new members per week for the first nine months of 2001. Total club membership as of November 1, 2001 exceeded 100,000 members. In the future, we expect to strengthen the Preferred Player Club by improving the variety of rewards offered to members.

    Our marketing efforts aimed at group sales represent an integral part of our marketing program. We offer group packages designed to cater to groups that travel by bus in an effort to attract customers from the outlying regions of our market area who would not normally drive to our facility. We provide incentives for these groups in the form of discounts on food and beverage services, as well as coupons that can be redeemed for slot machine gaming. Due to our concentrated efforts on developing our group sales business, the bus traffic at our facility has grown significantly. For the nine months ended September 30, 2001, we had 1,259 bus groups visit our facility, as compared to 785 bus groups that visited our facility for the same period in the year 2000.

    Our other marketing efforts include:

    - creative and highly publicized special events promotions directed at our current markets in West Virginia, Ohio and Pennsylvania;

    - cash and merchandise give-aways; and

    - food and beverage specials and local entertainment attractions.

    Our marketing and promotional efforts include extensive use of television, radio and print media advertising in our primary market. During fiscal year 2000, we spent a total of $2.6 million on marketing and advertising programs. Of this amount, $1.1 million was spent on media advertising and $1.5 million was spent on promotional programs, including all reward expenditures related to the Preferred Player Club. For the year ended December 31, 2000, the allocation of our budget for media advertising was 31% on newspapers, 38% on television, 25% on radio and 6% on billboard advertising.

RATIONALE FOR THE WHEELING DOWNS EXPANSION

    We are expanding the gaming operations at our facility, as well as adding an adjoining hotel facility, a multi-purpose showroom, meeting rooms and new food and beverage outlets for three principal reasons:

    - our current facility is capacity-constrained and unable to fully satisfy existing demand on weekends and promotion days;

    - by adding lodging facilities and other amenities to our operations, we believe that we will lengthen the average stay and corresponding gaming play of our customers; and

    - by adding lodging facilities and meeting room facilities, we believe that we can increase our market share within our primary market.

    Our current gaming capacity is unable to fully satisfy demand on weekends and promotion days. This is evidenced by the higher than average slot machine win per unit per day and high machine utilization rates on these days. Casino operators typically seek to increase gaming capacity when their slot machine utilization rates, as measured by the number of slot machines in use at any one time,

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reach 60% to 70%. We believe that during fiscal year 2001, the slot machine utilization rate for weekends and promotion days at our facility has exceeded 80% and at certain times approached 100%. By increasing the number of slot machines and the gaming square footage available, we will be able to offer a less congested, more attractive facility to our customers, thereby improving overall customer satisfaction.

    By adding lodging services to our facility, our customers will have the option of staying overnight or for longer periods of time. We believe that this will lengthen the average stay of our customers and lead to more gaming activity. We also believe that adding lodging, meeting rooms, entertainment and expanded food and beverage components will attract new customers in the outlying areas of our primary market who may be willing to drive farther for gaming activity because there will be a hotel facility adjoining the gaming facility.

    Our main competitor currently offers lodging, entertainment and a variety of food and beverage options to its customers. By adding these key amenities and services to our facilities, we believe that we can compete more effectively and capture a larger portion of our primary market. We also believe that the addition of such amenities will provide us with a competitive advantage against any potential new competitors who may enter the marketplace as a result of any legalization of gaming in Ohio or Pennsylvania.

THE WHEELING DOWNS EXPANSION

    To accommodate growing demand, we plan to develop the Wheeling Downs expansion, a gaming and hotel expansion that will be adjacent to, and connected with, our existing gaming facility. We have submitted plans to the Lottery Commission and the Racing Commission for the expansion, and expect to receive approval to increase our number of slot machines to 2,400. Upon completion of the Wheeling Downs expansion, we plan to have 2,100 gaming machines. In
October 2001, we began the preparatory phase of the Wheeling Downs expansion by relocating utilities and parking space. The Wheeling Downs expansion is scheduled for completion by June 2003. Current plans for the Wheeling Downs expansion include:

    - 30,000 square feet of gaming area with 550 slot machines;

    - a 150-room hotel;

    - one fine dining restaurant, one casual dining restaurant and bar and lounge areas;

    - a 600-seat multi-purpose showroom; and

    - 190 covered parking spaces plus additional outdoor parking spaces.

    The multi-purpose showroom will be used as an entertainment venue when prominent acts are featured at our facility. The showroom will also be used for large special events including conferences, banquets and other large catered events. The 30,000 square feet of additional gaming space is planned to accommodate a total of 1,100 slot machines. The fine dining restaurant will offer a distinctly different menu from our other dining areas in order to provide a greater variety of food choices for our patrons. We believe that the addition of the meeting room space will enable us to attract conferences and catered events to the facility. We believe that these events, which normally occur on weekdays, will increase our customer base on the weekdays, which traditionally have a lower number of customers. The new covered parking capacity will have direct elevator access to the casino and hotel, which will provide greater security, comfort and convenience for our customers.

CONSTRUCTION BUDGET AND SCHEDULE

    We expect the cost of designing, developing, constructing and equipping the Wheeling Downs expansion to be approximately $60.0 million, including architect fees. We are negotiating a guaranteed

                                       47
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maximum price contract for the Wheeling Downs expansion with Louis P. Ciminelli
Construction Company, or Ciminelli Construction, which is expected to cover the so-called "hard" costs of the expansion construction. The remainder of the costs not covered by this contract will include furniture and fixtures, gaming-related equipment and other equipment costs, including food and beverage equipment, computer equipment, security equipment and point of sale systems. We will be responsible for supplying all of these items and there is no guarantee that we will contain our costs to the budgeted amount for such items.

    We cannot assure you that our plans and design for the expansion will not change, that we will not experience cost or budget overruns or that we will complete the construction on schedule or at all. See the section "Risk Factors" under the heading "Failure to complete our Wheeling Downs expansion on budget and on time could adversely affect our business."

DESIGN AND CONSTRUCTION TEAM

    We have selected Jeter, Cook & Jepson Architects, Inc., or JCJ, as the architect for the Wheeling Downs expansion. JCJ is based in Hartford, Connecticut and was founded in 1936. JCJ is one of the country's largest and most respected architectural firms, having completed over 3,000 successful building projects. They have extensive experience in designing a variety of structures for public and private clients in the education, health care and hospitality/entertainment industries. JCJ has completed several projects of varying size for a number of gaming clients including Foxwoods Resort Casino, Gila River Resort & Casino and the Cypress Bayou Casino. Previously, we used JCJ's architectural services for the Island Room expansion, which was completed in June 2000.

    Ciminelli Construction, our construction manager, will oversee all construction work to be performed by subcontractors. For this service, Ciminelli Construction will receive a percentage fee based on the overall construction cost, excluding items furnished by us. Ciminelli Construction is based in Buffalo, New York and was founded in 1961. Ciminelli Construction serves many different private industries, including manufacturing, retail, lodging and sports entertainment, and has also completed projects for the public sector, including schools and courthouse facilities. In addition to offering construction management services, Ciminelli Construction also has extensive experience as general contractor. Some of Ciminelli Construction's most noted clients include, Ford Motor Company, State Farm Insurance and the Buffalo Niagara International Airport.

MARKET

    Our primary market consists of the 100-mile radius area around Wheeling, West Virginia, including the major cities of Akron, Canton and Youngstown, Ohio and Pittsburgh, Pennsylvania, and, in addition, Columbus, Ohio. Patrons from these major population areas enjoy convenient access to Wheeling Downs via Interstate Route 70, a major four-lane highway adjacent to our property. According to Lottery Commission data, annual gaming revenues (representing gross terminal income) generated in West Virginia were $438.1 million for the State's fiscal year ended June 30, 2001, a 54.7% increase over the prior year period. According to Lottery Commission data, during the most recent three-month period ended September 30, 2001, gaming revenues were $143.3 million, representing an increase of 34.7% over the same period in the prior year. According to the most recently available U.S. Census data:

    - there were approximately 5.3 million adults living within 100 miles of our facility and 1.8 million adults living within 50 miles of our facility; and

    - there were approximately 2.7 million households within 100 miles of our facility with an average household income of approximately $49,200.

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    Our market share of gaming revenue (representing gross terminal income)
during the State's fiscal year ended June 30, 2001 was 22.3%. Our market share of gaming revenue during the period from July 1, 2001 to December 1, 2001 was 23.0%. As of December 1, 2001, we had 20.7% of the total number of slot machines operating in West Virginia. The current market for our facility consists primarily of day-trip customers from the surrounding area who generally live within the 100-mile radius of our facility. We believe that the location of our facility, along with the additional gaming capacity and amenities that will be available once the Wheeling Downs expansion is completed, will enable us to grow our share of gaming revenues within our primary market. We also believe that adding lodging, meeting rooms, entertainment and expanded food and beverage components will attract new customers in the outlying areas of our primary market who may be willing to drive farther for gaming activity because there will be a hotel facility for overnight stays.

COMPETITION

    The Lottery Act provides that only licensed greyhound or horse racing facilities that were licensed prior to January 1, 1994, and which conduct a minimum number of days of live racing, may offer slot machine gaming. We are one of four licensed racing facilities that have approval to offer slot machine gaming in West Virginia.

    We believe that the primary competitive factors in our industry are location, number of slot machines, types and prices of amenities, name recognition, customer service, overall atmosphere and availability and convenience of parking. We face significant competition for wagering dollars from various different competitors in West Virginia, as well as in the adjacent states of Pennsylvania and Ohio. Our principal direct competitor is Mountaineer Park, located approximately 50 miles to the north in Chester, West Virginia. Mountaineer Park offers slot machine gaming, pari-mutuel wagering on live thoroughbred racing and simulcast thoroughbred, harness and greyhound events. This gaming facility competes directly with us in attracting the western Pennsylvania market, including Pittsburgh, as well as the northern panhandle market of West Virginia and the feeder markets in northeastern Ohio. Mountaineer Park currently offers more amenities than we do, including a hotel facility. To the extent that Mountaineer Park enhances its facilities by adding more slot machines or other amenities, it may become an even more significant competitor. Other than Mountaineer Park, there are currently no facilities offering competitive pari-mutuel live racing and slot machine gaming within a 100-mile radius of our facility. In addition to our facility and Mountaineer Park, there are two facilities located in West Virginia that offer slot machine gaming. However, these facilities are located more than 100 miles away from our facility in Charleston and Charles Town, West Virginia. As a result, we believe that we do not compete to any significant extent with these facilities for customers.

    To a lesser extent, we compete with Thistledown, located approximately 143 miles to the northwest in Cleveland, Ohio, Northfield Park, located approximately 150 miles to the north in Northfield, Ohio, The Meadows, located approximately 35 miles to the east in Washington, Pennsylvania and Beulah Park and Scioto Downs, located approximately 135 miles to the west in Columbus, Ohio. These facilities offer pari-mutuel wagering but do not currently offer slot machine gaming. If such facilities were to receive legislative approval to offer slot machine gaming, they would compete directly with us for customers in our primary market.

    Recently in West Virginia, House Bill 102 was passed which authorized up to 9,000 slot machines in adults-only facilities throughout West Virginia commencing on January 1, 2002. Slot machines are now allowed in establishments licensed by the State to sell beer or other alcoholic beverages for consumption on the premises. No more than five slot machines are allowed in each establishment licensed to sell alcoholic beverages that has been approved to operate these slot machines. No more than ten slot machines are allowed in each fraternal or veterans organization that has been approved to operate these slot machines. The addition of 9,000 slot machines in West Virginia could have a significant adverse financial impact on our business, financial condition and results of operations. In

                                       49
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addition, the State could further liberalize gaming laws relating to these additional slot machines so as to significantly improve the competitive position of the establishments authorized by House Bill 102, which would adversely affect our business.

    Pennsylvania and Ohio currently do not permit any form of casino gaming, including slot machine gaming. However, as a result of greater budgetary pressures, states are increasingly looking to new sources of additional revenue, which may include gaming. In the past, bills have been introduced in the Pennsylvania legislature to legalize slot machine gaming at racetracks, none of which has successfully passed. Currently, there are several such bills pending in the Pennsylvania legislature. We cannot assure you that these bills, or any other similar bills, will not be passed in Pennsylvania. To the extent that either Pennsylvania or Ohio legalizes any form of casino gaming, or if additional gaming were approved in West Virginia, our slot machine gaming operations would compete with any new gaming facilities that opened as a result of such legislation. For example, if gaming similar to that which has been approved in West Virginia is approved in Pennsylvania and Ohio, there would be four racetracks in Pennsylvania and seven racetracks in Ohio that could potentially compete with us for gaming customers. In addition, to the extent that West Virginia or other nearby states allow expanded casino gaming, the new gaming facilities may offer more gaming machines than we do, or gaming machines that are not offered by us, as well as other forms of gaming not currently available in West Virginia. In addition, if Internet gaming were legalized, we might lose customers to that medium.

    We also compete with statewide lotteries in West Virginia, Pennsylvania and Ohio and live and simulcast pari-mutuel wagering in Pennsylvania and Ohio. In addition, we generally compete with other entertainment options available to consumers.

    Our goal is to attract customers by promoting our facility, including the new amenities and gaming space that will be available once the Wheeling Downs expansion opens, as a complete entertainment complex offering a unique combination of quality racing, slot machine gaming, dining, special events and other entertainment options.

INTELLECTUAL PROPERTY RIGHTS

    We operate using the names "Wheeling Downs" and "Wheeling Downs Racetrack & Gaming Center" and the associated logos. We have registered the domain name of our Internet site WWW.WHEELINGDOWNS.COM. We believe that the use of our name has helped us establish a well-known reputation in the local gaming market. We believe that the use of the "Wheeling Downs" brand name contributes significantly to obtaining new customers in our market and to expanding our market. We do not have any patents or any other major brand names that are material to our operations.

SUPPLIERS

    We contract for the supply of numerous goods and services. Our significant agreements with suppliers are for totalisator services, video and peripheral equipment, communication and slot machine gaming supplies, the supply of beer and other alcoholic products and fresh and frozen food products. These services generally are provided under short-term agreements. Although these agreements are important for our business, there are many alternative suppliers of these goods and services. We operate 332 slot machines which we lease from Autotote Systems, Inc. pursuant to a video lottery services agreement. Certain of these machines, which are manufactured solely by Autotote, have a high degree of customer loyalty. Therefore, the loss of these machines could have a material adverse impact on our business. Except for Autotote, if we were to encounter any difficulties with a supplier, we believe that we would be able to contract with new suppliers without material disruption to our business.

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EMPLOYEES

    As of September 30, 2001, we employed approximately 600 persons, 440 of whom were full-time employees and 160 of whom were part-time employees. The United Food and Commercial Workers Union, local 23 represents approximately 160 employees in our pari-mutuel, maintenance, cleaning and slot machine gaming operations departments. Our current agreement with the United Food and Commercial Workers Union, local 23 expires on February 28, 2003. The Hotel Employees and Restaurant Employees Union, local 57 represents approximately 137 employees in our food and beverage department and 33 employees in our security department under separate collective bargaining agreements. The collective bargaining agreement with the food and beverage employees was reached on June 23, 2001 and expires on June 22, 2004. The collective bargaining agreement with the security department employees was entered into on May 1, 2000 and expires on April 30, 2003. We believe that we generally have satisfactory relations with our employees and with both unions.

SECURITY AND CONTROLS

    We employ stringent security measures at our facility to provide maximum safety to our customers and employees while also protecting company assets. These programs include 24-hour security surveillance of the entire facility, stationed security guards on the gaming floor and in the gaming money room
24 hours a day and security guard escorts for all money transfers to and from the gaming money room. In addition, we have designed and implemented a comprehensive program of accounting internal controls which further provide for the safeguarding of all company assets.

PROPERTIES

    Our Wheeling Downs Racetrack & Gaming Center facility, which is owned by us, is situated on approximately 62 acres of land on Wheeling Island on the Ohio River in Wheeling, West Virginia. We recently acquired a small contiguous parcel of land on Wheeling Island for future expansion.

    We operate out of approximately 174,000 square feet. We are currently planning the Wheeling Downs expansion that will add an additional 30,000 square feet of gaming space and hotel, food and beverage areas, additional parking facilities and entertainment options.

    On October 26, 2001 we purchased certain real property in order to relocate the kennel facilities that are currently located at our facility. The property for the new kennel location is located at the northern limit of the Village of Beech Bottom, Brooke County, West Virginia, approximately 13 miles from our facility, and consists of approximately 24 acres of land. Prior to purchasing this property, we requested the approval of the Racing Commission to relocate the kennel complex to this new site. That approval was granted by the Racing Commission on September 27, 2001. The architect and construction manager for the new kennel facilities have been retained. Construction of the new kennel facilities began in December 2001 and is expected to be completed in June 2002.

LEGAL PROCEEDINGS

    We are a party to a number of legal proceedings that have arisen in the ordinary course of our business. We believe that the outcome of such proceedings will not have a material adverse effect on our operating results or financial condition. In the past, through our own internal security investigation, we have discovered isolated instances of violations by a few of our employees of certain applicable regulations, which consisted of telephonic pari-mutuel wagering. We have investigated these violations, terminated the employees and reported the violations to the appropriate authorities. No assurance can be given that these or any other future violations will not result in an investigation or suspension or termination of one or more of our licenses. See the section "Risk Factors" under the heading "Government regulation could have a negative effect on our business."

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                             GOVERNMENT REGULATION

REGULATION AND LICENSING

GENERAL

    Our operations are subject to extensive state and local regulations. Our ability to remain in business and to operate profitably depends upon our continued ability to satisfy all applicable gaming laws and regulations.

WEST VIRGINIA RACING REGULATIONS

    Our greyhound racing operations are subject to extensive regulation by the West Virginia Racing Commission. The powers and responsibilities of the Racing Commission include, among other things, (i) granting permission annually to maintain racing licenses and schedule race meets; (ii) approving simulcasting activities; (iii) licensing all of our officers, directors, racing officials and certain other employees; and (iv) approving all of our contracts that affect our racing and pari-mutuel wagering operations. Such powers and responsibilities extend to the approval and/or oversight of all aspects of racing and pari-mutuel wagering operations. In order to conduct simulcast racing, we are required under West Virginia law to hold a minimum of 220 live race days each year. Last year, we conducted a total of 312 live race days. In addition, certain activities, such as simulcasting races, require the consent of the representatives of a majority of the greyhound owners and trainers at our facility.

    Our export simulcast activities that occur outside of West Virginia are subject to regulation by other state racing commissions that prohibit us from accepting off-track wagering on simulcast racing without the approval of the Racing Commission and, subject to certain exceptions, of any other currently operating track within 60 miles or, if none, of the closest racetrack in any adjoining state. We have received all necessary approvals to conduct our current operations. However, such approvals are subject to renewal and approval annually. The failure to receive or retain approvals or renewals of approvals, or a delay in receiving such approvals and renewals, could cause the reduction or suspension of racing, pari-mutuel wagering and gaming operations at our facility and have a material adverse effect on our business, financial condition and results of operations.

WEST VIRGINIA LOTTERY REGULATIONS

    The operation of video lottery games in West Virginia is subject to the West Virginia Racetrack Video Lottery Act, or the Lottery Act. Licensing and regulatory control are provided by the West Virginia Lottery Commission. The Lottery Act provides that only licensed greyhound or horse racing facilities that were licensed prior to January 1, 1994 and conduct a minimum number of days of live racing may offer video lottery gaming. There are only four facilities that qualify under this legislation, including us. Accordingly, we must comply fully with regulations of the Racing Commission to qualify for our license under the Lottery Act and maintain our video lottery gaming operations.

    The Lottery Act requires that we be subject to a written agreement with the greyhound owners, breeders and trainers who race greyhounds at our facility. We are party to the requisite agreements with the kennels that operate at our facility. The Lottery Act also requires that we be subject to an agreement with the pari-mutuel clerks who work at our facility. This requirement is satisfied by a letter sent to the Lottery Commission annually, which states that such agreement exists. The absence of an agreement with the kennels or the pari-mutuel clerks, or the termination or non-renewal of such agreements, would have a material adverse effect on our business, financial condition and results of operations.

    The Lottery Commission has broad powers to approve and monitor all operations of the gaming machines, the specification of the machines and the interface between the terminals and the West Virginia Central Lottery System. The Lottery Commission also acts upon our requests for increases in

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the number of gaming machines. The Lottery Commission's denial of a request to increase the number of machines at our facility could limit our growth and thus adversely affect our business, financial condition and results of operations. In addition, the Lottery Commission licenses all persons who control or are key personnel of our gaming operations to ensure their integrity and absence of any criminal involvement.

    The conduct of gaming by a racing facility is subject to the approval of the voters of the county in which the facility is located. If such approval is obtained, the facilities may continue to conduct video lottery activities unless the matter is resubmitted to the voters pursuant to a petition signed by at least 5% of the registered voters, who must wait at least five years from the approval to bring such a petition. If approval is denied, another vote on the issue may not be held for two years. Gaming was approved in Ohio County, the location of Wheeling Downs, in May 1994. If such approval were ever revoked, it would have a material adverse effect on our business, financial condition and results of operations.

    Under the Lottery Act, racetracks that conduct video lottery gaming, as well as persons who service and repair gaming machines and validation managers (persons who perform video lottery ticket redemption services), are required to be licensed by the Lottery Commission. The licensing application procedures are extensive and include inquiries into, and an evaluation of, the character, background (including criminal record, reputation and associations), business ability and experience of an applicant and the adequacy and source of the applicant's financing arrangements. In addition, a racetrack applicant must hold a valid racing license and post a bond or irrevocable letter of credit in such amount as the Lottery Commission shall determine. No license will be granted until the Lottery Commission determines that each person who has "control" of an applicant meets all of the applicable licensing qualifications. Persons deemed to have control of a corporate applicant include (i) any holding or parent company or subsidiary of the applicant who has the ability to elect a majority of the applicant's board of directors or to otherwise control the activities of the applicant; and (ii) key personnel of an applicant, including any executive officer, employee or agent who has the power to exercise significant influence over decisions concerning any part of the applicant's business operations.

    Video lottery machines may only be operated in the grandstand building of a racetrack where pari-mutuel wagering is permitted; PROVIDED, HOWEVER, that if a racetrack was authorized by the Lottery Commission prior to November 1, 1993 to operate video lottery machines in another area of the racetrack's facilities, such racetrack may continue to do so. Mountaineer Gaming is the only facility to benefit from this and thus, this facility is authorized to have video lottery machines at the hotel on its premises.

    The Lottery Act imposes extensive operational controls relating to, among other matters, security and supervision, access to the machines, hours of operation, general liability insurance coverage and machine locations. In addition, the Lottery Act prohibits the extension of credit for video lottery play and requires Lottery Commission approval before any advertising and promotional activities for video lottery gaming are conducted. The Lottery Act provides for criminal and civil liability in the event of specified violations.

    All revenues derived from the operation of video lottery games must be deposited with the Lottery Commission to be shared in accordance with the provisions of the Lottery Act. Under such provisions, each racetrack must electronically remit to the Lottery Commission its "gross terminal income" (total amounts wagered, net of winning patron payouts). To ensure the availability of such funds to the Lottery Commission, each racetrack must maintain in its account an amount equal to or greater than the gross terminal income to be remitted. If a racetrack fails to maintain this balance, the Lottery Commission may disable all of the racetrack's video lottery machines until full payment of all amounts due is made. From the gross terminal income remitted by a licensee, the Lottery Commission will deduct up to 4% to cover its costs of administering video lottery at the licensee's racetrack and divide

                                       53
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the remaining amounts as follows: 61% is returned to the racetrack (of which 14%
represents supplemental purse expense), 30% is paid to the State's general revenue fund and the remaining 9% is divided among various State funds. Certain revenues are divided differently pursuant to recently enacted legislation (see the section "Increased Taxation on Video Lottery Machines").

    Pursuant to the regulatory authority of both the Racing Commission and the Lottery Commission, we may be investigated by either body at any time. Accordingly, we must comply with all gaming laws at all times. Should either body consider us to be in violation of any of the applicable laws or regulations, each has the plenary authority to suspend or rescind our licenses. Should we fail to comply, our business could be materially adversely affected.

STATE AND FEDERAL SIMULCAST REGULATION

    In accordance with the agreements with the kennels, we have agreed upon the allocation of our revenues from import simulcast wagering to the purse funds. Because we cannot conduct import simulcast wagering in the absence of the agreements with the kennels, the termination or non-renewal of any of these agreements could have a material adverse effect on our business, financial condition and results of operations.

INCREASED TAXATION ON VIDEO LOTTERY MACHINES

    The prospect of significant additional revenues is the primary reason that West Virginia has permitted legalized gaming. Partly because of the success of the video lottery machines at the racetracks in West Virginia, numerous bills have been introduced to increase the State's share of video lottery machine proceeds. House Bill 102, which was enacted on April 21, 2001 and became effective on July 1, 2001, significantly increased the taxes on the West Virginia's four racetracks as follows:

        1. The Lottery Commission by statute has deducted a fee of up to 4% of gross terminal income for administering slot machine gaming at the licensee's racetrack (the "administration fee"). Historically, actual administrative expenses have fluctuated between 1% and 2% of gross terminal income, with the Lottery Commission remitting the unused portion to the racetracks and the other parties entitled to share in gross terminal income (net of the administration fee). House Bill 102 effectively eliminates the rebate, with the State retaining the full 4% of gross terminal income.

        2. House Bill 102 also imposes a 10% surcharge on gross terminal income (net of the administration fee) in excess of a predetermined level, defined as the gross terminal income (net of the administrative fee) generated for the State's fiscal year ended June 30, 2001. Of the total 10% surcharge, 42% is deposited in a capital reinvestment account attributable to each racetrack. The racetrack is entitled to recoup monies in the capital reinvestment account for certain types of capital improvements made at the racetrack. The recoupment is on a dollar-for-dollar basis.

        3. After deducting the 10% surcharge, the remainder of the excess gross terminal income (net of the administration fee) will be divided as follows: 50% is returned to the racetrack (of which 8% represents supplemental purse expense), 41% is paid to the State's general revenue fund and the remaining 9% is divided among various State funds.

    There is a substantial likelihood of increased gaming taxes on the State's racetracks in future years. Such increased taxes could have a material adverse effect on the business, financial condition and results of operations of the State's four racetracks.

COMPETITION FROM OTHER AUTHORIZED VIDEO LOTTERY MACHINES

    House Bill 102 authorized up to 9,000 video lottery machines in adults-only facilities throughout West Virginia commencing on January 1, 2002. Video lottery machines are now allowed in

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establishments licensed by the State to sell beer or other alcoholic beverages for consumption on the premises. No more than five video lottery machines are allowed in any such establishment. Video lottery machines are also allowed in certain fraternal or veterans' organizations. No more than ten video lottery machines are allowed in each fraternal or veterans' organization.

    The video lottery machines authorized by House Bill 102 are regulated by the Lottery Commission. The addition of 9,000 video lottery machines in West Virginia could have a significant adverse financial impact on our business, financial condition and results of operations. In addition, the State could further liberalize gaming laws relating to these additional video lottery machines so as to significantly improve the competitive position of the establishments authorized by House Bill 102, which would adversely affect our business.

COMPLIANCE WITH OTHER LAWS

    We are also subject to a variety of other rules and regulations, including zoning, construction and land-use laws and regulations in West Virginia governing the serving of alcoholic beverages. We derive a significant portion of our other revenues from the sale of alcoholic beverages to patrons of our facilities. Any interruption or termination of our existing ability to serve alcoholic beverages would have a material adverse effect on our business, financial condition and results of operations.

RESTRICTIONS ON SHARE OWNERSHIP AND TRANSFER

    The Lottery Act provides that a transfer of more than 5% of the voting stock of a corporation that controls a gaming license may only be to persons who have met the licensing requirements of the Lottery Act or which transfer has been pre-approved by the West Virginia Lottery Commission. Any transfer that does not comply with this requirement voids the license.

                                       55
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                                   MANAGEMENT

    The table below sets forth the names, ages and positions of our directors and executive officers.

NAME                                          AGE      POSITION
----                                        --------   --------
Scott L. Cooper...........................     53      President
Michael D. Corbin.........................     40      Vice President--Finance
Terry C. Burton...........................     45      Secretary and Director
William J. Bissett........................     53      Director
Ronald A. Sultemeier......................     53      Director
Dennis J. Szefel..........................     55      Director

    SCOTT L. COOPER. Mr. Cooper has served as our President since April 2001. From August 1997 to March 2001, Mr. Cooper acted as a gaming consultant for several companies that were attempting to purchase gaming properties. From December 1996 to August 1997, Mr. Cooper was self-employed and was exploring opportunities to acquire a gaming operation in various states. From
October 1992 to November 1996, Mr. Cooper worked for Players International, the last two years of which he served as Executive Vice President of Corporate Operations for all four Players International properties.

    MICHAEL D. CORBIN. Mr. Corbin was appointed as our Vice President--Finance in November 2001. Mr. Corbin has been the Controller for Sportsystems Corporation since April 1996. Prior to that, he was Senior Financial Analyst for Delaware North Companies, Incorporated.

    TERRY C. BURTON. Mr. Burton has served as our Secretary since April 1999, and was appointed as a Director in December 2001. Mr. Burton has served as Assistant General Counsel of Delaware North Companies, Incorporated since
March 1999. Mr. Burton holds responsibility for all legal issues with respect to gaming and pari-mutuel wagering. From February 1992 to March 1999, Mr. Burton maintained a private legal practice. While maintaining this private practice from February 1995 to March 1997, Mr. Burton was corporate counsel for a small publicly traded company, Churchill Technology, Inc.

    WILLIAM J. BISSETT.  Mr. Bissett has served as a Director since
October 1994. Mr. Bissett has served as Vice President, Government Affairs and Community Relations for Delaware North Companies, Incorporated since
March 1995, overseeing all government relations activities, including interaction with legislative and regulatory agencies at all levels of government. From June 1992 to March 1995, Mr. Bissett served as President of Sportsystems Corporation.

    RONALD A. SULTEMEIER. Mr. Sultemeier joined Sportsystems Corporation in January 1994 and became President in 1995. He has served as a Director since October 1994. From January 1981 to December 1993, Mr. Sultemeier held various senior management positions at several greyhound racetracks, including Tucson Greyhound Park, Dairyland Greyhound Park and The Woodlands.

    DENNIS J. SZEFEL. Mr. Szefel was appointed as a Director in December 2001. Mr. Szefel has served as President of Delaware North Parks Services, Inc., a subsidiary of Delaware North Companies, Incorporated, since October 1993.
Mr. Szefel originally joined Sportservice Corporation, another Delaware North subsidiary, in January 1969. Since joining the company in 1969, he has held a number of senior management positions within Delaware North's various business units.

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
                             PRINCIPAL SHAREHOLDERS

    The following table sets forth information regarding the shares of our common stock beneficially owned by each shareholder who is known by us to beneficially own in excess of 5% of the outstanding shares of our common stock, by each director and named executive officer and by all executive officers and directors as a group.

                                                               NUMBER OF SHARES    PERCENTAGE
NAME OF BENEFICIAL OWNER                                      BENEFICIALLY OWNED    OF CLASS
------------------------                                      ------------------   ----------
Sportsystems Corporation(1).................................           500             100%
Scott L. Cooper.............................................             0               0
Michael D. Corbin...........................................             0               0
Terry C. Burton.............................................             0               0
William J. Bissett..........................................             0               0
Ronald A. Sultemeier........................................             0               0
Dennis J. Szefel............................................             0               0
All executive officers and directors as a group (6
  persons)..................................................             0               0

------------------------

(1) The address for Sportsystems Corporation is 40 Fountain Plaza, Buffalo, New York 14202.

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
                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On December 19, 2001, we purchased all of the shares of our common stock held by WHX Entertainment Corp. for total consideration of $105.0 million. Of the $105.0 million total consideration, $90.0 million is attributable to the purchase price for the shares and $15.0 million is attributable to a non-compete agreement entered into with WHX. As a result of the stock purchase transaction, Sportsystems Corporation is our sole shareholder. The stock purchase agreement for this transaction contains customary representations, warranties, covenants and indemnifications.

    Historically, we recorded and paid management fees to two shareholders based on the total operating revenues of the preceding year, pursuant to management services agreements between us and these two shareholders. The management fees were paid on a regular basis as cash was available. Any management fees remaining unpaid at year end were subsequently paid in the first quarter of the following fiscal year. At December 31, 2000, we had $1.6 million in unpaid management fees, which were subsequently paid in January 2001. As of September 30, 2001, no management fees were due. For the months of October, November and December 2001, management fees of $1.1 million, $1.2 million and $0.7 million, respectively, were paid to these two shareholders. We also paid fixed monthly administrative fees, subject to price inflation adjustments, to these two shareholders pursuant to the management services agreements, which were included in our general and administrative expenses. For the fiscal year ended December 31, 2000 and the nine months ended September 30, 2001, the administrative services fee was $603,000 and $465,000, respectively. The management services agreements terminated upon the closing of the Offering.

    We entered into an administrative services agreement with Sportsystems and Delaware North, effective upon the closing of the Offering. Pursuant to this administrative services agreement, Sportsystems receives an annual administrative services fee that is equal to the greater of 1.5% of preceding year total operating revenues or $1.2 million for certain administrative support services provided to us by Sportsystems and Delaware North. In addition, at the closing of the Offering we paid a one-time advisory fee to Delaware North, pursuant to an advisory services agreement, that equalled 1.25% of the $105.0 million total consideration for advisory services provided in connection with the negotiation, structuring and financing of the stock purchase transaction.

    Sportsystems and Delaware North provide cash management services to us, whereby we invest our excess cash balances and earn interest at Sportsystems' reinvestment rate. At December 31, 1999 and 2000, respectively, we had $5.7 million and $877,000 invested with Sportsystems. During 1998, 1999 and 2000, respectively, we earned interest income of $75,000, $135,000 and $232,000. At September 30, 2000 and 2001, we had $988,000 and $2.9 million, respectively, invested with Sportsystems. Interest income totaled $219,000 and $51,000, respectively, for the nine months ended September 30, 2000 and 2001. As of the closing of the Offering, we began investing our excess cash in a segregated account administered by Delaware North under its centralized cash management program.

    We entered into a tax sharing agreement effective as of December 20, 2001 with Delaware North and Sportsystems providing for the payment by us to Delaware North of amounts representing not more than the amount of tax that would be payable by us had we and our subsidiaries filed a separate consolidated or combined tax return as a Subchapter C corporation for the relevant taxing jurisdiction (less any tax directly paid by such Persons with respect to such period).

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
                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    Simultaneously with the consummation of the Offering on December 19, 2001, we entered into a new revolving credit facility with our existing agent bank, Bank of America, N.A., and a syndicate of other banks. The total commitment under the new revolving credit facility is $40.0 million. As of the date of this Prospectus, we have approximately $25.3 million available to be drawn down under the new revolving credit facility, none of which has been drawn down. The covenants contained in such revolving credit facility may prevent us from drawing down the full amount of such revolving credit facility at any time. The following description summarizes the material provisions of the new revolving credit facility, but does not restate it in its entirety. Consequently, we urge you to read the new revolving credit facility agreement in its entirety.

    We obtained the new revolving credit facility for our general corporate purposes, including a partial financing of the Wheeling Downs expansion. We may use up to $5.0 million of the new revolving credit facility for letters of credit.

    The commitments of the banks under the new revolving credit facility will automatically reduce if we make a voluntary disposition of specified assets outside of the ordinary course of business, with certain exceptions. In addition, commencing on December 31, 2003, the commitment will be reduced by $2.5 million at the end of each quarter until the commitment is reduced to $20.0 million. If the principal balance outstanding under the new revolving credit facility exceeds the amount of the commitment as reduced at any time, we will be required to repay the excess outstanding principal balance. The stated maturity date of the new revolving credit facility is December 19, 2006.

    Interest on outstanding balances and commitment fees on unused availabilities under the new revolving credit facility will be determined by a formula based on our leverage ratio, which is the ratio of our total debt to cash flow for the preceding four quarters, and in the case of interest rates, on the basis of the LIBOR or base rate existing for each interest calculation date. As our leverage ratio declines or increases, the interest rate and commitment fees we pay will decline or increase commensurately. We also pay agency fees in connection with the new revolving credit facility.

    The new revolving credit facility is secured by all of our assets, including a first mortgage on our property, and is guaranteed by both of our wholly owned subsidiaries, which have granted similar liens to secure their guarantees.

    The new revolving credit facility contains certain customary events of default and covenants, including covenants that limit or restrict our ability and our subsidiaries' ability to:

    - prepay principal of or redeem or repurchase subordinated debt, such as the New Notes, in some circumstances;

    - enter into transactions with affiliates;

    - dispose of property;

    - merge with other entities;

    - make acquisitions and investments in other persons or entities;

    - pay dividends or make distributions;

    - grant liens and negative pledges;

    - incur debt; and

    - make capital expenditures.

    In addition, the new revolving credit facility requires us to meet specified financial tests on an ongoing basis.

                          DESCRIPTION OF THE NEW NOTES

    You can find the definitions of certain terms used in this description under the subheading "--Certain Definitions." In this description, the word "Company" refers only to Wheeling Island Gaming, Inc. and not to any of its subsidiaries.

    The Company issued the Old Notes, and will issue the New Notes, under the Indenture among itself, the Guarantors and U.S. Bank, N.A., as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The terms of the New Notes are identical in all material respects to the Old Notes, except that the New Notes will have been registered under the Securities Act and, therefore, will not contain certain provisions regarding liquidated damages under certain circumstances relating to the Registration Rights Agreement, which provisions will terminate upon the consummation of the Exchange Offer.

    The following description is a summary of the material provisions of the Indenture and the Registration Rights Agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of the Notes. Copies of the Indenture and the Registration Rights Agreement are available as set forth below under "--Additional Information." Certain defined terms used in this description but not defined below under "--Certain Definitions" have the meanings assigned to them in the Indenture.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

THE NOTES

    The Notes:

    - are senior unsecured obligations of the Company;

    - are effectively subordinated to any secured Indebtedness of the Company, including the Indebtedness of the Company under the Credit Agreement;

    - are PARI PASSU in right of payment with any existing and future senior Indebtedness of the Company;

    - are senior in right of payment to any existing and future subordinated Indebtedness of the Company; and

    - are guaranteed by the Guarantors.

THE GUARANTEES

    The Notes are guaranteed by the Subsidiary Guarantors, WDRA Food
Service, Inc. and Wheeling Land Development Corp., the Company's only two subsidiaries, and will be guaranteed by each future Domestic Subsidiary of the Company. In the future, we may have subsidiaries that are not "Domestic Subsidiaries."

    Each Guarantee of the Notes:

    - is a senior unsecured obligation of the Guarantor;

    - is effectively subordinated to any secured Indebtedness of the Guarantor, including the guarantees of Indebtedness of the Company under the Credit Agreement;

    - is PARI PASSU in right of payment with any existing and future senior Indebtedness of the Guarantor; and

    - is senior in right of payment to all existing and future subordinated Indebtedness of the Guarantor.

    As of the date of the Indenture, all of our subsidiaries are "Restricted Subsidiaries." However, under the circumstances described below under the subheading "Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the Notes.

PRINCIPAL, MATURITY AND INTEREST

    The Indenture provides for the issuance by the Company of $125.0 million of Notes. The Company may issue additional notes (the "Additional Notes") from time to time after the Offering under the Indenture. Any offering of Additional Notes is subject to the covenant described below under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company issued the Old Notes and will issue the New Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on December 15, 2009.

    Interest on the Notes accrues at the rate of 10 1/8% per annum and will be payable semi-annually in arrears on June 15 and December 15, starting on June 15, 2002. The Company will make each interest payment to the holders of record on the immediately preceding June 1 and December 1.

    Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

    If a holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Liquidated Damages, if any, on that holder's Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Transfer Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

TRANSFER AGENT AND REGISTRAR FOR THE NOTES

    The Trustee will initially act as Transfer Agent and Registrar. The Company may change the Transfer Agent or Registrar without prior notice to the holders, and the Company or any of its Subsidiaries may act as Transfer Agent or Registrar.

TRANSFER AND EXCHANGE

    A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

    The registered holder of a Note will be treated as the owner of it for all purposes.

NOTE GUARANTEES

    The Guarantors will jointly and severally guarantee the Company's obligations under the Notes. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See the section "Risk Factors" under the heading "The Notes and guarantees may not be enforceable because of fraudulent conveyance laws."

    A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

    (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

    (2) either:

        (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture reasonably satisfactory to the Trustee; or

        (b) such sale or other disposition complies with the "Asset Sale" provisions of the Indenture, including the application of the Net Proceeds therefrom.

The Note Guarantee of a Guarantor will be released:

    (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation or otherwise) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition of all or substantially all of the assets of that Guarantor complies with the "Asset Sale" provisions of the Indenture;

    (2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale of all such Capital Stock of that Guarantor complies with the "Asset Sale" provisions of the Indenture; or

    (3) if the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary.

OPTIONAL REDEMPTION

    At any time prior to December 15, 2004, the Company may redeem up to 20% of the aggregate principal amount of Notes originally issued under the Indenture at a redemption price of 110.125% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; PROVIDED that:

    (1) at least 80% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and

    (2) the redemption must occur within 60 days of the date of the closing of such Equity Offering.

    Except pursuant to the preceding paragraph and as described under the heading "--Gaming Redemption" below, the Notes will not be redeemable at the Company's option prior to December 15, 2005.

    After December 15, 2005, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2005........................................................   105.0625%
2006........................................................   102.5313%
2007 and thereafter.........................................   100.0000%

GAMING REDEMPTION

    Each holder, by accepting a Note, shall be deemed to have agreed that if any Gaming Authority notifies a holder or beneficial owner of the Notes that:

    (1) the holder or beneficial owner must obtain a license, qualification or finding of suitability under any applicable gaming or racing law and the holder or beneficial owner does not apply for that license, qualification or finding of suitability within 30 days, or any shorter period as may be required by the Gaming Authority; or

    (2) the holder or beneficial owner will not be licensed, qualified or found suitable under an applicable gaming or racing law;

then the Company, at its option, may:

    (1) require that the holder or beneficial owner dispose of the holder's or beneficial owner's Notes within 30 days, or any earlier date as may be required by the Gaming Authority, of (A) the termination of the 30-day or shorter period described above for the holder or beneficial owner to apply for a license, qualification or finding of suitability or (B) the receipt of the notice from the Gaming Authority that the holder or beneficial owner will not be licensed, qualified or found suitable; or

    (2) redeem the holder's or beneficial owner's Notes at a price equal to the least of (A) 100% of the principal amount thereof, (B) the price at which the holder or beneficial owner acquired the Notes and (C) the fair market value of the Notes, together with, in each case, accrued and unpaid interest and Liquidated Damages, if any, thereon to the earlier of the date of redemption or such earlier date as may be required by the Gaming Authority or the date of the finding that such holder or beneficial owner will not be licensed or qualified or is found unsuitable by such Gaming Authority, which may be less than 30 days following the notice of redemption, if so ordered by the Gaming Authority.

    The holder or beneficial owner of Notes applying for a license, qualification or a finding of suitability must pay all costs of the licenses or investigation for this licensing, qualification or finding of suitability. The Company is not required to pay or reimburse any holder or beneficial owner of Notes who is required to apply for any license, qualification or finding of suitability.

MANDATORY REDEMPTION

    The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

    If a Change of Control occurs, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase. Within 20 days following any Change of Control, the Company will mail a notice to each holder of Notes describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

    On the Change of Control Payment Date, the Company will, to the extent lawful:

    (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

    (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

    (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

    The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a New Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; PROVIDED that each such New Note will be in a principal amount of $1,000 or an integral multiple thereof.

    The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Credit Agreement restricts the Company's ability to purchase Notes, and also provides that certain change of control events with respect to the Company would constitute a default under such agreement. Any future credit agreements or other similar agreements to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes under such agreements, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which could, in turn, constitute a default under the Credit Agreement and such other agreements.

    Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

    The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

ASSET SALES

    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

    (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

    (2) such fair market value is determined by the Company's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee; and

    (3) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following shall be deemed to be cash:

        (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary written novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

        (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are promptly, but in any event within 30 days of receipt, converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

    Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option:

    (1) to repay revolving credit Indebtedness under the Credit Agreement and correspondingly reduce commitments with respect thereto;

    (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

    (3) to make a capital expenditure in or that is used or useful in a Permitted Business; or

    (4) to acquire other long-term assets in or that are used or useful in a Permitted Business.

    Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

    Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will make an offer to purchase (an "Asset Sale Offer") to all holders of Notes and all holders of other Indebtedness that is PARI PASSU with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other PARI PASSU Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other PARI PASSU Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other PARI PASSU Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other PARI PASSU Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

    The Credit Agreement restricts the Company's ability to purchase Notes, and also provides that certain asset sale events with respect to the Company would constitute a default under such agreement. Any future credit agreements or other similar agreements to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes under such agreements, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which could, in turn, constitute a default under the Credit Agreement and such other agreements.

SELECTION AND NOTICE

    If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

    (1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

    (2) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

    No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

    If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the old Note will be issued in the name of the holder thereof upon cancellation of the old Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest and Liquidated Damages, if any, cease to accrue on Notes or portions of them called for redemption, unless the Company defaults in the payment of the redemption price.

CERTAIN COVENANTS

RESTRICTED PAYMENTS

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

    (1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

    (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company, any direct or indirect parent of the Company or any Subsidiary of the Company (other than a Wholly Owned Restricted Subsidiary);

    (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Note Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

    (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

    (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

    (2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock;" and

    (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4) and (5) of the next succeeding paragraph), is less than the sum, without duplication, of:

           (a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from October 1, 2001 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such

       Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), PLUS

           (b) 100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than, in each case in this clause (b), Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); PLUS

           (c) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; PLUS

           (d) $5.0 million.

    So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

    (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

    (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3) (b) of the preceding paragraph;

    (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

    (4) the repurchase by the Company of its Common Stock held of record by WHX Entertainment Corp. ("WHX") contemporaneously with the original issuance of the Notes and with a portion of the Net Proceeds therefrom in an amount not to exceed $105.0 million (including any amount associated with the related non-compete provision) pursuant to the Stock Redemption Agreement; and

    (5) the payment of dividends or other distributions by the Company pursuant to a tax sharing agreement providing for payment by the Company to its shareholders or other owners of Capital Stock with respect to any period of amounts representing not more than the amount of tax that would be payable by the Company for such period had the Company and its Subsidiaries filed a separate consolidated or combined tax return as a Subchapter C corporation for the relevant taxing jurisdiction (less any tax directly paid by such Persons with respect to such period).

    The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and the Company will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred stock; PROVIDED, HOWEVER, that the Company may incur Indebtedness (including Acquired Debt), if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.00 to 1 prior to December 31, 2004 and 2.25 to 1 thereafter, determined in each case on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

    So long as no Default shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

    (1) the incurrence by the Company of Indebtedness under the Credit Agreement (and the incurrence by the Guarantors of guarantees thereof) in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $50.0 million, LESS the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary to repay any Indebtedness under the Credit Agreement (and, in the case of any revolving credit Indebtedness under the Credit Agreement, to effect a corresponding commitment reduction thereunder) pursuant to the covenant "Repurchase at the Option of Holders--Asset Sales";

    (2) the incurrence by the Company and the Guarantors of Indebtedness represented by the Old Notes and the related Note Guarantees issued on the date of the Indenture and the New Notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement;

    (3) the incurrence by the Company or any of the Guarantors of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2) or
       (3) of this paragraph;

    (4) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; PROVIDED, HOWEVER, that:

           (a) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

           (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (4);

    (5) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding;

    (6) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

    (7) the accrual of interest, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; PROVIDED, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

    (8) the incurrence by the Company of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $10.0 million.

    For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (8) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant.

LIENS

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind on any of their property or assets, now owned or hereafter acquired, or any proceeds, income or profits thereon, or assign or convey any right to receive income therefrom, except Permitted Liens, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with (or in the case of Subordinated Indebtedness, prior to or senior thereto, with the same relative priority the Notes shall have with respect to such Subordinated Indebtedness) the obligations so secured until such time as such obligations are no longer secured by a Lien.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

    (1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

    (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

    (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

    However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

    (1) the Credit Agreement as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; PROVIDED that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those contained in such agreements, as in effect on the date of the Indenture;

    (2) the Indenture, the Notes and the Note Guarantees;

    (3) applicable law;

    (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, PROVIDED that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

    (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

    (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

    (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

    (8) Permitted Refinancing Indebtedness, PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; and

    (9) Permitted Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    Neither the Company nor any Restricted Subsidiary may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company or such Restricted Subsidiary is the surviving corporation); or
(2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

    (1) either: (a) the Company or such Restricted Subsidiary, as the case may be, is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company or such Restricted Subsidiary) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia; PROVIDED, HOWEVER, that, if the Person formed by or surviving such consolidation or merger is a limited liability company, then there shall be a Restricted Subsidiary of such Person which shall be a corporation organized and existing under the laws

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       of the United States, any state thereof or the District of Columbia and a co-obligor of the Notes;

    (2) the Person formed by or surviving any such consolidation or merger (if other than the Company or such Restricted Subsidiary) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company or such Restricted Subsidiary (if such Restricted Subsidiary is a Guarantor), as the case may be, under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

    (3) immediately after such transaction no Default or Event of Default exists;

    (4) if such transaction involves the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock";

    (5) the transaction would not require any holder of Notes to be found suitable to obtain a Gaming License or be qualified under the laws of any applicable gaming or racing jurisdiction which such holder would not be required to do in the absence of such transaction, PROVIDED that a transaction involving a jurisdiction that does not require the licensing, finding of suitability or qualification of all of the holders of the Notes, but reserves the discretionary right to require the licensing, finding of suitability or qualification of any holder of Notes, will not be prohibited under the terms of this clause (5); and

    (6) the transaction would not result in the loss of any qualification or any material license necessary for any Gaming Business then operated by the Company or any of its Restricted Subsidiaries.

    In addition, neither the Company nor any Restricted Subsidiary may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries.

TRANSACTIONS WITH AFFILIATES

    The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

    (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

    (2) the Company delivers to the Trustee:

           (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of

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       Directors set forth in an Officers' Certificate certifying that such
       Affiliate Transaction complies with this covenant;

           (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, either (x) a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors or (y) an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; and

           (c) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

    The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

    (1) transactions between or among the Company and/or its Restricted Subsidiaries;

    (2) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company;

    (3) any Permitted Investment under clause (7) of the definition thereof and any Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments";

    (4) any tax sharing agreement and payments pursuant thereto among the Company and its Subsidiaries and any Affiliate in amounts not otherwise prohibited by the Indenture;

    (5) the Administrative Services Agreement, dated as of the date of the Indenture, between the Company and its parent companies and any amendment thereto (so long as such amendment is not disadvantageous to the Holders in any material respect); and

    (6) the Advisory Services Agreement, dated November 16, 2001, between the Company and the Parent.

ADDITIONAL NOTE GUARANTEES

    If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary on or after the date of the Indenture, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee within 10 Business Days of the date on which it was acquired or created.

DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

    The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be a Restricted Investment made as of the time of such designation and that designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the

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Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

SALE AND LEASEBACK TRANSACTIONS

    The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; PROVIDED that the Company may enter into a sale and leaseback transaction if:

    (1) the Company could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock";

    (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

    (3) the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "Repurchase at the Option of Holders--Asset Sales."

LIMITATION ON ISSUANCES AND SALES OF EQUITY INTERESTS IN RESTRICTED SUBSIDIARIES

    The Company will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless:

    (1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Restricted Subsidiary; and

    (2) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "Repurchase at the Option of Holders--Asset Sales."

    In addition, the Company will not permit any Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

LIMITATIONS ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS

    The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee shall be senior to or PARI PASSU with such Subsidiary's Guarantee of or pledge to secure such other Indebtedness.

    Notwithstanding the preceding paragraph, any Note Guarantee will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above

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
under the caption "--Note Guarantees." The form of the Note Guarantee will be attached as an exhibit to the Indenture.

BUSINESS ACTIVITIES

    The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries is permitted by the Indenture to conduct a Gaming Business in any gaming or racing jurisdiction in which the Company or that Subsidiary is not licensed on the date of the Indenture if the holders of the Notes would be required to be licensed as a result thereof; PROVIDED that the provisions described in this sentence will not prohibit the Company or any of its Subsidiaries from conducting a Gaming Business in any jurisdiction that does not require the licensing, finding of suitability or qualification of all of the holders of the Notes, but reserves the discretionary right to require the licensing or qualification of any holder of Notes.

PAYMENTS FOR CONSENT

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or Notes unless such consideration is offered to be paid and is paid to all holders of Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPORTS

    Whether or not required by the Commission, so long as any Notes are outstanding, the Company will furnish to the holders of Notes, within the time periods specified in the Commission's rules and regulations:

    (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and

    (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

    In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses
(1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Note Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act if not obtainable from the Commission.

    If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of the Company and its Restricted

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
Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

EVENTS OF DEFAULT AND REMEDIES

    Each of the following is an Event of Default:

    (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes;

    (2) default in payment when due of the principal of, or premium, if any, on the Notes;

    (3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions "Repurchase at the Option of Holders--Change of Control," "Repurchase at the Option of Holders--Asset Sales" or "Certain Covenants--Merger, Consolidation or Sale of Assets";

    (4) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to comply with any of the other agreements in the Indenture;

    (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

           (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

           (b) results in the acceleration of such Indebtedness prior to its express maturity,

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

    (6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

    (7) except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee;

    (8) any Gaming License is revoked, terminated or suspended or otherwise ceases to be effective resulting in the cessation or suspension of operation for a period of more than 30 consecutive days of any material portion or aspect of the Gaming Business of the Company or any of its Restricted Subsidiaries; and

    (9) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

    In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Restricted Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

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    Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages) if it determines that withholding notice is in their interest.

    The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the Notes.

    In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs during any time that the Notes are outstanding, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default and to notify the West Virginia Racing Commission and the West Virginia Lottery Commission of such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees ("Legal Defeasance") except for:

    (1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;

    (2) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

    (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's and the Guarantor's obligations in connection therewith; and

    (4) the Legal Defeasance provisions of the Indenture.

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    In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance:

    (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

    (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

    (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

    (4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

    (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

    (6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no holder is an "insider" of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

    (7) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

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
    (8) the Company must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

COMPLIANCE WITH GAMING LAWS

    Each holder of a Note, by accepting any Note, agrees to be bound by the requirements imposed on holders of debt securities of the Company by the gaming authority of any jurisdiction of which the Company or any of its Subsidiaries conducts or proposes to conduct gaming activities. For a description of the regulatory requirements applicable to the Company, see the section "Government Regulation."

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

    Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

    (1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

    (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

    (3) reduce the rate of or change the time for payment of interest on any Note;

    (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

    (5) make any Note payable in money other than U.S. dollars;

    (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

    (7) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

    (8) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;

    (9) amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the "Repurchase at the Option of Holders--Asset Sales" covenant or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the "Repurchase at the Option of Holders--Change of Control" covenant, including, in each case, amending, changing or modifying any definition relating thereto;

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   (10) except as otherwise permitted under the "Merger, Consolidation and Sale of Assets" covenant, consent to the assignment or transfer by the Company or any Guarantor of any of their rights or obligations under the Indenture;

   (11) amend or modify any of the provisions of the Indenture or the related definitions affecting the ranking of the Notes or any Note Guarantee in any manner adverse to the holders of the Notes or any Note Guarantee; or

   (12) make any change in the preceding amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of any holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

    (1) to cure any ambiguity, defect or inconsistency;

    (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

    (3) to provide for the assumption of the Company's or any Guarantor's obligations to the holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's or such Guarantor's assets;

    (4) to release any Note Guarantee in accordance with the provisions of the Indenture or provide for additional Guarantors;

    (5) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

    (6) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

    (7) to provide for one or more Restricted Subsidiaries of the Company to be co-obligors of the Notes.

SATISFACTION AND DISCHARGE

    The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

    (1) either:

           (a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

           (b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

    (2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach

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       or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

    (3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

    (4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

    In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

    If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    Anyone who receives this Prospectus may obtain a copy of the Indenture and the Registration Rights Agreement without charge by writing to Wheeling Island Gaming, Inc., c/o 40 Fountain Plaza, Buffalo, New York 14202, Attention: General Counsel.

GOVERNING LAW

    The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

BOOK-ENTRY, DELIVERY AND FORM

    The New Notes initially will be represented by one or more New Notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, the New Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

    Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Notes for Certificated Notes." Except in the limited

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circumstances described below, owners of beneficial interests in the Global
Notes will not be entitled to receive physical delivery of Notes in certificated form. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

DEPOSITORY PROCEDURES

    The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

    DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

    DTC has also advised us that, pursuant to procedures established by it:

    (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

    (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

    Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

    EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NEW NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NEW NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

    Payments in respect of the principal of, and interest and premium and Liquidated Damages (including payment of the redemption price upon any redemption), if any, on a Global Note registered

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in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the New Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

    (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

    (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

    DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the New Notes (including principal and interest), is to credit the accounts of the relevant Participants with the respective principal amounts of the individual beneficial interests represented by the global security exchanged by those persons in the Exchange Offer. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the New Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

    Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

    Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

    DTC has advised the Company that it will take any action permitted to be taken by a Holder of New Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the New Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the New Notes, DTC reserves the right to exchange the Global Notes for legended New Notes in certificated form, and to distribute such New Notes to its Participants.

    Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents

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will have any responsibility for the performance by DTC, Euroclear or
Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

    A Global Note is exchangeable for definitive New Notes in registered certificated form ("Certificated Notes") if:

    (1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

    (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

    (3) there shall have occurred and be continuing a Default or Event of Default with respect to the New Notes.

    In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend unless that legend is not required by applicable law.

EXCHANGE OF CERTIFICATED NOTES FOR GLOBAL NOTES

    Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such New Notes.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

    The Company, the Guarantors and the Initial Purchasers entered into a Registration Rights Agreement in connection with the Offering. The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety. We urge you to read the Registration Rights Agreement in its entirety. See ?Additional Information."

    Pursuant to the Registration Rights Agreement, the Company and the Guarantors agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the New Notes. The New Notes have identical terms to the Old Notes, except that the New Notes do not contain transfer restrictions or have registration rights, except as described below. Upon the effectiveness of the Exchange Offer Registration Statement, the Company and the Guarantors will offer to the Holders of the Old Notes pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Old Notes for New Notes.

    If:

    (1) the Company and the Guarantors are not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

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    (2) any Holder of Old Notes notifies the Company prior to the 20th day following consummation of the Exchange Offer that:

           (a) it is prohibited by law or Commission policy from participating in the Exchange Offer; or

           (b) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

           (c) that it is a broker-dealer and owns Old Notes acquired directly from the Company or an affiliate of the Company,

the Company and the Guarantors will file with the Commission a Shelf Registration Statement to cover resales of the Old Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

    The Company and the Guarantors will use their best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

    The Registration Rights Agreement provides that:

    (1) the Company and the Guarantors will file an Exchange Offer Registration Statement with the Commission on or prior to 60 days after the closing of the Offering;

    (2) the Company and the Guarantors will use their best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 150 days after the closing of the Offering;

    (3) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company and the Guarantors will:

           (a) commence the Exchange Offer; and

           (b) issue New Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer; and

    (4) if obligated to file the Shelf Registration Statement, the Company and the Guarantors will file the Shelf Registration Statement with the Commission as promptly as practicable after such filing obligation arises and use their best efforts to cause the Shelf Registration to be declared effective by the Commission on or prior to 150 days after the closing of the Offering.

    If:

    (1) the Company and the Guarantors fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing; or

    (2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); or

    (3) the Company and the Guarantors fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

    (4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of Old Notes during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4) above, a "Registration Default"),

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then the Company and the Guarantors will pay liquidated damages ("Liquidated
Damages") to each Holder of Old Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Old Notes held by such Holder.

    The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Old Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.50 per week per $1,000 principal amount of Old Notes.

    All accrued Liquidated Damages will be paid by the Company and the Guarantors on each date on which interest on the Old Notes is otherwise payable, in the manner provided for the payment of interest in the Indenture.

    Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

    Holders of Old Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Notes, a Holder will be deemed to have agreed to indemnify the Company and the Guarantors against certain losses arising out of information furnished by such Holder in writing for inclusion in any Shelf Registration Statement. Holders of Notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Company.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified Person:

    (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

    (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 20% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have corresponding meanings.

    "ASSET SALE" means:

    (1) the sale, lease, conveyance or other disposition of any assets or rights; PROVIDED that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its

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       Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

    (2) the issuance of Equity Interests by any of the Company's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

    Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

    (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;

    (2) a sale, lease, conveyance or other disposition of assets between or among the Company and its Restricted Subsidiaries;

    (3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

    (4) the sale, conveyance or other disposition of equipment (other than gaming equipment), inventory, accounts receivable or other assets in the ordinary course of business;

    (5) the sale, conveyance or other disposition of gaming equipment in the ordinary course of business pursuant to an established program for maintenance and upgrading of this equipment;

    (6) the sale, conveyance or other disposition of cash or Cash Equivalents;
       and

    (7) a Restricted Payment that is permitted by the covenant described above under the caption "Certain Covenants--Restricted Payments."

    "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

    "BENEFICIAL OWNER" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Own" and "Beneficially Owned" shall have corresponding meanings.

    "BOARD OF DIRECTORS" means:

    (1) with respect to a corporation, the board of directors of the corporation;

    (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

    (3) with respect to any other Person, the board or committee of such Person serving a similar function.

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    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means:

    (1) in the case of a corporation, corporate stock;

    (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

    (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

    (4) any other participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means:

    (1) United States dollars;

    (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (PROVIDED that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

    (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

    (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and
       (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

    (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition; and

    (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

    "CHANGE OF CONTROL" means the occurrence of any of the following:

    (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange
       Act) other than the Principal or Related Parties of the Principal;

    (2) the adoption of a plan relating to the liquidation or dissolution of the Company;

    (3) the consummation of any transaction (including, without limitation, any merger or consolidation) (a) prior to a Public Equity Offering by the Company, the result of which is that the Principal and his Related Parties become the ultimate "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition) of less than 50% of the Voting Stock of the Company

                                       88
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       (measured by voting power rather than the number of shares) or (b) after a Public Equity Offering of the Company, any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more of the Principal and his Related Parties, becomes the ultimate beneficial owner (as defined above), directly or indirectly, of 30% or more of the Voting Stock of the Company and such person or group is or becomes, directly or indirectly, the beneficial owner of a greater percentage of the voting power of the Voting Stock of the Company, calculated on a fully diluted basis, than the percentage beneficially owned by the Principal and his Related Parties;

    (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

    (5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, (a) prior to a Public Equity Offering of the Company, the Principal and his Related Parties become the ultimate "beneficial owner" (as defined above) of not less than 50% of the Voting Stock of the surviving or transferee Person or (b) after a Public Equity Offering of the Company, no "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than one or more of the Principal and his Related Parties, becomes, directly or indirectly, the ultimate beneficial owner of 30% or more of the Voting Stock of the surviving or transferee Person and such person or group is or becomes, directly or indirectly, the beneficial owner of a greater percentage of the voting power of the Voting Stock of the surviving or transferee Person, calculated on a fully diluted basis, than the percentage beneficially owned by the Principal and his Related Parties.

    "CONSOLIDATED CASH FLOW" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period PLUS:

    (1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; PLUS

    (2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether or not paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; PLUS

    (3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to

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       the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; PLUS

    (4) the amount by which Net Income of such Person and its Restricted Subsidiaries is reduced in computing such Consolidated Net Income under clause (6) of the definition of "Consolidated Net Income"; MINUS

    (5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice, in each case, on a consolidated basis and determined in accordance with GAAP.

    Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

    "CONSOLIDATED NET INCOME" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that:

    (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;

    (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

    (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

    (4) the cumulative effect of a change in accounting principles shall be excluded;

    (5) the amortization of the non-compete contained in the Stock Redemption Agreement shall be excluded; and

    (6) if such Person is a limited liability company, the Net Income of such Person and its Subsidiaries shall be reduced by the amount of dividends and distributions, if any, which would be payable by the Company with respect to such period under its tax sharing agreement as permitted under clause (5) of the second paragraph under the covenant "--Restricted Payments."

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who:

    (1) was a member of such Board of Directors on the date of the Indenture; or

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    (2) was nominated for election or elected to such Board of Directors by the
       Principal or a Related Party or with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    "CREDIT AGREEMENT" means that certain Amended and Restated Loan Agreement, dated as of December 14, 2001, by and among the Company, Bank of America, N.A., as Agent, and the other Lenders named therein, providing for $40.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

    "CREDIT FACILITIES" means one or more debt facilities with banks providing for revolving credit loans, term loans or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

    "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "Certain Covenants--Restricted Payments."

    "DOMESTIC SUBSIDIARY" means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EQUITY OFFERING" means an offering of Capital Stock (other than Disqualified Stock or Capital Stock that by its terms has a preference in liquidation or as to dividends over any other Capital Stock) of the Company (other than (i) an offering pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company and (ii) an offering with aggregate net proceeds to the Company of less than $20.0 million).

    "FIXED CHARGES" means, with respect to any specified Person for any period, the sum, without duplication, of:

    (1) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; PLUS

    (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; PLUS

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    (3) any interest expense on Indebtedness of another Person that is
       Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; PLUS

    (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

    "FIXED CHARGE COVERAGE RATIO" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

    In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

    (1) acquisitions and dispositions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

    (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

    (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

    "GAMING AUTHORITY" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any state, province or any city or other political subdivision or otherwise, whether now or hereafter in existence, or any officer or official thereof, including the West Virginia Lottery

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Commission, the West Virginia Racing Commission and any other applicable gaming or racing regulatory authority, with authority to regulate any gaming or racing operation (or proposed gaming or racing operation) owned, managed or operated by the Company or any of its Subsidiaries.

    "GAMING BUSINESS" means the gaming or racing business in any jurisdiction and includes all businesses necessary for, incident to, connected with or arising out of the operation of a gaming or racing establishment or facility and any businesses incident and useful to the gaming or racing business, including without limitation food and beverage distribution operations to the extent that they are operated in connection with a gaming or racing business.

    "GAMING LICENSE" means every license, permit, franchise or other authorization from any Gaming Authority required on the date of the Indenture or at any time thereafter to own, lease, operate or otherwise conduct the Gaming Business of the Company or any of its Subsidiaries, including all licenses granted under the gaming and racing laws of a jurisdiction or jurisdictions to which the Company or any of its Subsidiaries is, or may at any time after the date of the Indenture, be subject.

    "GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

    "GUARANTORS" means:

    (1) each Subsidiary Guarantor; and

    (2) any other Subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns.

    "HEDGING OBLIGATIONS" means, with respect to any specified Person, the obligations of such Person under:

    (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

    (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

    "INDEBTEDNESS" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

    (1) in respect of borrowed money;

    (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

    (3) in respect of banker's acceptances;

    (4) representing Capital Lease Obligations;

    (5) in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

    (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified

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Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

    The amount of any Indebtedness outstanding as of any date shall be:

    (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

    (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

    "INVESTMENTS" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made consistent with past practices), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "Certain Covenants--Restricted Payments." The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "Certain Covenants--Restricted Payments." Any Investment by a Person in an Affiliate (other than a Subsidiary) shall be in the form of a loan evidenced by a written instrument.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

    "NET INCOME" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

    (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

    (2) any extraordinary gain (but not loss, except in the case of any such loss arising in connection with the repurchase or redemption of the Notes), together with any related provision for taxes on such extraordinary gain (but not loss, except in the case of any such loss arising in connection with the repurchase or redemption of the Notes).

    "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the

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direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "NON-RECOURSE DEBT" means Indebtedness:

    (1) as to which neither the Company nor any of its Restricted Subsidiaries
       (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or
       (c) constitutes the lender;

    (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

    (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "PARENT" means Delaware North Companies, Incorporated and its successors.

    "PERMITTED BUSINESS" means any Gaming Business and other businesses reasonably related or ancillary thereto.

    "PERMITTED INVESTMENTS" means:

    (1) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company that is a Guarantor;

    (2) any Investment in Cash Equivalents;

    (3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

           (a) such Person becomes a Wholly Owned Restricted Subsidiary of the Company and a Guarantor; or

           (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company that is a Guarantor;

    (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "Repurchase at the Option of Holders--Asset Sales";

    (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

    (6) Hedging Obligations; and

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    (7) Investments in the Parent having an aggregate fair market value
       (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (7) since the date of the Indenture, not to exceed $20.0 million; PROVIDED, HOWEVER, that any such Investments shall be made as loans evidenced by a written instrument which represent unsubordinated indebtedness of the Parent; and PROVIDED, FURTHER, that each such loan shall be on terms no less favorable to the Company or the Restricted Subsidiary making such loan than those that would have been obtained by an unrelated Person in a comparable loan to the Parent.

    "PERMITTED LIENS" means:

     (1) Liens in favor of the Company or any of its Restricted Subsidiaries;

     (2) Liens existing on the date of the Indenture, including Liens to secure Existing Indebtedness;

     (3) Liens to secure unsubordinated Indebtedness pursuant to the Credit Agreement permitted pursuant to clause (1) of the second paragraph of the covenant entitled "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock";

     (4) Liens to secure unsubordinated Indebtedness pursuant to Credit Facilities incurred under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock";

     (5) Liens on property existing at the time of acquisition thereof by the Company or any of its Restricted Subsidiaries; PROVIDED that those Liens were in existence prior to the contemplation of the acquisition and do not extend to any assets other than the acquired property;

     (6) Liens or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

     (7) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (8) of the second paragraph of the covenant entitled "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with or improved with the proceeds of that Indebtedness;

     (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

     (9) leases or subleases permitted pursuant to the terms of the Indenture and that are granted to others and do not in any material respect interfere with the business of the Company or any of its Restricted Subsidiaries;

    (10) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business and not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings;

    (11) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

    (12) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially

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         interfere with the ordinary course of the business of the Company or any of its Restricted Subsidiaries, as the case may be, and any exceptions to title set forth in any title policies;

    (13) Liens to secure Permitted Refinancing Indebtedness incurred pursuant to clause (3) of the second paragraph of the covenant entitled "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"; PROVIDED that such Liens are not more extensive than those securing the Indebtedness refinanced by such Permitted Refinancing Indebtedness; and

    (14) Liens incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries with respect to obligations that do not exceed $10.0 million at any one time outstanding.

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); PROVIDED that:

    (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

    (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

    (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

    (4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

    "PRINCIPAL" means Jeremy M. Jacobs.

    "PUBLIC EQUITY OFFERING" means an offer and sale of common stock (other than Disqualified Stock) of the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

    "RELATED PARTY" means:

    (1) any immediate family member of the Principal or any spouse thereof or any committee, guardian, custodian or legal representative thereof; or

    (2) any trust, corporation, partnership, foundation or other entity, the beneficiaries, stockholders, partners, owners or Persons that Beneficially Own an 80% or more controlling interest of

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       which consist of the Principal, such other Persons referred to in this clause (2) or in the immediately preceding clause (1) or any combination thereof.

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

    "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

    "STOCK REDEMPTION AGREEMENT" means the Stock Redemption Agreement dated November 16, 2001 among WHX, the Company and Sportsystems Corporation.

    "SUBORDINATED INDEBTEDNESS" means any Indebtedness which by its terms is expressly subordinate in right of payment in any respect to the payment of any obligation on the Notes.

    "SUBSIDIARY" means, with respect to any specified Person:

    (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

    (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
       (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

    "SUBSIDIARY GUARANTOR" means each of WDRA Food Service, Inc. and Wheeling Land Development Corp.

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

    (1) has no Indebtedness other than Non-Recourse Debt;

    (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

    (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

    (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

    (5) has at least one director on its Board of Directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

    Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant.

    "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

    (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

    (2) the then outstanding principal amount of such Indebtedness.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a summary of the material United States federal income tax consequences relevant to the exchange of the Old Notes for the New Notes, and the ownership and disposition of the Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, (the "Code"), United States Treasury Regulations issued thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions all as in effect on the date hereof and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the Notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, United States expatriates, insurance companies, dealers or traders in securities or currencies, holders whose functional currency is not the United States dollar, tax-exempt organizations and persons holding the Notes as part of a constructive sale or "straddle," "hedge," "conversion" or other integrated transaction. In addition, this discussion is limited to persons who purchased the Old Notes for cash at original issue and at their "issue price" within the meaning of Section 1273 of the Code. Moreover, the effect of any other United States federal tax laws or any applicable state, local or foreign tax laws is not discussed. The discussion deals only with Notes held as "capital assets" within the meaning of Section 1221 of the Code.

    As used herein, "United States Holder" means a beneficial owner of the Notes who or that is:

    - a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

    - a corporation, partnership or other entity taxable as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof;

    - an estate, the income of which is subject to United States federal income tax regardless of its source; or

    - a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial trust decisions, or if the trust was in existence on August 20, 1996, and has validly elected to continue to be treated as a United States person.

    We have not sought and will not seek any rulings from the IRS with respect to the matters discussed herein. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Notes or that any such position would not be sustained.

    PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER UNITED STATES FEDERAL TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, TO THEIR PARTICULAR SITUATIONS.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO UNITED STATES HOLDERS

EXCHANGE OFFER

    The exchange of the Old Notes for the New Notes should not constitute a taxable exchange. See "Description of the New Notes." As a result, a United States Holder should not recognize a taxable gain or loss as a result of so exchanging such holder's Old Notes. The holding period of the New Notes received should include the holding period of the Old Notes exchanged therefor; and the adjusted tax basis of the New Notes received should be the same as the adjusted tax basis of the Old Notes exchanged therefor immediately before such exchange.

INTEREST

    Payments of stated interest on the Notes generally will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder's method of accounting for United States federal income tax purposes.

SALE OR OTHER TAXABLE DISPOSITION OF THE NOTES

    A United States Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a Note; such gain or loss will be equal to the difference between the amount realized upon the disposition (less the amount allocable to any accrued and unpaid interest, which will be taxable as ordinary income) and the United States Holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note generally will be the United States Holder's cost therefor, less any principal payments received by such holder. This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the United States Holder has held the Note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Gain on the sale, exchange, redemption or retirement of Notes by a United States Holder generally will be United States source income for United States foreign tax credit purposes.

BACKUP WITHHOLDING

    A United States Holder may be subject to information reporting and backup withholding at a rate of up to 31% with respect to interest and principal payments on the Notes and proceeds from the sale or other disposition of the Notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A United States Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

    - fails to furnish such holder's United States taxpayer identification number ("TIN") which, for an individual, is ordinarily his or her social security number;

    - furnishes an incorrect TIN;

    - is notified by the IRS that such holder has failed to properly report payments of interest or dividends; or

    - fails to certify, under penalties of perjury, that such holder has furnished a correct TIN and that the IRS has not notified the holder that such holder is subject to backup withholding.

    United States Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax and amounts withheld will be allowed as a refund or credit against a United States Holder's United States federal income tax liability provided that such holder provides certain information to the IRS.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

DEFINITION OF NON-UNITED STATES HOLDERS; INTEREST PAYMENTS AND GAINS FROM
  DISPOSITIONS

    A "non-United States holder" is a beneficial owner of the Notes who is not a United States Holder.

    Interest paid to a non-United States holder will be subject to United States federal withholding tax at a rate of 30% (or, if applicable, a lower treaty rate) unless:

    - such holder does not, directly or indirectly, actually or constructively, own 10% or more of our voting equity;

    - such holder is not a "controlled foreign corporation" (within the meaning of the Code) that is related to us through stock ownership;

    - such holder is not a bank whose holding of the Notes constitutes an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

    - either (1) the non-United States holder certifies to us or our paying agent, under penalties of perjury and on the appropriate form, that it is not a "United States person" within the meaning of the Code and provides its name or address, or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the Notes on behalf of the non-United States holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution acting as agent for the non-United States holder, has received from the non-United States holder a statement, under penalties of perjury, that it is not a "United States person" and provides us or our paying agent with a copy of such statement.

    The certification requirement described above may require a non-United States holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its TIN. The applicable regulations generally also require, in the case of a Note held by a foreign partnership, that:

    - the certification described above be provided by the partners; and

    - the partnership provide certain information, including its TIN.

    Further, a look-through rule will apply in the case of tiered partnerships. Prospective investors should consult their tax advisors regarding the certification requirements for non-United States holders.

    A non-United States holder will generally not be subject to United States federal income tax (including withholding tax) on gain recognized on the sale, exchange, redemption, retirement or other disposition of a Note. However, a non-United States holder may be subject to tax on such gain if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition, in which case such holder may be subject to United States federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on such gain.

    If interest on a Note or gain from a disposition of a Note is effectively connected with a non-United States holder's conduct of a United States trade or business, or if an income tax treaty applies and the non-United States holder maintains a United States "permanent establishment" to which the interest or gain is attributable, the non-United States holder may be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a United States holder. If interest on a Note is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided). A foreign corporation that is a holder of a Note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a Note or gain recognized on the disposition of a Note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Backup withholding and information reporting will likely not apply to payments made by us or our paying agents, in their capacities as such, to a non-United States holder of a Note if the holder has provided the required certification that it is not a United States person as described above, provided that neither we nor our paying agent has actual knowledge that the holder is a United States person. Payments of the proceeds from a disposition by a non-United States holder of a Note made to or through a foreign office of a broker will likely not be subject to information reporting or backup withholding unless the broker is:

    - a United States person;

    - a "controlled foreign corporation" (within the meaning of the Code);

    - a foreign person, 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

    - a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

    Payment of the proceeds from a disposition by a non-United States holder of a Note made to or through the United States office of a broker is likely subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its TIN or otherwise establishes an exemption from information reporting and backup withholding.

    Non-United States holders should consult their own tax advisors regarding application of information reporting and backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations. Any amounts withheld under the backup withholding rules from a payment to a non-United States holder will be allowed as a refund or a credit against the holder's United States federal income tax liability, provided certain information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Notes for its own account in the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. A broker-dealer may use this Prospectus, as it may be amended or supplemented from time to time, in connection with resales of New Notes received in exchange for Old Notes where the Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale for such period of time as such persons must comply with such requirements in order to resell New Notes, PROVIDED that such period will not exceed the period specified in the Registration Rights Agreement.

    We will not receive any proceeds from any sale of New Notes by any broker-dealer. New Notes received by broker-dealers for their own account in the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of the methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer that resells New Notes that were received by it for its own account in the Exchange Offer and any broker or dealer that participates in a distribution of the New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of New Notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For the period of time specified in the Registration Rights Agreement, we will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests the documents in the letter of transmittal. We have agreed to pay all expenses incident to our performance of, or compliance with, the Registration Rights Agreement and all expenses incident to the Exchange Offer, including the expenses of one counsel for the holders of the Old Notes, but excluding commissions or concessions of any brokers or dealers, and will indemnify all holders of Notes, including any broker-dealers, and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

    We have not entered into any arrangements or understanding with any person to distribute the New Notes to be received in the Exchange Offer.

                                 LEGAL MATTERS

    Certain legal matters with regard to the validity of the New Notes will be passed upon for us by Proskauer Rose LLP, New York, New York. Certain legal matters will be passed upon for us by Goodwin & Goodwin, LLP, Charleston, West Virginia.

                                    EXPERTS

    The financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

              AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

    Although we are not subject to the informational requirements of the Exchange Act, we have agreed, for so long as any of the Notes remain outstanding, to furnish the holders with the following information:

    (1) All quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, if we were required to file those forms, and, with respect to the annual information only, a report thereon by our independent certified public accountants.

    (2) All reports that would be required to be filed with the Commission on Form 8-K, if we were required to file those reports.

    From and after the time a registration statement with respect to the Notes is declared effective by the Commission, we will file such information with the Commission, PROVIDED that the Commission will accept such filing.

    You may read and copy any document we file at the following Commission public reference rooms:

Judiciary Plaza             500 West Madison Street     233 Broadway
450 Fifth Street, N.W.      14th Floor                  New York, New York 10279
Room 1024                   Chicago, Illinois 60661
Washington, D.C. 20549

    You may obtain information on the operation of the public reference room in Washington, D.C. by calling the Commission at 1-800-SEC-0330.

    We also file information electronically with the Commission. Our electronic filings are available from the Commission's Internet site at HTTP://WWW.SEC.GOV, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

    To request a copy of any or all of these documents, you should write to us at our principal executive office at the following address:

                             Wheeling Island Gaming, Inc.
                             c/o 40 Fountain Plaza
                             Buffalo, New York 14202
                             Attention: General Counsel

    We have filed a Registration Statement with the Commission relating to the New Notes described in this Prospectus. This Prospectus is part of the Registration Statement. You may obtain from the Commission a copy of the Registration Statement and exhibits that we filed with the Commission when we registered the New Notes. The Registration Statement may contain additional information that may be important to you.

    All documents we file pursuant to Section13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Exchange Offer will be deemed to be incorporated by reference into this Prospectus and to be part of this Prospectus from their date of filing.

    Any statement contained in a document incorporated by reference in this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is incorporated in this Prospectus modifies or replaces such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. We will provide without charge to each person to whom a copy of this Prospectus has been delivered, or who makes a written request, a copy of any and all of the documents incorporated by reference in this Prospectus (other than exhibits, unless such exhibits are specifically incorporated by reference into such documents). Requests should be submitted in writing to us at the above address.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Independent Accountants...........................  F-2

Consolidated Balance Sheets

  As of September 30, 2001 (Unaudited)......................  F-3

  As of December 31, 1999 and 2000 (Audited)................  F-3

Consolidated Statements of Income and Retained Earnings

  Nine Months Ended September 30, 2000 and 2001
    (Unaudited).............................................  F-4

  Years Ended December 31, 1998, 1999 and 2000 (Audited)....  F-4

Consolidated Statements of Cash Flows

  Nine Months Ended September 30, 2000 and 2001
    (Unaudited).............................................  F-5

  Years Ended December 31, 1998, 1999 and 2000 (Audited)....  F-5

Notes to Consolidated Financial Statements

  Nine Months Ended September 30, 2000 and 2001
    (Unaudited).............................................  F-6

  Years Ended December 31, 1998, 1999 and 2000 (Audited)....  F-6

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Wheeling Island Gaming, Inc. (f/k/a Wheeling Downs Racing Association, Inc.)

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of Wheeling Island Gaming, Inc. (f/k/a Wheeling Downs Racing Association, Inc.) and its subsidiary at December 31, 1999 and 2000, and the results of their operations and their cash flows for the three years ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Buffalo, NY
February 23, 2001

                          WHEELING ISLAND GAMING, INC.

                          CONSOLIDATED BALANCE SHEETS

                                ($000'S OMITTED)

                                                                 DECEMBER 31,         UNAUDITED
                                                              -------------------   SEPTEMBER 30,
                                                                1999       2000          2001
                                                              --------   --------   --------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 7,298    $ 5,020        $ 8,768
  Receivables...............................................      832        901          1,073
  Prepaid expenses..........................................      183        306            446
  Prepaid income taxes......................................      190        627             --
  Deferred income taxes.....................................       54         64             64
                                                              -------    -------        -------
    Total current assets....................................    8,557      6,918         10,351

Property and equipment, net.................................   16,145     30,644         30,889
Deferred income tax.........................................      238         --             --
Other assets................................................       54        281            236
                                                              -------    -------        -------
                                                              $24,994    $37,843        $41,476
                                                              =======    =======        =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 1,479    $   970        $ 1,976
  Accounts payable to shareholders..........................    9,064      1,581             35
  Accrued expenses..........................................    1,838      1,771          1,573
  Income taxes payable......................................       --         --          1,257
  Current portion of long-term debt.........................                 500          1,000
                                                              -------    -------        -------
    Total current liabilities...............................   12,381      4,822          5,841

Long-term debt..............................................       --     14,000         11,000
Deferred income tax.........................................       --        204            527
                                                              -------    -------        -------
    Total liabilities.......................................   12,381     19,026         17,368

Shareholders' equity:
  Common stock, $1 par value per share, 1,000 shares
    authorized, issued and outstanding......................        1          1              1
  Additional paid-in capital................................   11,830     11,830         11,830
  Retained earnings.........................................      782      6,986         12,277
                                                              -------    -------        -------
    Total shareholders' equity..............................   12,613     18,817         24,108
                                                              -------    -------        -------
                                                              $24,994    $37,843        $41,476
                                                              =======    =======        =======

                          WHEELING ISLAND GAMING, INC.

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                ($000'S OMITTED)

                                                                                       UNAUDITED
                                                                                   NINE MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                                 ------------------------------   -------------------
                                                   1998       1999       2000       2000       2001
                                                 --------   --------   --------   --------   --------
Operating revenues:
  Gaming revenues..............................  $22,895    $25,613    $46,872    $34,460    $52,259
  Pari-mutuel revenues.........................    9,464      9,245      9,205      7,118      7,160
  Food and beverage revenues...................    2,514      2,539      3,875      2,813      3,461
                                                 -------    -------    -------    -------    -------
                                                  34,873     37,397     59,952     44,391     62,880
                                                 -------    -------    -------    -------    -------

Operating expenses:
  Purse expense--gaming........................    5,151      5,788     10,624      7,812     11,867
  Other gaming costs...........................    6,245      5,805      8,026      5,723      7,907
                                                 -------    -------    -------    -------    -------
    Gaming expenses............................   11,396     11,593     18,650     13,535     19,774
                                                 -------    -------    -------    -------    -------
  Purse expense--pari-mutuel...................    2,155      2,080      2,088      1,634      1,569
  Pari-mutuel and admissions...................    2,015      2,177      2,459      1,833      1,969
  Facilities and maintenance...................    1,746      1,921      1,975      1,441      1,715
  Racing and marketing.........................    1,840      2,069      2,058      1,473      1,815
                                                 -------    -------    -------    -------    -------
    Pari-mutuel expenses.......................    7,756      8,247      8,580      6,381      7,068
                                                 -------    -------    -------    -------    -------

  Food and beverage expenses...................    1,838      1,989      3,131      2,198      2,993
                                                 -------    -------    -------    -------    -------

  Management fees..............................   11,275     13,939     15,162     11,372     19,485
  General and administrative expenses..........    1,400      1,617      1,935      1,410      2,328
  Depreciation and amortization................      902        875      2,600      1,754      2,670
                                                 -------    -------    -------    -------    -------
                                                  34,567     38,260     50,058     36,650     54,318
                                                 -------    -------    -------    -------    -------
  Income (loss) from operations................      306       (863)     9,894      7,741      8,562
Interest income (expense), net.................       75        135       (424)      (137)      (614)
                                                 -------    -------    -------    -------    -------
  Income (loss) before income tax..............      381       (728)     9,470      7,604      7,948
Income tax expense (benefit)...................      180       (202)     3,266      2,581      2,657
                                                 -------    -------    -------    -------    -------
  Net income (loss)............................      201       (526)     6,204      5,023      5,291

Retained earnings:
  Beginning of year............................    1,107      1,308        782        782      6,986
                                                 -------    -------    -------    -------    -------
  End of year..................................  $ 1,308    $   782    $ 6,986    $ 5,805    $12,277
                                                 =======    =======    =======    =======    =======

   The accompanying notes are an integral part of these financial statements

                          WHEELING ISLAND GAMING, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($000'S OMITTED)

                                                                                       UNAUDITED
                                                                                   NINE MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                                 ------------------------------   -------------------
                                                   1998       1999       2000       2000       2001
                                                 --------   --------   --------   --------   --------
Cash flows related to operating activities:
  Net income (loss)............................   $  201    $  (526)   $  6,204   $  5,023   $ 5,291
  Adjustments to reconcile net income/(loss) to
    net cash provided by operating activities--
    Depreciation and amortization..............      902        875       2,600      1,754     2,670
    Loss on sale of assets.....................       --         --          --         --         7
    Deferred income taxes......................      (43)       (22)        432        331       323
  Change in assets and liabilities:
    Receivables................................     (184)      (325)        (69)       233      (172)
    Prepaid expenses...........................       14        (48)       (123)      (166)     (140)
    Prepaid income taxes.......................      (32)      (142)       (437)        --        --
    Accounts payable...........................      321        499        (509)       262     1,006
    Accounts payable to shareholders...........     (725)     8,214      (7,483)    (8,874)   (1,546)
    Accrued expenses...........................      151      1,794         (66)       941      (198)
    Income taxes payable.......................       --         --          --       (376)    1,884
                                                  ------    -------    --------   --------   -------
  Net cash provided by (used in) operating
    activities.................................      605     10,319         549       (872)    9,125
                                                  ------    -------    --------   --------   -------
Cash flows from investing activities:
    Payments for capital expenditures..........     (151)    (5,429)    (17,060)   (16,399)   (2,867)
    Payments for other assets..................       --         --        (267)      (227)      (10)
                                                  ------    -------    --------   --------   -------
Net cash used in investing activities..........     (151)    (5,429)    (17,327)   (16,626)   (2,877)
Cash flows from financing activities:
    Proceeds from long-term borrowings.........       --         --      16,500     16,500        --
    Repayment of long-term borrowings..........       --         --      (2,000)    (1,000)   (2,500)
                                                  ------    -------    --------   --------   -------
    Net cash provided by (used in) financing
      activities...............................       --         --      14,500     15,500    (2,500)
                                                  ------    -------    --------   --------   -------
Net increase (decrease) in cash................      454      4,890      (2,278)    (1,998)    3,748
Cash balances:
    Beginning of year..........................    1,954      2,408       7,298      7,298     5,020
                                                  ------    -------    --------   --------   -------
    End of period..............................   $2,408    $ 7,298    $  5,020   $  5,300   $ 8,768
                                                  ======    =======    ========   ========   =======

Supplemental disclosure:
  Cash paid during the year for--
    Income taxes...............................   $  260    $   (38)   $  3,270   $  2,575   $   450
                                                  ======    =======    ========   ========   =======

    Interest...................................   $   --    $    --    $    583   $    235   $   708
                                                  ======    =======    ========   ========   =======

   The accompanying notes are an integral part of these financial statements

                          WHEELING ISLAND GAMING, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                ($000'S OMITTED)

1.  SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND OWNERSHIP

    Wheeling Island Gaming, Inc. (f/k/a Wheeling Downs Racing
Association, Inc.) (the Company) is engaged in the operation of pari-mutuel greyhound racing and gaming in Wheeling, West Virginia.

    The Company is owned equally by Sportsystems Corporation (Sportsystems) and WHX Entertainment Corp. (WHX).

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, WDRA Food Service, Inc. All significant intercompany balances and transactions have been eliminated in consolidation. Wheeling Land Development Corp. was incorporated on January 16, 2001 and is included in the unaudited consolidated financial statements as of September 30, 2001 and for the nine months ended September 30, 2001.

INTERIM FINANCIAL INFORMATION (UNAUDITED)

    The consolidated financial statements at September 30, 2001 and for the nine months ended September 30, 2000 and 2001 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for a fair presentation of the Company's financial position, results of operations and cash flows as of September 30, 2001 and for the nine months ended September 30, 2000 and 2001. The operating results and cash flows for the nine months ended September 30, 2001 are not necessarily indicative of the results that will be achieved for the full fiscal year or for future periods.

CASH AND CASH EQUIVALENTS

    The Company considers short-term, highly liquid investments with an original maturity of three months or less to be cash equivalents. Interest-bearing time deposits of $5,679 and $877 are included in cash and cash equivalents as of December 31, 1999 and 2000, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of the Company's cash and cash equivalents, trade and other receivables and trade payables approximates fair value primarily because of the short maturities of these instruments. The Company's long-term debt obligation is stated at fair value, as the interest rate is adjusted based on changes in LIBOR rates.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Expenditures that extend the useful lives of assets are capitalized, while repair and maintenance costs are charged to operations as incurred. Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets.

                          WHEELING ISLAND GAMING, INC.

                                ($000'S OMITTED)

1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ADVERTISING COSTS

    Advertising costs are charged to operations when incurred. During 1998, 1999 and 2000, respectively, advertising expense totaled $1,012, $947 and $1,119. For the nine-month periods ended September 30, 2000 and 2001 (unaudited), advertising expense was $790 and $764, respectively.

DEBT ISSUANCE COSTS

    Costs incurred in connection with the issuance of long-term debt are capitalized and amortized over the terms of the related debt agreements.

INCOME TAX

    The Company follows the asset and liability approach to account for income taxes. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities.

RECLASSIFICATION OF BALANCES

    Certain prior year amounts have been reclassified in order to conform to the presentation used in the 2000 financial statements.

NEW ACCOUNTING PRONOUNCEMENTS

    The Securities and Exchange Commission has issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101). SAB 101 is effective in the fourth quarter of fiscal years beginning after December 15, 1999. SAB 101 summarizes appropriate criteria to be considered in determining recognition of revenue. Adoption of SAB 101 did not have a material impact on the Company's financial position or results of operations.

    In June 2001, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards (SFAS) No. 141, "Business Combinations" (SFAS No. 141) and No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142) which are effective July 1, 2001 and January 1, 2002, respectively, for the Company. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. With the adoption of SFAS No. 142 on January 1, 2002 (earlier adoption is not permitted), goodwill will no longer be amortized over its estimated useful life. Rather, goodwill will be subject to at least an annual assessment for impairment by applying a fair-value-based-test. The Company is in the process of evaluating the financial statement impact of adoption of SFAS No. 142. Any transition related impairment charge if applicable as of January 1, 2002 would be classified as a cumulative effect of a change in accounting principle. In addition, under the new rules, any future acquired intangible asset will be separately recognized if the benefit of the intangible is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the acquirer's intent to do so. Intangible assets with definitive lives will be amortized over their useful lives.

    In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", which will be effective January 1, 2003. This Statement addresses financial accounting and reporting for

                          WHEELING ISLAND GAMING, INC.

                                ($000'S OMITTED)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement requires that the fair value of a liability of an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as a part of the carrying amount of the long-lived asset. Implementation of SFAS No. 143 is not expected to have a material impact on the Company's financial position and results of operations.

    In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which will be effective
January 1, 2002. The changes in this Statement improve financial reporting by requiring that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and by broadening the presentation of discontinued operations to include more disposal transactions. Implementation of SFAS No. 144 is not expected to have a material impact on the Company's financial position and results of operations.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  BUSINESS SEGMENTS

    The Company operates through three business segments: gaming, pari-mutuel, and food and beverage operations. All operations are conducted from the same facility in Wheeling, West Virginia. Revenues and income (loss) for these segments are as follows:

                                                                                   UNAUDITED
                                                                               NINE MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                             ------------------------------   -------------------
                                               1998       1999       2000       2000       2001
                                             --------   --------   --------   --------   --------
Operating revenues:
  Gaming...................................  $ 22,895   $ 25,613   $ 46,872   $ 34,460   $ 52,259
  Pari-mutuel..............................     9,464      9,245      9,205      7,118      7,160
  Food and beverage........................     2,514      2,539      3,875      2,813      3,461
                                             --------   --------   --------   --------   --------
                                             $ 34,873   $ 37,397   $ 59,952   $ 44,391   $ 62,880
                                             ========   ========   ========   ========   ========
Income (loss) from operations:
  Gaming...................................  $ 11,305   $ 13,666   $ 26,226   $ 19,597   $ 30,353
  Pari-mutuel..............................     1,024        504        105        364       (350)
  Food and beverage........................       652        523        660        562        372
                                             --------   --------   --------   --------   --------
                                               12,981     14,693     26,991     20,523     30,375
  Management fees..........................   (11,275)   (13,939)   (15,162)   (11,372)   (19,485)
  General and administrative expenses......    (1,400)    (1,617)    (1,935)    (1,410)    (2,328)
                                             --------   --------   --------   --------   --------
                                             $    306   $   (863)  $  9,894   $  7,741   $  8,562
                                             ========   ========   ========   ========   ========

                          WHEELING ISLAND GAMING, INC.

                                ($000'S OMITTED)

2.  BUSINESS SEGMENTS (CONTINUED)
    Management fees and general and administrative expenses are considered general corporate expenses.

    Other selected financial information for these segments is as follows:

                                                                                       UNAUDITED
                                                                                   NINE MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                                 ------------------------------   -------------------
                                                   1998       1999       2000       2000       2001
                                                 --------   --------   --------   --------   --------
Depreciation and amortization:
  Gaming.......................................  $   194    $   354    $ 1,996    $ 1,328    $ 2,132
  Pari-mutuel..................................      684        494        520        373        442
  Food and beverage............................       24         27         84         53         96
                                                 -------    -------    -------    -------    -------
                                                 $   902    $   875    $ 2,600    $ 1,754    $ 2,670
                                                 =======    =======    =======    =======    =======
Capital expenditures for property and
  equipment:
  Gaming.......................................  $    --    $ 5,234    $16,076    $15,442    $ 2,618
  Pari-mutuel..................................      129        149        233        215        236
  Food and beverage............................       22         46        751        742         13
                                                 -------    -------    -------    -------    -------
                                                 $   151    $ 5,429    $17,060    $16,399    $ 2,867
                                                 =======    =======    =======    =======    =======
Property and equipment, net:
  Gaming.......................................  $ 2,103    $ 6,983    $21,063    $21,117    $21,604
  Pari-mutuel..................................    9,343      9,004      8,756      8,846      8,543
  Food and beverage............................      139        158        825        847        742
                                                 -------    -------    -------    -------    -------
                                                 $11,585    $16,145    $30,644    $30,810    $30,889
                                                 =======    =======    =======    =======    =======

3.  REVENUES AND COSTS

    Under annually renewable licenses granted by the State of West Virginia Lottery Commission, the Company operated 705 slot machines, 800 slot machines and 1,280 slot machines at December 31, 1998, 1999 and 2000, respectively.

    Gaming revenues represent gross revenues from slot machine gaming, or total amounts wagered, net of winning patron payouts (the "gross terminal income") less (1) a fee of up to 4% of gross terminal income paid to the Lottery Commission for administering slot machine gaming at the licensee's race track (the "administration fee"), (2) a tax of 30% of the gross terminal income (net of the administration fee) paid to the State's general revenue fund and (3) an amount of 9% of the gross terminal income (net of the administration fee) to be paid to various state funds. Revenue does not include the retail amount of food, beverage or other promotional expenses provided gratuitously to customers.

    Gaming purse expense represents payments made to dog owners to supplement pari-mutuel purses, as required by law, which represent 14% of gross terminal income (net of the administration fee of 4%).

                          WHEELING ISLAND GAMING, INC.

                                ($000'S OMITTED)

3.  REVENUES AND COSTS (CONTINUED)
    Under annually renewable licenses granted by the State of West Virginia Racing Commission, the Company conducts live racing events and simulcasts races from other racetrack facilities. The Company operated 423, 419 and 425 live racing events and simulcasted 720, 714 and 725 events during 1998, 1999 and 2000, respectively. The Commission has approved the Company's 425 live racing events for the 2001 meet.

    Pari-mutuel revenue represents the Company's commissions earned from on-site pari-mutuel wagering during live racing and simulcasting, net of state pari-mutuel taxes and simulcast commissions paid. These commissions are calculated as specified by applicable state statutes based on percentages applied to various types of pari-mutuel wagering pools. State pari-mutuel taxes and simulcast commissions paid are based on specified percentages of the wagering pools.

    Pari-mutuel purse expense represents statutory and contractual percentages of pari-mutuel handle paid by the Company to greyhound owners and kennel operators.

4.  PROPERTY AND EQUIPMENT, NET

                                                       DECEMBER 31,         UNAUDITED
                                      ESTIMATED     -------------------   SEPTEMBER 30,
                                    LIFE IN YEARS     1999       2000         2001
                                    -------------   --------   --------   -------------
Land..............................      n/a         $ 4,129    $ 4,139       $ 4,164
Buildings and improvements........     10-31         13,709     23,201        23,744
Equipment.........................      3-10          6,368     14,750        16,756
Construction in progress..........      n/a             869         44           326
                                                    -------    -------       -------
                                                     25,075     42,134        44,990
  Less: accumulated
    depreciation..................                    8,930     11,490        14,101
                                                    -------    -------       -------
                                                    $16,145    $30,644       $30,889
                                                    =======    =======       =======

    Depreciation expense was $895, $869 and $2,561 for the years ended December 31, 1998, 1999 and 2000, respectively, and $1,734 (unaudited) and $2,615 (unaudited) for the nine months ended September 30, 2000 and 2001, respectively.

    In July 2000, the Company completed an annex to the existing gaming area. The addition of the new gaming space allowed the Company to increase its gaming capacity by approximately 480 gaming terminals.

5.  LONG-TERM DEBT

    Effective June 30, 2000, the Company entered into a $20,000 Revolving Credit Facility (Revolver) with a bank. The Revolver includes a $5,000 letter of credit component, and is secured by the assets of the Company. Interest is based on LIBOR plus 1.5% or, at the Company's option, the bank's commercial base rate plus a stated percentage. A commitment fee of 25 basis points is payable quarterly on the unused balance. At December 31, 2000, the interest rate was 8.23%. The Revolver provides for mandatory quarterly reductions in principal through 2004, with the remaining balance due

                          WHEELING ISLAND GAMING, INC.

                                ($000'S OMITTED)

5.  LONG-TERM DEBT (CONTINUED)
on the maturity date of June 30, 2005. At December 31, 2000, future maturities of long-term debt are: 2001--$500; 2002--$4,000; 2003--$4,000; 2004--$4,000; and
2005--$2,000.

    The related debt agreement requires the Company to comply with certain covenants, which include limitations on debt, a maximum leverage ratio and a cash flow coverage ratio. The Company is in full compliance with all covenants.

6.  INCOME TAX EXPENSE (BENEFIT)

    The provision for income taxes consists of the following:

                                                          1998       1999       2000
                                                        --------   --------   --------
Current federal tax expense (benefit).................    $228      $(180)     $2,834
Deferred federal tax expense (benefit)................     (48)       (22)        432
                                                          ----      -----      ------
                                                          $180      $(202)     $3,266
                                                          ====      =====      ======

    The Company is not subject to state income tax.

    The provision for income taxes differs from the amount of income tax determined by applying the U.S. statutory rate to income (loss) before income tax as a result of the following:

                                                          1998       1999       2000
                                                        --------   --------   --------
Statutory U.S. tax rate...............................    $130      $(248)     $3,220
Increase in rates resulting from:
  Lobbying expense....................................      50         46          44
  Other...............................................      --         --           2
                                                          ----      -----      ------
                                                          $180      $(202)     $3,266
                                                          ====      =====      ======

    Deferred tax assets (liabilities) consist of the following:

                                                                1999       2000
                                                              --------   --------
Property and equipment......................................    $238      $(204)
Accrued vacation pay........................................      54         64
                                                                ----      -----
Net deferred tax liabilities................................    $292      $(140)
                                                                ====      =====

7.  RELATED PARTY TRANSACTIONS

    Pursuant to service agreements between the Company and Sportsystems and WHX, Sportsystems and WHX provide various administrative and management services for which they are compensated, primarily in the form of a management incentive fee. The management incentive fee is calculated based upon total operating revenues for the preceding year, which is not subject to a stated minimum or maximum amount. Expenses totaling $11,275, $13,939 and $15,162 pursuant to these agreements are presented as management fees in 1998, 1999 and 2000, respectively, of which $9,064 and $1,581 is shown as accounts payable to shareholders in the accompanying balance sheets as of December 31, 1999 and 2000, respectively. For the nine months ended September 30, 2000 (unaudited) and September 30, 2001 (unaudited), management fees totaled $11,372 and $19,485, respectively.

                          WHEELING ISLAND GAMING, INC.

                                ($000'S OMITTED)

7.  RELATED PARTY TRANSACTIONS

    Sportsystems provides cash management services whereby the Company invests its excess cash balances and earns interest at Sportsystems' reinvestment rate. At December 31, 1999 and 2000, respectively, the Company had $5,679 and $877 invested with Sportsystems. During 1998, 1999 and 2000, respectively, the Company earned interest income of $75, $135 and $232. At September 30, 2000 (unaudited) and September 30, 2001 (unaudited), the Company had $988 and $2,909, respectively invested with Sportsystems. Interest income totaled $219 and $51, respectively, for the nine months ended September 30, 2000 and 2001 (unaudited).

8.  RETIREMENT PLANS

    Non-union employees participate in a defined contribution retirement savings plan administered by Sportsystems' parent, while union employees participate in a union-sponsored defined contribution plan. Total expense relating to the profit sharing plans was $181 in 1998, $184 in 1999 and $169 in 2000. For the nine months ended September 30, 2000 and 2001 (unaudited), respectively, related expense was $128 and $153.

9.  COMMITMENTS

    In connection with its pari-mutuel operations, the Company leases totalisator services, video and peripheral equipment under agreements expiring at various dates. Expense related to such services is determined primarily as a percentage of the pari-mutuel handle or stated amounts per performance, subject to certain minimum charges. During 1998, 1999 and 2000, this expense totaled $490, $514 and $490, respectively.

    In connection with its gaming operations, the Company leases 332 slot machines and obtains maintenance services for these and other gaming machines from Autotote Systems, Inc. Beginning in June 1999, expense related to gaming services was revised from a variable rate based primarily on gaming receipts to a fixed fee. Such expense was $3,613 in 1998, $3,010 in 1999 and $1,886 in 2000.
The Company is committed to pay fixed fees of $1,200 related to this arrangement for the year ended December 31, 2001, at which time the agreement will expire.

10.  LITIGATION

    The Company is party to a number of pending legal proceedings in the ordinary course of business, although management does not expect that the outcome of such proceedings, either individually or in the aggregate, will have a material effect on the Company's financial condition or results of operations.

11.  RISKS AND UNCERTAINTIES

    The Company's operations are subject to extensive government regulations and could be subjected at any time to additional or more restrictive regulations. The Company is subject to the provisions of the West Virginia Racing Act, which governs the conduct of dog racing in West Virginia, and the West Virginia Racetrack Video Lottery Act (the Lottery Act), which under the regulatory control of the West Virginia Lottery Commission, governs the operation of video lottery terminals in West Virginia. Specifically, the Lottery Act provides that only licensed greyhound or horse racing facilities that were

                          WHEELING ISLAND GAMING, INC.

                                ($000'S OMITTED)

11.  RISKS AND UNCERTAINTIES (CONTINUED)
licensed prior to January 1, 1994 and conduct a minimum number of days of live racing may offer video lottery gaming. Accordingly, the Company must comply fully with regulations of the Racing Commission to qualify for its license under the Lottery Act and maintain its video lottery gaming operations.

    The Company's ability to remain in business depends upon its continued ability to operate in compliance with all applicable gaming and racing laws and regulations, including the acquisition and maintenance of several licenses and permits. The Lottery Act requires that the Company be subject to a written agreement with the dog owners, breeders and trainers who race greyhound dogs at its facility. The Company is a party to the requisite agreements with the kennels that operate at its facility. The Lottery Act also requires that the Company be subject to an agreement with the pari-mutuel clerks who work at its facility. This requirement is satisfied by a letter sent to the Lottery Commission annually, which states that such agreement exists. The Company's material licenses are subject to annual or other periodic renewal and governmental authorities may refuse to grant the Company the licenses necessary to continue to operate its existing facility. In addition, the Company may be investigated by either the Racing Commission or the Lottery Commission at any time. Should either body consider the Company to be in violation of any applicable laws or regulations, each has the plenary authority to suspend or rescind its licenses. The Company believes that it is in full compliance with all relevant regulations.

    In addition, any substantial unfavorable change in the enabling laws or tax rates on gaming revenues could make the Company's business substantially less profitable or illegal, which would have a material adverse effect on the Company's financial condition and results of operations.

12.  SUBSEQUENT EVENTS (UNAUDITED)

    On December 19, 2001, the Company acquired all of the shares of its common stock held by WHX for a total consideration of $105,000. Of the $105,000 total consideration, $90,000 is attributable to the purchase price and $15,000 is attributable to a non-compete agreement entered into with WHX. The transaction is accounted for using purchase accounting pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations. Accordingly, tangible and intangible assets will be stepped up by 50% of the difference between carrying value and fair value of the assets and 50% of existing shareholder equity will be eliminated. Coincident with the share purchase, the management service agreements between the Company and WHX and Sportsystems were cancelled and a new administrative services agreement was entered into between the Company and Sportsystems. Pursuant to the new agreement Sportsystems will receive a fee that is equal to the greater of 1.5% of the preceding year total operating revenue or $1,200.

    The purchase transaction was financed using the proceeds from the issuance of $125,000 of unsecured 10.125% senior notes (the "Notes") due in December 2009. The Company is subject to certain restrictive covenants including limitations on payments to shareholders and capital spending. In connection with the completion of these transactions, the Company paid a one-time advisory fee to Sportsystems' parent, pursuant to an advisory services agreement, that equaled 1.25% of the $105.0 million total consideration for advisory services provided in connection with the negotiation, structuring and financing of the stock purchase transaction.

                          WHEELING ISLAND GAMING, INC.

                                ($000'S OMITTED)

12.  SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)
    Concurrently with issuance of the senior notes, the Company entered into a new $40,000 revolving credit facility with a bank group, which replaces its prior facility. The $12,000 balance outstanding on the prior credit facility was repaid using the proceeds from the issuance of the Notes. Beginning in December 2003, the facility amount reduces by $2,500 quarterly until it reaches $20,000 and it matures in December 2006. Interest is payable at LIBOR, or a base rate, plus a percentage dependent upon the Company's leverage ratio, as defined. The facility is secured by all of the Company's assets.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

    The accompanying pro forma consolidated financial statements present pro forma information after giving effect to the issuance of the Notes and the other transactions set forth in "Prospectus Summary--Recent Developments" (collectively, the "Transactions"). These pro forma consolidated financial statements are based on our historical consolidated financial statements for the year ended December 31, 2000, the nine months ended September 30, 2001 (unaudited) and the twelve months ended September 30, 2001 (unaudited).

    The accompanying pro forma consolidated statements of income for the year ended December 31, 2000, the nine months ended September 30, 2001 and the twelve months ended September 30, 2001 have been presented as if the Transactions occurred at the beginning of each period presented. The accompanying pro forma consolidated balance sheet as of September 30, 2001 has been presented as if the Transactions occurred on September 30, 2001.

    The pro forma adjustments are based on currently available information and upon assumptions that we believe are reasonable under the circumstances. Our purchase of all of the shares of our common stock owned by WHX Entertainment Corp. is accounted for using purchase accounting under Financial Accounting Standards No. 141, "Business Combinations." The pro forma adjustments related to the purchase price allocation are preliminary and based on information obtained to date and are subject to revision as additional information becomes available.

    We provide the accompanying pro forma consolidated financial statements for informational purposes only. They are not necessarily indicative of the results that will be achieved for future periods. The accompanying pro forma consolidated financial statements do not purport to represent what our results of operations or financial position would actually have been if the Transactions had, in fact, occurred on January 1, 2000, October 1, 2000, January 1, 2001 or September 30, 2001, respectively. You should read the accompanying pro forma consolidated financial statements and the related notes in conjunction with our consolidated financial statements included elsewhere in this Prospectus.

    We have prepared the Unaudited Pro Forma Consolidated Financial Statements as follows:

    1. The Unaudited Pro Forma Consolidated Financial Statements consist of an unaudited pro forma consolidated balance sheet, unaudited pro forma consolidated statements of income and accompanying explanatory notes. This information is accompanied by an introduction which describes
       (i) the Transactions and (ii) the periods and dates for which pro forma data is presented.

    2. The Unaudited Pro Forma Consolidated Statements of Income disclose income from operations attributable to the Transactions.

    3. Pro forma adjustments related to the Unaudited Pro Forma Consolidated Statements of Income have been computed as if the Transactions occurred at the beginning of each period presented and include adjustments which give effect to the events that are (i) directly attributable to the Transactions, (ii) expected to have a continuing impact and
       (iii) factually supportable. Pro forma adjustments related to the Unaudited Pro Forma Consolidated Balance Sheet have been computed as if the Transactions occurred on September 30, 2001 and include adjustments which give effect to events that are directly attributable to the Transactions and are factually supportable regardless of whether they have a continuing impact or are non-recurring. All pro forma adjustments have been explained in the related notes to the Unaudited Pro Forma Consolidated Financial Statements.

    4. Tax effects of the pro forma adjustments have been calculated at the statutory rate in effect for the periods presented.

                          WHEELING ISLAND GAMING, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                ($000'S OMITTED)

                                                                      AS OF SEPTEMBER 30, 2001
                                                              ----------------------------------------
                                                                           ADJUSTMENTS
                                                                               AND
                                                              HISTORICAL   ELIMINATIONS      PRO FORMA
                                                              ----------   ------------      ---------
ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 8,768       $  2,187 (1)   $ 10,955
  Receivables...............................................      1,073                         1,073
  Prepaid expenses..........................................        446                           446
  Deferred income taxes.....................................         64                            64
                                                                -------       --------       --------
    Total current assets....................................     10,351          2,187         12,538
Property and equipment, net.................................     30,889          1,512 (2)     32,401
Intangibles.................................................         --             66 (1)    115,909
                                                                               115,843 (2)
Other assets................................................        236          5,747 (1)      5,790
                                                                                  (193)(3)
                                                                -------       --------       --------
                                                                $41,476       $125,162       $166,638
                                                                =======       ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $ 1,976                      $  1,976
  Accrued expenses..........................................      1,608                         1,608
  Income taxes payable......................................      1,257                         1,257
  Current portion of long-term debt.........................      1,000         (1,000)(1)         --
                                                                -------       --------       --------
  Total current liabilities.................................      5,841         (1,000)         4,841
Long-term debt..............................................     11,000        (11,000)(1)    125,000
                                                                               125,000 (1)
Deferred income tax.........................................        527         24,409 (2)     24,936
                                                                -------       --------       --------
  Total liabilities.........................................     17,368        137,409        154,777
Shareholders' equity:
  Common stock, $1 par value per share, 1,000 shares
    authorized, issued and outstanding (500 outstanding pro
    forma)..................................................          1                             1
  Additional paid-in capital................................     11,830         (5,915)(2)      5,915
  Retained earnings.........................................     12,277         (6,139)(2)      5,945
                                                                                  (193)(3)
                                                                -------       --------       --------
  Total shareholders' equity................................     24,108        (12,247)        11,861
                                                                -------       --------       --------
                                                                $41,476       $125,162       $166,638
                                                                =======       ========       ========

                          WHEELING ISLAND GAMING, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                ($000'S OMITTED)

    The accompanying pro forma consolidated balance sheet as of September 30, 2001 reflects the following adjustments:

    (1) To reflect the issuance of the Old Notes and the application of the proceeds allocated as follows:

Redemption of WHX equity shares.............................  $105,000
Pay off existing debt.......................................    12,000
Capitalized debt issuance costs.............................     5,747
Acquisition costs...........................................        66
Incremental cash............................................     2,187
                                                              --------
                                                              $125,000
                                                              ========

    (2) To reflect the acquisition of all of the shares of our common stock held by WHX, or 50% of our outstanding shares, for total consideration of $105,000 in cash, along with $66 in related acquisition costs. The acquisition is assumed to have been funded with the proceeds of the Old Notes. The acquisition will be accounted for using purchase accounting under Financial Accounting Standards (FAS) No. 141, "Business Combinations". Accordingly, tangible and intangible assets will be stepped-up by 50% of the difference between the carrying value and the fair value of the assets. Likewise, 50% of the net shareholders' equity will be eliminated.

    The total consideration of $105,000 and related acquisition costs of $66 have been allocated as follows:

Equity......................................................  $ 12,054
Property and equipment......................................     1,512
Non-compete agreement.......................................    15,000
Gaming and racing licenses..................................    65,903
Trade name..................................................     2,326
Deferred income tax liability...............................   (24,409)
Goodwill....................................................    32,680
                                                              --------
                                                              $105,066
                                                              ========

    (3) To reflect the write-off of $193 of unamortized financing costs related to the existing debt.

                          WHEELING ISLAND GAMING, INC.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                ($000'S OMITTED)

                                                                NINE MONTHS ENDED SEPTEMBER 30, 2001
                                                              ----------------------------------------
                                                                           ADJUSTMENTS
                                                                               AND
                                                              HISTORICAL   ELIMINATIONS      PRO FORMA
                                                              ----------   ------------      ---------
Operating revenues:
  Gaming revenues...........................................   $52,259                       $ 52,259
  Pari-mutuel revenues......................................     7,160                          7,160
  Food and beverage revenues................................     3,461                          3,461
                                                               -------      ---------        --------
    Total operating revenues................................    62,880             --          62,880
                                                               -------      ---------        --------
Operating expenses:
  Purse expense--gaming.....................................    11,867                         11,867
  Other gaming costs........................................     7,907                          7,907
                                                               -------      ---------        --------
    Gaming expenses.........................................    19,774             --          19,774
  Purse expense--pari-mutuel................................     1,569                          1,569
  Pari-mutuel and admissions................................     1,969                          1,969
  Facilities and maintenance................................     1,715                          1,715
  Racing and marketing......................................     1,815                          1,815
                                                               -------      ---------        --------
    Pari-mutuel expenses....................................     7,068             --           7,068
  Food and beverage expenses................................     2,993                          2,993
                                                               -------      ---------        --------
  Management fees...........................................    19,485        (19,485)(1)          --
  General and administrative expenses.......................     2,328            435 (2)       2,763
  Depreciation and amortization.............................     2,670          2,363 (3)       5,033
                                                               -------      ---------        --------
    Total operating expenses................................    54,318        (16,687)         37,631
                                                               -------      ---------        --------
    Income (loss) from operations...........................     8,562         16,687          25,249
  Interest income...........................................        51                             51
  Interest expense..........................................      (665)        (9,366)(4)     (10,274)
                                                                                 (243)(5)
                                                               -------      ---------        --------
    Income (loss) before income tax.........................     7,948          7,078          15,026
  Income tax expense (benefit)..............................     2,657          2,602 (6)       5,259
                                                               -------      ---------        --------
    Net income (loss).......................................   $ 5,291      $   4,476        $  9,767
                                                               =======      =========        ========

                          WHEELING ISLAND GAMING, INC.

                                ($000'S OMITTED)

    The accompanying pro forma consolidated statement of income for the nine months ended September 30, 2001 reflects the following adjustments:

    (1) Reverse management incentive fee ($19,485), which ceased after the purchase of stock. Historically, we have recorded and paid management incentive fees to each of our two shareholders based on our preceding year total operating revenues, pursuant to management services agreements that terminated upon consummation of the Offering and the stock purchase transaction. This agreement was replaced with a new administrative services agreement with our current shareholder. On a pro forma basis, the estimated administrative expenses associated with the new agreement have been included in general and administrative expenses, as discussed in footnote 2 below.

    (2) Reflect the incremental increase in administrative fees pursuant to a new administrative services agreement, in which administrative fees will be recorded and paid to our shareholder at 1.5% of our preceding year total operating revenues, subject to a minimum of $1,200 per year. Administrative fees under the new agreement, which are included in the pro forma balance, are estimated to be $900 for the nine months ended September 30, 2001. Actual administrative fees for the nine months ended September 30, 2001 were $465.

    (3) To reflect additional depreciation and amortization related to the definitive-lived tangible and intangible assets acquired based on the following depreciation/amortization periods:

Land improvements.................................  10 years
Non-compete agreement.............................  5 years

       In accordance with the recently issued Statement of Financial Accounting Standards No. 142 (FAS 142), goodwill resulting from the acquisition is not amortized. Additionally, FAS 142 states that intangible assets with indefinite useful lives are not amortized. We consider our gaming and racing licenses and our trade name to be indefinite-lived intangible assets.

    (4) To reflect additional interest expense on the Notes and the amortization of the estimated debt issuance costs of $5,747 on a straight-line basis over eight years.

    (5) To reflect the charge to interest expense for the write-off of $243 of unamortized financing costs related to existing debt.

    (6) To reflect an increase in income taxes as a result of the pro forma adjustments at a 35% federal tax rate. We are not subject to state tax.

                          WHEELING ISLAND GAMING, INC.

                                ($000'S OMITTED)

                                                             TWELVE MONTHS ENDED DECEMBER 31, 2000
                                                           -----------------------------------------
                                                                        ADJUSTMENTS
                                                                            AND
                                                           HISTORICAL   ELIMINATIONS      PRO FORMA
                                                           ----------   ------------      ----------
Operating revenues:
  Gaming revenues........................................   $46,872                        $ 46,872
  Pari-mutuel revenues...................................     9,205                           9,205
  Food and beverage revenues.............................     3,875                           3,875
                                                            -------       --------         --------
    Total operating revenues.............................    59,952             --           59,952
                                                            -------       --------         --------
Operating expenses:
  Purse expense--gaming..................................    10,624                          10,624
  Other gaming costs.....................................     8,026                           8,026
                                                            -------       --------         --------
  Gaming expenses........................................    18,650             --           18,650
                                                            -------       --------         --------
  Purse expense--pari-mutuel.............................     2,088                           2,088
  Pari-mutuel and admissions.............................     2,459                           2,459
  Facilities and maintenance.............................     1,975                           1,975
  Racing and marketing...................................     2,058                           2,058
                                                            -------       --------         --------
  Pari-mutuel expenses...................................     8,580             --            8,580
                                                            -------       --------         --------
  Food and beverage expenses.............................     3,131                           3,131
                                                            -------       --------         --------
  Management fees........................................    15,162        (15,162)(1)           --
  General and administrative expenses....................     1,935            597 (2)        2,532
  Depreciation and amortization..........................     2,600          3,151 (3)        5,751
                                                            -------       --------         --------
    Total operating expenses.............................    50,058        (11,414)          38,644
                                                            -------       --------         --------
    Income (loss) from operations........................     9,894         11,414           21,308
  Interest income........................................       232                             232
  Interest expense.......................................      (656)       (12,719)(4)      (13,646)
                                                                              (271)(5)
                                                            -------       --------         --------
    Income (loss) before income tax......................     9,470         (1,576)           7,894
  Income tax expense (benefit)...........................     3,266           (503)(6)        2,763
                                                            -------       --------         --------
    Net income (loss)....................................   $ 6,204       $ (1,073)        $  5,131
                                                            =======       ========         ========

                          WHEELING ISLAND GAMING, INC.

                                ($000'S OMITTED)

    The accompanying pro forma consolidated statement of income for the twelve months ended December 31, 2000 reflects the following adjustments:

    (1) Reverse management incentive fee ($15,162), which ceased after the purchase of stock. Historically, we have recorded and paid management incentive fees to each of our two shareholders based on our preceding year total operating revenues, pursuant to management services agreements that terminated upon consummation of the Offering and the stock purchase transaction. This agreement was replaced with a new administrative services agreement with our current shareholder. On a pro forma basis, the estimated administrative expenses associated with the new agreement have been included in general and administrative expenses, as discussed in footnote 2 below.

    (2) Reflect the incremental increase in administrative fees pursuant to a new administrative services agreement, in which administrative fees will be recorded and paid to our shareholder at 1.5% of our preceding year total operating revenues, subject to a minimum of $1,200 per year. Administrative fees under the new agreement, which are included in the pro forma balance, are estimated to be $1,200 for the twelve months ended December 31, 2000. Actual administrative fees for the fiscal year ended December 31, 2000 were $603.

    (3) To reflect additional depreciation and amortization related to the definitive-lived tangible and intangible assets acquired based on the following depreciation / amortization periods:

Land improvements.................................  10 years
Non-compete agreement.............................  5 years

       In accordance with the recently issued Statement of Financial Accounting Standards No. 142 (FAS 142), goodwill resulting from the acquisition is not amortized. Additionally, FAS 142 states that intangible assets with indefinite useful lives are not amortized. We consider our gaming and racing licenses and our trade name to be indefinite-lived intangible assets.

    (4) To reflect additional interest expense on the Notes and the amortization of the estimated debt issuance costs of $5,747 on a straight-line basis over eight years.

    (5) To reflect the charge to interest expense for the write-off of $271 of unamortized financing costs related to existing debt.

    (6) To reflect a decrease in income taxes as a result of the pro forma adjustments at a 35% federal tax rate. We are not subject to state tax.

                          WHEELING ISLAND GAMING, INC.

                                ($000'S OMITTED)

                                                          TWELVE MONTHS ENDED SEPTEMBER 30, 2001
                                                         -----------------------------------------
                                                                      ADJUSTMENTS
                                                                          AND
                                                         HISTORICAL   ELIMINATIONS      PRO FORMA
                                                         ----------   ------------      ----------
Operating revenues:
  Gaming revenues......................................   $64,671                        $ 64,671
  Pari-mutuel revenues.................................     9,247                           9,247
  Food & beverage revenues.............................     4,523                           4,523
                                                          -------       --------         --------
    Total operating revenues...........................    78,441             --           78,441
                                                          -------       --------         --------
Operating expenses:
  Purse expense--gaming................................    14,679                          14,679
  Other gaming costs...................................    10,210                          10,210
                                                          -------       --------         --------
  Gaming expenses......................................    24,889             --           24,889
                                                          -------       --------         --------
  Purse expense--pari-mutuel...........................     2,023                           2,023
  Pari-mutuel and admissions...........................     2,595                           2,595
  Facilities and maintenance...........................     2,249                           2,249
  Racing and marketing.................................     2,400                           2,400
                                                          -------       --------         --------
  Pari-mutuel expenses.................................     9,267                           9,267
                                                          -------       --------         --------
  Food & beverage expenses.............................     3,926                           3,926
                                                          -------       --------         --------
  Management fees......................................    23,275        (23,275)(1)           --
  General and administrative expenses..................     2,853            584 (2)        3,437
  Depreciation and amortization........................     3,516          3,151 (3)        6,667
                                                          -------       --------         --------
    Total operating expenses...........................    67,726        (19,540)          48,186
                                                          -------       --------         --------
    Income (loss) from operations......................    10,715         19,540           30,255
Interest income........................................        64                              64
Interest expense.......................................      (965)       (12,410)(4)      (13,628)
                                                                            (253)(5)
                                                          -------       --------         --------
    Income (loss) before income tax....................     9,814          6,877           16,691
Income tax expense (benefit)...........................     3,342          2,500 (6)        5,842
                                                          -------       --------         --------
    Net income (loss)..................................   $ 6,472       $  4,377         $ 10,849
                                                          =======       ========         ========

                          WHEELING ISLAND GAMING, INC.

                                ($000'S OMITTED)

    The accompanying pro forma consolidated statement of income for the twelve months ended September 30, 2001 reflects the following adjustments:

    (1) Reverse management incentive fee ($23,275), which ceased after the purchase of stock. Historically, we have recorded and paid management incentive fees to each of our two shareholders based on our preceding year total operating revenues, pursuant to management services agreements that terminated upon consummation of the Offering and the stock purchase transaction. This agreement was replaced with a new administrative services agreement with our current shareholder. On a pro forma basis, the estimated administrative expenses associated with the new agreement have been included in general and administrative expenses, as discussed in footnote 2 below.

    (2) Reflect the incremental increase in administrative fees pursuant to a new administrative services agreement, in which administrative fees will be recorded and paid to our shareholder at 1.5% of our preceding year total operating revenues, subject to a minimum of $1,200 per year. Administrative fees under the new agreement, which are included in the pro forma balance, are estimated to be $1,200 for the twelve months ended September 30, 2001. Actual administrative fees for the twelve months ended September 30, 2001 were $616.

    (3) To reflect additional depreciation and amortization related to the definitive-lived tangible and intangible assets acquired based on the following depreciation/amortization periods:

Land improvements.................................  10 years
Non-compete agreement.............................  5 years

       In accordance with the recently issued Statement of Financial Accounting Standards No. 142 (FAS 142), goodwill resulting from the acquisition is not amortized. Additionally, FAS 142 states that intangible assets with indefinite useful lives are not amortized. We consider our gaming and racing licenses and our trade name to be indefinite-lived intangible assets.

    (4) To reflect additional interest expense on the Notes and the amortization of the estimated debt issuance costs of $5,747 on a straight-line basis over eight years.

    (5) To reflect the charge to interest expense for the write-off of $253 of unamortized financing costs related to existing debt.

    (6) To reflect an increase in income taxes as a result of the pro forma adjustments at a 35% federal tax rate. We are not subject to state tax.

                          WHEELING ISLAND GAMING, INC.

                                     [LOGO]

                               OFFER TO EXCHANGE
                     10 1/8% SENIOR EXCHANGE NOTES DUE 2009
                              FOR ALL OUTSTANDING
                         10 1/8% SENIOR NOTES DUE 2009

                             ---------------------

                                   PROSPECTUS

                                           , 2002

                             ---------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), Article VI of Certificate of Incorporation of Wheeling Island
Gaming, Inc., a Delaware corporation ("Wheeling Island"), eliminates the personal liability of Wheeling Island's directors to Wheeling Island or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except for liabilities related to (a) any breach of a director's duty of loyalty to Wheeling Island or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(c) a violation under Section 174 of the DGCL or (d) for any transaction from which a director derives an improper personal benefit.

    Section 145 of the DGCL provides for indemnification by Wheeling Island of its directors and officers. In addition, Article VII of Wheeling Island's Certificate of Incorporation and Article VIII, Sections 1 and 2 of Wheeling Island's By-laws require Wheeling Island to indemnify any current or former director or officer to the fullest extent permitted by the DGCL. In addition, Delaware North Companies, Incorporated, the ultimate parent company of Wheeling Island, maintains directors and officers liability insurance that applies to all of its subsidiaries, including Wheeling Island and all of Wheeling Island's subsidiaries.

ITEM 21. EXHIBITS.

    The exhibits listed below in the "Index to Exhibits" are part of this Registration Statement on Form S-4 and are numbered in accordance with Item 601 of Regulation S-K.

ITEM 22. UNDERTAKINGS.

    The undersigned registrants hereby undertake that prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    The undersigned registrants hereby undertake that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into this Prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on the 31st day of January, 2002.

                                                       WHEELING ISLAND GAMING, INC.

                                                       By:            /s/ MICHAEL D. CORBIN
                                                            -----------------------------------------
                                                                        Michael D. Corbin
                                                                      VICE PRESIDENT-FINANCE

                               POWER OF ATTORNEY

    Each of the undersigned officers and directors of Wheeling Island
Gaming, Inc. hereby constitutes and appoints Michael D. Corbin and Terry C. Burton, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement of Wheeling Island Gaming, Inc. on Form S-4, and any other Registration Statement relating to the same offering, and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

                           SIGNATURE                                           TITLE
                           ---------                                           -----
By                    /s/ SCOTT L. COOPER
          -------------------------------------------       President (Principal Executive Officer)
                        Scott L. Cooper

By                   /s/ MICHAEL D. CORBIN
          -------------------------------------------       Vice President-Finance (Principal Financial
                       Michael D. Corbin                      and Accounting Officer)

By                    /s/ TERRY C. BURTON
          -------------------------------------------       Secretary and Director
                        Terry C. Burton

By                  /s/ WILLIAM J. BISSETT
          -------------------------------------------       Director
                      William J. Bissett

By                 /s/ RONALD A. SULTEMEIER
          -------------------------------------------       Director
                     Ronald A. Sultemeier

By                   /s/ DENNIS J. SZEFEL
          -------------------------------------------       Director
                       Dennis J. Szefel

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on the 31st day of January, 2002.

                                                       WDRA FOOD SERVICE, INC.

                                                       By:             /s/ TERRY C. BURTON
                                                            -----------------------------------------
                                                                         Terry C. Burton
                                                                       ASSISTANT SECRETARY

                               POWER OF ATTORNEY

    Each of the undersigned officers and directors of WDRA Food Service, Inc. hereby constitutes and appoints Janice R. Trybus and Terry C. Burton, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement of WDRA Food
Service, Inc. on Form S-4, and any other Registration Statement relating to the same offering, and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

                           SIGNATURE                                           TITLE
                           ---------                                           -----
By                    /s/ SCOTT L. COOPER                   President (Principal Executive Officer and
          -------------------------------------------         Principal Financial and Accounting
                        Scott L. Cooper                       Officer)

By                   /s/ JANICE R. TRYBUS
          -------------------------------------------       Secretary
                       Janice R. Trybus

By                    /s/ TERRY C. BURTON
          -------------------------------------------       Assistant Secretary and Director
                        Terry C. Burton

By                 /s/ RONALD A. SULTEMEIER
          -------------------------------------------       Director
                     Ronald A. Sultemeier

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on the 31st day of January, 2002.

                                                       WHEELING LAND DEVELOPMENT CORP.

                                                       By:            /s/ MICHAEL D. CORBIN
                                                            -----------------------------------------
                                                                        Michael D. Corbin
                                                                            TREASURER

                               POWER OF ATTORNEY

    Each of the undersigned officers and directors of Wheeling Land Development Corp. hereby constitutes and appoints Michael D. Corbin and Terry C. Burton, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement of Wheeling Land Development Corp. on Form S-4, and any other Registration Statement relating to the same offering, and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

                           SIGNATURE                                           TITLE
                           ---------                                           -----
By                 /s/ RONALD A. SULTEMEIER
          -------------------------------------------       President and Director (Principal Executive
                     Ronald A. Sultemeier                     Officer)

By                   /s/ MICHAEL D. CORBIN
          -------------------------------------------       Treasurer (Principal Financial and
                       Michael D. Corbin                      Accounting Officer)

By                   /s/ JANICE R. TRYBUS
          -------------------------------------------       Secretary
                       Janice R. Trybus

By                    /s/ TERRY C. BURTON
          -------------------------------------------       Assistant Secretary and Director
                        Terry C. Burton

By                  /s/ WILLIAM J. BISSETT
          -------------------------------------------       Director
                      William J. Bissett

                               INDEX TO EXHIBITS

       EXHIBIT
         NO.
---------------------
3.1*.........           Certificate of Incorporation of Wheeling Island Gaming, Inc.
                        (the "Company")
3.2*.........           By-laws of the Company
3.3*.........           Articles of Incorporation of WDRA Food Service, Inc.
                        ("WDRA")
3.4*.........           Bylaws of WDRA
3.5*.........           Articles of Incorporation of Wheeling Land Development Corp.
                        ("Wheeling Land")
3.6*.........           Bylaws of Wheeling Land
4.1*.........           Indenture, dated as of December 19, 2001, by and among the
                        Company, the Guarantors (as defined therein) and U.S. Bank,
                        N.A., as trustee
4.2*.........           Notation of Guarantee, WDRA as Guarantor
4.3*.........           Notation of Guarantee, Wheeling Land as Guarantor
4.4*.........           Registration Rights Agreement, dated as of December 19,
                        2001, by and among the Company as Issuer, WDRA and Wheeling
                        Land as Guarantors and Banc of America Securities LLC and
                        Wells Fargo Brokerage Services LLC
5.1*.........           Opinion of Proskauer Rose LLP (including the consent of such firm) regarding legality of securities being offered
5.2*.........           Opinion of Goodwin & Goodwin, LLP (including the consent of such firm) regarding legality of securities being offered
8.1*.........           Opinion of Proskauer Rose LLP regarding the material United
                        States federal income tax consequences to the holders of the securities being offered
10.1*........           Amended and Restated Loan Agreement, dated as of December
                        14, 2001, by and among the Company as Borrower, the Lenders and Syndication Agent referred to therein and Bank of
                        America, N.A. as Administrative Agent for itself and the
                        other Lenders
10.2*........           Purchase Agreement, dated as of December 12, 2001, by and
                        among the Company as Issuer, WDRA and Wheeling Land as
                        Guarantors and Banc of America Securities LLC and Wells
                        Fargo Brokerage Services LLC
10.3*........           Stock Redemption Agreement, dated as of November 16, 2001, by and among the Company, WHX Entertainment Corp. and
                        Sportsystems Corporation
10.4*........           Advisory Services Agreement, dated as of November 16, 2001, by and between the Company and Delaware North Companies,
                        Incorporated
10.5*........           Administrative Services Agreement, effective as of December
                        19, 2001, by and among the Company, Sportsystems Corporation and Delaware North Companies, Incorporated
10.6*........           Tax Sharing Agreement, effective as of December 20, 2001, by and among Delaware North Companies, Incorporated,
                        Sportsystems Corporation and the Company for itself and its subsidiaries
12.1*........           Statement re: Computation of Ratio of Earnings to Fixed
                        Charges
21.1*........           List of subsidiaries of the Company
23.1*........           Consent of Proskauer Rose LLP (included as part of its
                        opinion filed as Exhibit 5.1 hereto)
23.2*........           Consent of Goodwin & Goodwin, LLP (included as part of its opinion filed as Exhibit 5.2 hereto)
23.3*........           Consent of PricewaterhouseCoopers LLP, independent certified accounts for the Company
24.1*........           Powers of Attorney (included on signature pages)
25.1*........           Form T-1, Statement of Eligibility and Qualification of
                        Trustee
99.1*........           Form of Letter of Transmittal
99.2*........           Form of Notice of Guaranteed Delivery

------------------------

*   Filed herewith.